       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 14, 2006

REGISTRATION NO. ______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MFC DEVELOPMENT CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5960	13-3579974
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

271 North Avenue, Suite 520

New Rochelle, New York 10801

(Address and Telephone Number of

Principal Executive Offices and Principal Place of Business)

Nancy Duitch

Chief Executive Officer

271 North Avenue, Suite 520

New Rochelle, New York 10801

(914) 636-3432

(Name, Address and Telephone Number

of Agent for Service)

Copies to:

Peter Hogan, Esq.

Richardson & Patel, LLP

10900 Wilshire Boulevard

Suite 500

Los Angeles, California 90024

(310) 208-1182

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement as determined by market conditions.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value per share(1)	11,277,640 shares	$0.55	$6,202,702	$663.69
Common Stock underlying convertible debentures (2)	17,508,334 shares	$0.55	$9,529,583	$1,019.67
Common Stock underlying warrants (2)	2,529,000 shares	$0.55	$1,390,950	$148.83

Total	31,314,974 shares		$17,123,235	$1,832.19

(1)

Estimated solely for the purposes of calculating the registration fee pursuant to  Rule 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock on September 8, 2006, on the Over-the-Counter Bulletin Board of $0.55.

 (2) Calculated in accordance with Rule 457(g) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT MFC DEVELOPMENT CORP. FILES WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION

PROSPECTUS DATED [____], 2006

PROSPECTUS

31,314,974

SHARES OF COMMON STOCK

OF

MFC DEVELOPMENT CORP.

This prospectus covers the sale of up to 31,314,974  shares of common stock (the “Common Stock”) of MFC Development Corp. (the “Company”, “MFC”,  “We” or “Us”) by the selling shareholders (the “Selling Shareholders”) identified in this prospectus under the section titled “Selling Shareholders.” Of the 31,314,974 shares of Common Stock registered hereby, 2,529,000 shares of Common Stock are issuable to certain Selling Shareholders upon the exercise of warrants and 17,508,334 shares of Common Stock are issuable to certain Selling Shareholders upon the conversion of certain convertible debentures. We will not receive any proceeds from the sale of the shares by any Selling Shareholder. We have agreed to bear all expenses of registration of the Common Stock offered hereby under federal and state securities laws.

Our Common Stock is listed on the Over-the-Counter Bulletin Board under the symbol “MFCD”.  The last reported sale price of the Common Stock as reported on the Over-the-Counter Bulletin Board on September 8, 2006, was $0.55 per share.

The Selling Shareholders, directly or through agents, brokers or dealers designated from time to time, may sell the shares of Common Stock offered hereby from time to time on terms to be determined at the time of sale. See the section of this document titled “Plan of Distribution.” Our common stock and warrants are more fully described in the section of this prospectus entitled “Description of Securities.”

See the section of this document titled “Risk Factors” beginning on page 2 for certain factors relating to an investment in the shares of Common Stock offered hereby.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK OFFERED HEREBY OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September ___, 2006.

 PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the related notes. In this prospectus, we refer to MFC Development Corp. and our wholly owned subsidiary, Worldwide Excellence, Inc. as "our company," "we," "us" and "our."

MFC Development Corp., through its subsidiaries and affiliates (collectively, “The Company”), is currently engaged in the direct response business, and the retail distribution business, which it acquired on August 1, 2006,  along with the commercial development and rental of real estate in  Connecticut.  The Company’s direct response business is conducted through our subsidiary, Worldwide Excellence, Inc, and its affiliates (“WWE”).  WWE is engaged in the direct marketing and branding of consumer products with particular focus on health, beauty, fitness and home consumer products.  WWE is in the business of building product brands. Typically, WWE obtains the exclusive worldwide marketing, distribution and manufacturing license rights to a particular product from its inventor or a business representative and develops the product brand through marketing campaigns that it creates and produces.

WWE seeks to further distinguish itself from other direct marketing enterprises through the development of products that create an annuity stream of revenue through what the Company refers to as “Continuity” programs.  Through WWE’s Continuity programs, customers repurchase a particular product monthly or bi-monthly for up to 30 months or more, thus maximizing the initial media investment to acquire that particular customer.  WWE’s goal is to establish a continuity model for each and every product it decides to market and distribute.

The Company began its retail distribution operations on August 1, 2006, when it purchased certain assets from Adsouth Partners, Inc., through a newly formed subsidiary, Adsouth Marketing LLC, The Company acquired assets comprising Adsouth's consumer products division and assumed certain liabilities. MFC purchased rights to various consumer products and brands as well as succession to Adsouth’s wholesale and retail distribution channels and relationships.

The Company owns a forty-nine (49%) percent interest in Gateway Granby, LLC, a limited liability company that owns and operates an office building in East Granby, Connecticut. The Granby property is currently being held for sale. The office building contains approximately 52,000 square feet of rentable space and is located on 7.7 developable acres.

We were incorporated in Delaware on May 18, 1990 under the name PSI Food Services Corp. On August 11, 2000, we changed our name to MFC Development Corp. Our corporate offices are located at 271 North Avenue, Suite 520 New Rochelle NY 10801.Our telephone number is 914 636-0338. Our website address for our direct response and retail distribution business is http://www.wwexcellence.com. Information contained in our website is not a part of this prospectus.

ABOUT THE OFFERING AND THIS PROSPECTUS

This prospectus covers the resale of up to 31,314,974 shares of Common Stock by the Selling Shareholders identified in this prospectus under the section of this document titled “Selling Shareholders.”  We will not receive any proceeds from the resale of shares by any Selling Shareholder; we may receive proceeds if any of the warrants are exercised.  See “Use of Proceeds.”  We have agreed to bear all expenses of registration of the Common Stock offered by this prospectus.  The shares shown in the table identifying the Selling Shareholders include:

•

17,000,000 shares of Common Stock registered on behalf of Gottbetter Capital Finance,  LLC and its affiliate Cottbetter Capital Master, Ltd. in accordance with the terms of the Securities Purchase Agreement and the Registration Rights Agreement we executed on August 2, 2006 in conjunction with the sale of 10% secured convertible notes;

•

6,008,334 shares of Common Stock registered on behalf of Adsouth Partners, Inc. in accordance with the terms of the Asset Purchase Agreement and the Convertible Note that we executed on June 22, 2006 and August 1, 2006, respectively, in conjunction with the purchase of certain assets from Adsouth Partners, Inc.;

•

2,410,000 shares of Common Stock registered on behalf of the holders of our Series A Convertible Preferred Stock who may convert their shares to Common Stock;

•

2,108,500 shares of Common Stock registered on behalf of individuals who exchanged their common stock in Worldwide Excellence, Inc. for shares of our Common Stock in conjunction with our acquisition, on November 29, 2005, of all of the outstanding shares of Worldwide Excellence, Inc.;

•

745,000 shares of Common Stock registered on behalf of certain individuals who provided services to us in conjunction with the acquisition of the common stock of Worldwide Excellence, Inc. and a private offering and were paid with shares of our Common Stock;

•

250,000 shares of Common Stock registered on behalf of consultants who received restricted Common Stock as compensation;

•

123,179 shares of Common Stock registered on behalf of certain officers who received the Common Stock in payment for accrued compensation;

•

115,961 shares of Common Stock registered on behalf of the holders of our Series A Convertible Preferred Stock who received the Common Stock as payment for dividends accrued on our Series A Convertible Preferred Stock;

•

25,000 shares of Common Stock registered on behalf of the holder of a secured convertible promissory note who converted the note in November 2005;

•

1,205,000 shares of Common Stock underlying warrants we issued in conjunction with the offering of our Series A Convertible Preferred Stock;

•

825,000 shares of Common Stock underlying warrants we issued in a private offering of secured promissory notes; and

•

499,000 shares of Common Stock underlying warrants we issued in connection with credit extended to us and as compensation for services rendered to us.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process.  Under the shelf registration process, the Selling Shareholders may, from time to time, sell the Common Stock described in this prospectus.  We may prepare a prospectus supplement at any time to add, update or change the information contained in this prospectus.  This prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement.  You should read this prospectus and any prospectus supplement together with the registration statement, the exhibits filed with or incorporated by reference into the registration statement and the additional information described under the section of this document titled “Where You can Find More Information.”

RISK FACTORS

The Company’s business, financial condition and operating results could be adversely affected by any of the following factors.  These risks and uncertainties, however, are not the only ones that the Company faces.  Additional risks and uncertainties not currently known to the Company, or that the Company currently thinks are immaterial, may also impair its business operations.

WWE has a limited operating history.

Though WWE’s management team has many years’ of experience in the direct response industry, WWE, founded in July, 2004, has only a limited operating history upon which an evaluation of WWE and its prospects can be based. WWE’s prospects for financial success must be considered in light of the risks, expenses and difficulties frequently encountered by companies in relatively new and rapidly evolving markets, such as the direct response market.

The Company has incurred losses.

The Company incurred a loss for the year ended December 31, 2005 of $2,583,093 and net loss for the six months ended June 30, 2006 was approximately $2,595,000.  The Company’s management believes that these losses were due to declining revenues from older product campaigns that were nearing the end of their life cycles and where funding was not available to launch new products in the pipeline.  In addition, WWE did not have the requisite funds to increase Internet media spending for its beauty products, where initial losses are in incurred in order to generate future profitable revenue streams thereby allowing WWE to expand its Continuity programs. Additionally, the lack of funds did not allow WWE to purchase new inventory for some existing product lines, nor allow it to make investments in new product launches.

WWE expects to increase its infrastructure and operating expenditures in connection with carrying out its business strategy.  WWE cannot assure that any of its business strategies will be successful or that significant revenues or profitability will ever be achieved or, if they are achieved, that they can be consistently sustained or increased on a quarterly or annual basis.

We may require additional funds to develop and expand our products business.

We may require significant cash both to purchase products for sale and to implement an aggressive marketing program for our new products business. We do not have any credit facility for the purchase of inventory and our ability to generate revenue will be impaired to the extent that we are not able to purchase sufficient inventory in a timely manner. We have rights to products that we have not yet introduced to market. We will need additional funds in order to continue growing our business, including the market introduction of our products and the expansion of the market for our existing products. Our failure to generate cash flow from operations or raise the necessary capital could affect our ability to generate revenue and could require us to scale down some or all of our operations. We are exposed to interest rate risks under our current factoring agreement pursuant to which we pay interest of 2% plus their variable base rate.

If we need to raise additional capital from equity or debt sources, which may impose limits on its financial and operating flexibility.  The Company cannot assure that any financing arrangements will be available or, if available, that it will be on acceptable terms.  Any additional issuance of equity or equity-related securities will be dilutive to our stockholders.

The Company may be unable to manage its growth or implement its business strategy.

Although the Company expects to experience significant growth in a relatively short period of time, it cannot assure that the growth the Company anticipates will occur, nor can the Company assure that it will be able to expand its product offerings, its client base and markets or implement the other features of the Company’s business strategy at the rate or to the extent presently planned.  The Company’s business strategy for growth will place, a significant strain on its administrative, operational and financial resources.

The Company’s ability to continue growing may be affected by various factors, many of which are not within the Company’s control, including competition, its ability to hire and retain additional qualified executives and other personnel, and governmental regulation of the direct response industry in the United States.  If the Company is unable to successfully manage its future growth, to establish and continue to upgrade its operating and financial control systems, to recruit and hire necessary personnel or to effectively manage unexpected expansion difficulties, the Company’s financial condition and results of operations could be materially and adversely affected.

The Company may be unable to adapt to rapid industry change.

The direct response industry, the industry in which WWE operates, is characterized by constant new product introductions, and products constantly coming to the end of their product life cycles. To be successful, WWE must adapt to its rapidly changing markets by continually improving the responsiveness, products and features of its products and by developing new features to meet the needs of its customers.  WWE’s success will depend, in part, on its ability to license marketable products from others, including inventors, enhance its existing products and services, and develop new offerings that address the needs of its customers.

The Company depends on its intellectual property.

The Company believes that the protection of its intellectual property rights is, and will continue to be, important to the success of its business.  In this regard, if WWE obtains the exclusive licensing rights to a product developed by another, i.e., an inventor, the inventor will have ordinarily obtained the requisite trademark, trade dress, copyright, and patent protection for the product in the United States with the United States Patent and Trademark Office (“USPTO”).  To the extent that the inventor has not previously obtained such intellectual property protection, the Company would assist the person to secure such protection.  If WWE develops a product internally, it is responsible for filing the requisite trademark, trade dress, copyright, and patent protection for the product in the United States with the USPTO. If the protection of WWE’s intellectual property rights is inadequate, WWE’s brand and reputation could be impaired and WWE could lose customers.

The direct response industry is highly competitive and the Company may be unable to compete effectively.

The direct response industry is highly competitive, rapidly evolving and subject to constant change and intense marketing by providers of similar products.  WWE expects that new competitors are likely to join existing competitors in this industry, including the market for Continuity programs that it targets. Some of WWE’s current competitors are significantly larger and have substantially greater market presence as well as greater financial, technical, operational, marketing and other resources and experience than WWE does. In this regard, larger, better-financed competitors may be able to spend more than WWE on front-end media in connection with the rollout of a product under a Continuity program.

We do not expect to pay cash dividends on our common stock.

We presently do not expect to pay dividends on our common stock in the foreseeable future. The payment of dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The holders of our 10% convertible preferred stock are entitled to receive, out of funds legally available therefore, cumulative dividends at a rate equal to 10% of the convertible preferred stock’s original issue price, in cash, or at our option, in shares of common stock. Any accrued dividends on the convertible preferred stock must be paid in full before we can pay a dividend on our common stock. Because we do not plan to pay dividends on our common stock, our stock may be less attractive to some investors, which could adversely affect our stock price.

The Company needs to retain its key management personnel and hire additional qualified personnel.

The Company is dependent on the efforts of its executive officers and senior management and on its ability to hire and retain qualified management personnel.  The loss of services by any of these individuals, could materially and adversely affect WWE’s business and its future prospects.  WWE has entered into a three-year employment agreement with Nancy Duitch Chief Executive Officer and Chief Marketing Officer and with Alan Gerson its President and Chief Operating Officer.  Each executive can terminate his or her employment agreement on 60 days’ notice. The Company does not have employment agreements with any of its senior management team. In addition, the Company anticipates that in order to successfully implement its business strategy, the Company will be required to recruit and hire additional qualified personnel.  Failure to attract and retain additional qualified personnel, including management personnel who will train and integrate the Company’s new employees in addition to their role in continuing to manage the Company’s growth strategy could adversely affect the Company.

We may be subject to claims arising from the use of our products.

As a company that markets and sells skin care and related products, we may be subject to claims relating to such concerns as allergic or other reaction to the products and claims as to the efficacy of the products even if the products are manufactured by others. We cannot assure that we will not be subject to such claims or that we will be successful in defending any such claims. Any litigation, regardless of the outcome, would entail significant costs and use of management time which could impair our ability to generate revenue and profit. In the event that we have liability from a claim relating to any of our products, our insurance may not be sufficient to cover our liability. Although we presently have product liability insurance, it may not be available in the future at a reasonable cost, if at all.

Because we have no manufacturing facilities we are dependent upon third party suppliers to manufacture our products.

All of our products are or will be manufactured for us by non-affiliated manufacturers pursuant to purchase orders, and we do not have any long-term agreements with any supplier. We rely upon our suppliers to develop and test their formulations, to produce a uniform product for us in facilities that comply with applicable laws, to implement adequate quality control procedures and to deliver product to us in a timely manner. The failure of our suppliers to do any of the foregoing could affect both our ability to delivery quality product in a timely manner and the willingness of our customers to purchase our products. We also test the products. Further, in the event that we change suppliers, it may be necessary to change the formulations of one or more of our products, and we cannot assure you that we will have a smooth transition to a new supplier or that we will not encounter other serious problems in the quality or delivery of products resulting from a change in supplier.

Breaches in WWE’s third party Internet network security systems may adversely affect the Company.

WWE could lose customers and expose itself to liability if there are any breaches to WWE’s third party Internet network security systems, which in turn could jeopardize the security of confidential information stored on the Company’s behalf by such third party. To date, WWE has not experienced any breaches of its third party Internet network security systems.  There can be no assurance that breaches of these Internet network security systems will not happen in the future.

The Company needs to attract new customers, retain its present customers, and maintain customer satisfaction.

WWE’s success will depend heavily on the extent to which it maintains and expands its customer base for WWE’s products. There is no assurance that WWE will succeed with this endeavor and if WWE does not attract new customers, retain its present customers, and maintain customer satisfaction, its growth strategy will be adversely affected.

The Company’s business may be adversely impacted because it is subject to regulation at the local, state, federal and international levels.

WWE is subject to varying degrees of international, federal, state and local regulation.  Significant consumer protection regulations are imposed at each of these levels.  All direct response marketers are governed by the Federal Trade Commission Act, including the Act’s provisions prohibiting deceptive practices in connection the advertising, marketing, and sale of consumer products.  The commencement of a proceeding against WWE with respect to one or more of its products could have an adverse effect on WWE.

The Company’s business may be adversely impacted by “Headline Risk.”

Adverse publicity generated from, for example, a defective product, a product recall or the commencement of a proceeding by a governmental agency could discourage current customers from continuing to use WWE’s products or discourage prospective customers from trying its products.  In addition the WWE’s suppliers, due to the adverse publicity, may refuse to do business with it.  If any of these situations occur, WWE’s business will be adversely affected.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

We may not be able to identify and integrate future acquisitions. If we make acquisitions, we could have difficulty integrating the acquired companies’ personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the affect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses.

In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•

the difficulty of integrating acquired products, services or operations;

•

the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

•

the difficulty of incorporating acquired rights or products into our existing business;

•

difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

•

difficulties in maintaining uniform standards, controls, procedures and policies;

•

the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

•

the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

•

the effect of any government regulations which relate to the business acquired;

•

potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether of not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

We may not be able to successfully manage our growth.

Our liability to manage our growth will require that we continue to improve its operational, financial and management information systems, and to motivate and effectively manage its employees. If our management is unable to manage such growth effectively, then the quality of our services, our ability to retain key personnel and our business, financial condition and results of operations could be materially adversely affected.

We may not be able to obtain additional financing.

In order to develop and expand our operations and increase revenues, additional financing will be required, which additional financing may not be available to us on commercially reasonable terms, if at all. There is no assurance that we will be successful in raising additional capital or that the proceeds of any future financings will be sufficient to meet our future capital needs. We may need to seek additional financing sooner than we anticipate as a result of any of the following factors:

•

changes in operating plans;

•

acceleration of the Company’s business development plans;

•

lower than anticipated sales;

•

increased costs of business development;

•

increased operating costs; or

•

potential acquisitions.

ADDITIONAL RISKS CONCERNING SALES FOR RETAIL DISTRIBUTION

Since there are a small number of major retail chains for sales of our products, the loss of any of these customers could result in a significant decrease in both revenues and income from our retail distribution business.

During 2005, the predecessor owner of the retail distribution business reported that 39% of retail distribution revenues were derived from one customer and during 2004, 74% of retail product revenues were derived from this same customer.   If we were to be unable to offer new product to our limited number of large retail distribution customers, we would lose that source of revenue.

Because we sell our products to discount chains, we are dependent upon the purchasing and return policies of these chains.

Our retail distribution in large part involves the sale of our product to discount chains and because of their buying power, we are subject to their policies on such matters as accepting and scheduling deliveries, payment and returns. In order to sell products to these chains we may have to place reserves against the accounts receivables from these chains, which may impair our ability to operate profitably by reducing our gross margins and increasing our selling, general and administrative expenses.

Some of the products which we sell are unrelated to our direct response marketing business, and we may not be able to generate profits from these lines.

Some of our products and the market for our products are different from our direct response marketing business. The markets to which we market our products are highly competitive. Our ability to operate this business profitably will be dependent upon a number of factors, including: (i) our ability to maintain our existing shelf space and desirable displays in stores, in face of competition from numerous major and specialty product companies that presently dominate the market for those products; (ii) our ability to price our products at levels that make them attractive to retail customers and enable us to generate a sufficient gross margin to enable us to generate profits from the sales; (iii) the consumer’s response to our products, including their willingness to make repeat purchases; and, (iv) our ability to develop brand recognition by advertising for our products. If we are not able to retain shelf space or if the consumer’s response to our products is not favorable, we may be unable to continue in this business. We can not assure that we will be successful in generating either adequate shelf space or customer acceptance.

Because of the terms on which we sell products to certain retailers, we may incur difficulties in purchasing inventory

We intend to factor our receivable and are negotiating a factoring agreement. Two of our major customers purchase retail distribution products from us on a “pay on scan” basis, which means that the customer has no obligation to make payment to us until and unless the product is sold to a customer. Because we do not generate an account receivable until the product is ultimately sold by the retailer, we will  not have an account receivable to sell to a factor which could impair our cash flow and our ability to purchase additional inventory.  We cannot assure that we will be able to finance such sales in the future, which could impair our ability both to place product in two major retail accounts and to generate revenue.

RISKS RELATED TO OWNERSHIP OF REAL PROPERTY

The Company’s controlling ownership interest in an office building and underlying developable land in Granby, Connecticut through its Gateway Granby subsidiary entails certain risks associated with commercial real estate generally as well as risks particular to the Granby project.  Among these risks are: a limited number of potential tenants with a need for the amount of consolidated office space available at Granby; the risk that the Company will be unable to repay or refinance a second mortgage on the property prior to the maturity of a balloon payment of $1.1M on August 1, 2009; the risk that the Company will be unable to attract tenants for vacant office space at commercially viable rental rates or at all; and the risk that an existing adjustable rate mortgage on the property will increase at or after December 31, 2007 to a rate that results in negative cash flow in connection with operation of the Granby building.

RISKS RELATED WITH OWNERSHIP OF OUR SECURITIES

There is currently a limited trading market for our common stock.

Our common stock is traded in the over-the-counter market through the Over-the-Counter Electronic Bulletin Board. There can be no assurance that an active trading market will be maintained. Trading of securities on the Over-the-Counter Electronic Bulletin Board is generally limited and is effected on a less regular basis than that effected on other exchanges or quotation systems (such as the NASDAQ Stock Market), and accordingly investors who own or purchase common stock will find that the liquidity or transferability of the common stock is limited. Additionally, a stockholder may find it more difficult to dispose of, or obtain accurate quotations as to the market value, of common stock. We cannot assure you that our common stock will ever be included for trading on any stock exchange or through any other quotation system (including, without limitation, the NASDAQ Stock Market).

The application of the penny stock rules could adversely affect trading in our common stock.

If the trading price of our common stock falls below $5.00 per share, the open-market trading of our common stock will be a "low-priced" security under the "penny stock" rules promulgated under the Securities Exchange Act of 1934. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties in selling the stock, the customer's rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions will probably decrease the willingness of broker-dealers to make a market in our common stock, decrease liquidity of our common stock and increase transaction costs for sales and purchases of our common stock as compared to other securities.

Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described above, if our stock trades below $5.00 per share, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We do not anticipate paying any cash dividends in the foreseeable future, which may reduce your return on an investment in our common stock.

Other than the dividends owed to holders of Series A Preferred Stock, we plan to use all of our earnings, to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur.

Substantial future sales of our common stock in the public market may depress our stock price.

Upon effectiveness of this prospectus, and based on the number of shares outstanding as of September 1, 2006, we will have 21,138,751 shares of common stock outstanding. The 31,314,974 shares in this offering, assuming conversion of warrants for 2,529,000 shares of common stock, assuming conversion of preferred stock for 2,410,000 shares of common stock and assuming conversion of debentures for 17,508,334 shares of common stock, will be freely tradable without restriction or further registration under the federal securities laws, subject in some cases to volume and other limitations.

In addition, we intend to file a registration statement on Form S-8 under the Securities Act of 1933, as amended, to register 1,977,000 shares of our common stock underlying options granted to our officers, directors, employees and consultants and 3,023,000 shares of common stock reserved for issuance under our 2006 Stock Incentive Plan. These shares, if issued in accordance with these plans, will be eligible for immediate sale in the public market, subject to volume limitations.

If our stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall. The sale of a large number of shares could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

We may raise additional capital through a securities offering that could dilute your ownership interest and voting rights.

Our certificate of incorporation currently authorizes our board of directors to issue up to 40,000,000 shares of common stock and 2,000,000 shares of preferred stock.  Our Board of Directors has approved an increase in our authorized common stock to 100,000,000 shares; we intend to have this increase approved by a small number of stockholders pursuant to a written consent in lieu of a special meeting. Assuming the increase in authorized common stock is approved by stockholders, as of September 1, 2006, after taking into consideration our outstanding common and preferred shares, our board of directors will be entitled to issue up to 78,861,249 additional common shares and 795,000 preferred shares. The power of the board of directors to issue shares of common stock, preferred stock or warrants or options to purchase shares of our stock is generally not subject to stockholder approval.

We may require additional working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our board of directors will also have the effect of diluting the proportionate equity interest and voting power of holders of our common stock.

We are controlled by our principal stockholders, executive officers and directors, and as a result, the trading price for our shares may be depressed and these stockholders can take actions that may be adverse to your interests.

Our principal stockholders, executive officers and directors, in the aggregate, beneficially own approximately 42.8% of our common stock including options, convertible preferred stock and warrants held by each principal stockholder, executive officer and director that are exercisable within 60 days of September 1, 2006. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. This concentration of ownership could have the affect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to you. This significant concentration of share ownership may also adversely affect the trading price for our common stock because investors may perceive disadvantages in owning stock in companies with controlling stockholders.

Our incorporation documents and Delaware law may inhibit a takeover that stockholders consider favorable and could also limit the market price of your stock, which may inhibit an attempt by our stockholders to change our direction or management.

Our amended and restated certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company. Some of these provisions:

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authorize our board of directors to determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the preferred stock and to fix the number of shares constituting any series and the designation of such series without further action by our stockholders;

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting; and

In addition, we are governed by the provisions of Section 203 of Delaware General Corporate Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us, which may prevent or frustrate any attempt by our stockholders to change our management or the direction in which we are heading. These and other provisions in our amended and restated certificate of incorporation and bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

 We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on the board of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the SEC. Further, certain of these recent and proposed changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business could be adversely affected.

Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business.

We are subject to various regulatory requirements, including the Sarbanes-Oxley Act of 2002. We, like all other public companies, must incur additional expenses and, to a lesser extent, diversion of our management’s time in our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting. We have not evaluated our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC, which we collectively refer to as Section 404. We have never performed the system and process evaluation and testing required in an effort to comply with the management assessment and auditor certification requirements of Section 404, which may initially apply to us in 2007.  Our lack of familiarity with Section 404 may unduly divert management’s time and resources in executing the business plan. If, in the future, management identifies one or more material weaknesses, or our external auditors are unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

The market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly-traded public float and limited operating history. The price at which you purchase our common shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, lack of capital to execute our business plan, and uncertainty of future market acceptance for our business strategy. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results, market acceptance of our business strategy, government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures, our capital commitments, and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect, if any, that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

FORWARD-LOOKING STATEMENTS

This prospectus, including the sections titled “Summary” and “Risk Factors” and other sections, contains certain statements that constitute “forward-looking statements”. These forward-looking statements include certain statements regarding intent, belief or current expectations about matters (including statements as to “beliefs,” “expectations,” “anticipations,” “Intentions” or similar words). Forward-looking statements are also statements that are not statements of historical fact. Because these statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. These factors include, among others:

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our ability to achieve and maintain profitability;

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the price volatility of the Common Stock;

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the historically law trading volume of the Common Stock;

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our ability to manage and fund our growth;

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the short period of time we have employed certain of our executive officers;

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our ability to attract and retain qualified personnel;

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the possibility that our products may contain defects;

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litigation;

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our ability to compete with current and future competitors;

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our short operating history;

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our ability to obtain additional financing;

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general economic and business conditions;

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other risks and uncertainties included in the section of this document titled “Risk Factors”; and

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other factors discussed in our other filings made with the SEC.

The subsequent forward-looking statements relating to the matters described in this document and attributable to us or to persons acting on our behalf are expressly qualified in their entirety by such factors. We have no obligation to publicly update or revise these forward-looking statements to reflect new information, future events, or otherwise, except as required by applicable Federal securities laws, and we caution you not to place undue reliance on these forward looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by Selling Shareholders. We will receive no proceeds from the sale of shares of Common Stock in this offering. Should any Selling Shareholder acquire the shares to be sold by exercising warrants, we would receive the proceeds from the exercise price. In such an event we anticipate we would use the proceeds of such exercise for working capital and general corporate purposes.

 THE COMPANY

General

MFC Development Corp., through its subsidiaries and affiliates (collectively, “The Company”), is currently engaged in the direct response marketing business, and the retail distribution business, which it acquired on August 1, 2006,  along with the commercial development and rental of real estate in  Connecticut.

The Company was incorporated on May 18, 1990 under the laws of the State of Delaware as PSI Food Services, Inc. On August 9, 2000, the Company changed its name to MFC Development Corp.

On November 29, 2005, the Company completed the acquisition of all the issued and outstanding shares of common stock of Worldwide Excellence, Inc., a Delaware corporation (“WWE”), in accordance with the provisions of a certain acquisition agreement dated as of July 29, 2005 (“Acquisition Agreement”) among WWE, WWE’s stockholders, and the Company. The Company acquired 100% percent of WWE’s outstanding common stock in exchange for shares of the Company’s common stock. As a result of the merger, former WWE stockholders hold a majority of the Company’s common stock. This transaction was accounted for as a reverse merger, with WWE being the acquirer for accounting purposes.

Recent Event

On August 1, 2006, the Company purchased certain assets from Adsouth Partners, Inc. comprising Adsouth's consumer products division and assumed certain liabilities. MFC purchased rights to various consumer products and brands as well as succession to Adsouth’s wholesale and retail distribution channels and relationships. MFC now refers to the acquired business as its retail distribution business.  The purchase price for the assets included a cash and stock component. The cash component was the payment of $1,525,000 at closing; subject to adjustment after closing based on the actual value of certain Adsouth assets and liabilities. The cash component was paid by delivery of a promissory note in the principal amount of $1,525,000. The stock component of the purchase price was paid by issuance of 5.5 million shares of MFC’s common stock, 750,000 shares of which are being held in escrow to satisfy potential indemnification obligations of Adsouth.

Financial Information about Segments

Operating segments are managed separately and represent separate business units that offer different products and serve different markets. The Company's reportable segments include: (1) direct response marketing and retail distribution, (2) real estate rental and development, and (3) other, which is comprised of corporate overhead and discontinued operations. The direct response and retail distribution business operates on a national and international basis from WWE’s offices in Los Angeles, California and Boca Raton, Florida. The real estate segment operates in New York and Connecticut from MFC’s office in New Rochelle, New York.

Products and Services

The Company operates three business segments consisting of the direct response business, retail distribution business and the development and rental of real estate in Connecticut.  The Company is in the process of liquidating the discontinued operations of the Company’s former medical division.

THE COMPANY’S DIRECT RESPONSE MARKETING BUSINESS

The Company’s direct response business is conducted through our subsidiary, Worldwide Excellence, Inc, and its affiliates (“WWE”), which business for accounting purposes is considered the historical business of the Company after the Closing.  WWE, under the terms of an Asset Purchase and Consulting Agreement, effective date July 1, 2004 among Nancy Duitch, Ralf Leszinski, WWE and Buckhead Marketing and Distribution, LLC and its affiliated companies (collectively, “Oldco”) acquired certain Oldco assets; assumed Oldco’s interest in a product management contract, and was assigned Oldco’s rights under certain contracts.  WWE also entered into a product management agreement with certain of the Oldco entities and a consulting agreement with Mr. Leszinski.  WWE paid Mr. Leszinski the last installment of the purchase price for the Oldco assets it acquired and issued him 850,000 shares of MFC Common Stock.

WWE is engaged in the direct marketing and branding of consumer products with particular focus on health, beauty, fitness and home consumer products.  WWE is in the business of building product brands. Typically, WWE obtains the exclusive worldwide marketing, distribution and manufacturing license rights to a particular product from its inventor or a business representative and develops the product brand through marketing campaigns that it creates and produces.

WWE seeks to further distinguish itself from other direct marketing enterprises through the development of products that create an annuity stream of revenue through what the Company refers to as “Continuity” programs.  Through WWE’s Continuity programs, customers repurchase a particular product monthly or bi-monthly for up to 30 months or more, thus maximizing the initial media investment to acquire that particular customer.  WWE’s goal is to establish a continuity model for each and every product it decides to market and distribute.

The direct response products marketed by the Company are offered for sale, directly to the public via commercial marketing messages purchased by the Company in a variety of media channels, which include Television via infomercials, short form commercial messages or shopping channels, print, radio or through a variety of Internet advertising channels and/or websites.  After successful branding of products in these distribution channels, the sale of such products eventually focuses on distribution U.S. retail outlets, catalogues, international distribution channels and other non-electronic distribution outlets.

Market Overview

The direct response industry, which consists of long form (infomercial) productions, short-form commercials, print, live home shopping channels, Internet marketing and radio advertising, is one of the fastest growing segments of the overall “retailing” industry according to the industry trade association, Electronic Retailing Association.  This marketing medium is a format that produces immediate measurable results.  This industry is not seasonal.

Companies who market their products through direct response television typically purchase commercial airtime from local broadcast stations and regional and national cable television operators across the country, either directly or through media buying agencies. Infomercial programs are most commonly run during late night and overnight time periods during the week and throughout the day on weekends.

Availability of time periods varies from station to station, depending on programming. The majority of customer purchases occur within the first few hours following the airing of infomercial programs. Some direct response television companies also choose to market their products through retail channels, particularly after a product has been on air a sufficient amount of time to build brand awareness required for success at the retail level.

In addition to domestic television and retail channels, there is generally a significant demand for U.S. direct response television products internationally. A direct response television company with a successful product in the U.S. may work with one or more international distributors who specialize in bringing U.S. direct response television products to countries around the world.

Marketing and Sales

The Company, through its WWE subsidiary presently engages in both business to consumer (“B2C”) and business to business (“B2B”) sales.

In the B2C sales channel, WWE buys media through a media buying agency specializing in short-form (2 minute) or long-form (30 minutes) infomercials. WWE out-sources:  (a) the call center operation to a specialized call center company, and (b) the physical fulfillment, order processing and customer service to a fulfillment house. WWE also purchases media on the Web directly or through agencies and therefore does not need to utilize the call center aspect, as orders come in directly via on-line systems. The fulfillment center is still needed to process the orders.  In addition, WWE maintains its own websites for each product that is currently active.

In the B2B-business channel, WWE sells the product to a domestic downstream business partner such as HSN, QVC, shop NBC, Shop at Home, Wal-Mart, Costco, and Target, catalogues and others (credit card billing inserts). WWE manages the order process from manufacturing to delivery.

International sales opportunities are created, typically once the product has proven to be commercially successful in the US, at which time WWE sells the product to an international distributor. There are some 90 countries around the world that can show US infomercials.  WWE will sell its products to one of four or five reputable international distributors, who then resell the products to sub-marketers who air the infomercials in the individual countries.  WWE will customarily provide the original infomercial free of charge to the national companies, and profit from the non-returnable sale of the product.  International sales can continue for several years after the end of the US campaign.

Product Categories

In the direct response product industry, there are two types of products, those that are one-time sales, e.g., a piece of fitness equipment, and those products with regular re-orders that create an annuity, e.g., consumable health (diet) and beauty products, also known as Continuity products.

One-Time Sale Product Life Cycle

One-time sales products go through a series of product life cycles. The initial launch: (a) on infomercials, which are either in two minute or 30-minute formats, (b)  in direct response print, or (c) the Internet. The initial launch usually has a typical life length of between six and 18 months.  Concurrent or just after the TV launch, the product may be offered in both print and Internet mediums.

Three to six months after the launch of the infomercial, the product typically premiers on live shopping, for on average three to nine months. Typically, the product will have a 10% to 15% discount compared to the infomercial price or will include an upsell item to make for a ‘better deal’ for the customer. Some products, due to the need for a minimum five to six times markup at the infomercial stage, get launched directly to live shopping.

For some products, three to six months after the launch of the infomercial and after considerable media expenditures, the product is offered at retail “As Seen On TV.” At this point, the expected shelf length is from three to 12 months. Additionally, the product is offered in catalogues and credit card billing inserts, often at a price comparable to the initial infomercial price.

The Continuity Model Product Life Cycle

The life cycle and the economics of amply capitalized Continuity products are fundamentally different from that of a one-time sale product.  In the case of the one-time sales products, WWE only has one opportunity to make a profit.  In the case of the Continuity products, customers will continue to reorder, sometimes for more than 19 cycles, covering over 38 months.  WWE also has the ability to “buy” customers, i.e., accept a financial loss on the initial sales, because the subsequent continuity shipments will generate the required profits, and build a brand.

The most significant difference between the initial sale and the continuity sale is the lack of two major cost elements for the continuity sale – media and telemarketing. Not all customers who buy the initial product sign up for continuity, or, even if they do sign up, they do not always stay on the program for multiple continuity cycles. Over time, with each continuity cycle, more and more customers will drop-off.  The steepest losses occur on the first two cycles; the customers who make it to the third cycle typically very much enjoy the product, and can stay on as long as the product is offered.

In order to increase customer retention through each cycle, WWE actively manages each cycle of the program, by offering free gifts, catalogue items, beauty tips, color inserts, free information on health and beauty, and free shipments. On a regular basis, new marketing initiatives are developed and tested as the results of the retention rates are analyzed.

Competition

The direct response industry is highly competitive, rapidly evolving, and subject to constant change and intense marketing by providers of similar products.  WWE expects that new competitors are likely to join existing competitors in this industry, including the market for continuity programs that it targets.

There are many small, one-product direct response marketing companies.  As the companies participating in this market are mostly privately held, except Ronco, Nautilus, Inc., and InterMix Media Inc., reliable competitive financial information is not ordinarily available.  The larger competitors are Guthy-Renker, Thane International, Inc., Sylmark, Inc., and Tristar Products, Inc.  The other competitors are either single product companies or dependent solely on TV media sales which involve unpredictable up and down revenue years.  All of the live shopping channels are either public companies or subsidiaries of public companies.  Management believes that only Guthy-Renker and InterMix have succeeded with the Continuity sales model.

The largest direct response marketing company, Guthy-Renker, utilizes a Continuity sales model; however, it is almost completely based on TV media sales. Given their significant financial resources, they are willing to lose money on the front end by paying more to produce the infomercial by including “A List” celebrities (and acquiring more customers), because they understand the customer lifetime value.  Their TV media sales focus is more costly media than Internet media.

The primary competitive factors in the direct marketing industry are the Company’s ability to license or develop successful products, feature products that make the customer feel and/or look better, and to brand its products and its overall reputation. Once awareness of the Company’s name, reputation and associated products is achieved, on-going customer service and deployment of new quality products become key competitive factors.

THE COMPANY’S RETAIL DISTRIBUTION BUSINESS

The Company began its retail distribution operations on August 1, 2006, when it purchased certain assets from Adsouth Partners, Inc., through a newly formed subsidiary, Adsouth Marketing LLC.  The Company acquired assets comprising Adsouth's consumer products division and assumed certain liabilities. MFC purchased rights to various consumer products and brands as well as succession to Adsouth’s wholesale and retail distribution channels and relationships.

Market Overview

Our strategy is to leverage our advertising in the direct response marketing business to enhance sales in the retail distribution business. We intend to use our knowledge of consumer products to develop, acquire or obtain rights to products which we believe can enhance our overall business. We presently either own the rights to or have distribution rights for a number of products, most of which are skin care and related products. As part of our business strategy, we intend to seek to obtain products or distribution rights to other products, which may be in different fields from our present products.

Products

The following is a list of our current products that are included in our retail distribution:

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The Dermafresh line of skin care product, which, presently consists of five skin care products.  PEARL one of the products - Anti Wrinkle/ Moisturizing Mist, an advanced anti-wrinkle moisturizing treatment used by members of the entertainment industry, for which in August 2006, we obtained an exclusive two year distribution agreement with StarMaker Products for domestic and international distribution. StarMaker Products is a joint effort between director and former Happy Days star, Anson Williams and renowned makeup artist and product developer JoAnna Connell.

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The e70 brand, a line of products created by Delmar, Inc., which utilize Delmar’s proprietary technology utilized in skin care formulations which incorporates the nutrients included in the whole egg and is used in Delmar’s proprietary L’Avenir products.

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Hercules Hook, a uniquely designed hook for hanging items on walls, for which in August 2006, we obtained an exclusive three year marketing and distribution rights agreement. We are utilizing direct response veteran Billy Mays to market the Hercules Hook.

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Extreme Beam and Clip Light - During 2005 we internally developed and marketed two lines of flashlights branded as the “Extreme Beam Flashlight” and the “Clip Light”.

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The Mitsu brand, which consists of four personal enhancement products for which we have conducted limited marketing to date.

We intend to continue obtaining products or marketing rights for other products, which may be in the same market as our current product offerings or which may be in markets which are unrelated to those markets. In seeking new products, we focus on the potential market for the product, our potential ability to expand that market, and the extent that we can use our advertising in our direct response marketing business to develop and implement a retail distribution marketing plan. We also consider the possibility that the product can be marketed in the same distribution channels as other products that we market, even if the marketing is directed to a different division or purchasing organization. However, we cannot assure you that we will be able to obtain rights to, and successfully market, any new products. We periodically review our products to evaluate the marketability , and, we may decide to discontinue any one or more products if we determine that we cannot profitably market the product.

Marketing and Sales

We market our products to major retail, drug store, food and similar chains. In marketing to these chains we seek to demonstrate that our products meet a consumer need, are priced in a manner that could allow the stores to generate sufficient sales to justify stocking the product and that we are able to provide consistency in our products and timely deliveries. In general, before committing to a major purchase, a chain may test market the product with a modest quantity, and, if the tests show consumer acceptance, increase the size of the order. Because of their buying power, in selling to major retail establishments, we are subject to their policies with respect to such matters as scheduling and delivering of products, payment terms and returns. These policies may result is a net realizable sale price to us which is less that the stated price on the purchase order.

The key to selling and marketing our skin care and related products is the ability to obtain shelf space, and, whenever possible, obtain space for a display. Typically, displays are used for products which the retailer believes will generate high volume over a relatively short time. We have been able to place major displays for our Dermafresh line of products with most of our retail accounts. We believe that the ability to place such displays in stores will help the stores to generate sufficient sales to justify product reorders or to place the products in other stores owned or operated by the retailer. However, we cannot assure you that we will be successful in retaining existing or obtaining new shelf space if needed or in placing displays with our retail accounts, or that the placement of products will generate significant additional revenue.

As part of our marketing strategy, we have arrangements with two major retailers pursuant to which we sell products on a pay on scan basis, by which we provide the product to the retailer, but do not recognize a sale until the retailer sells the product. We believe that this strategy has enabled us to obtain more shelf space in major retailers than we would otherwise be able to obtain.

We also plan to leverage our advertising for products that are sold through our direct response marketing business. Such advertising includes infomercials, print ads and internet marketing. We will be able to use our direct response marketing capability to introduce new products or test customer response to the product. Based on the response to our direct response marketing campaign, we can change the product presentation or packaging to address issues which we believe are of concern to consumers.

Product Development

We plan to begin the internal development of our own proprietary branded products. We will identify new and or developing market trends within the retail and direct response marketing industry and create our own brand name and packaging for the products. Historically, this business has used third party manufacturers to produce the products. We will not perform traditional research and development activities but rather develop the creative packaging and marketing plan for distributing the products. All of our internal product development costs are charged to operations as they are incurred.

Suppliers

We do not manufacture any of our products. In general, our products are manufactured either by third party suppliers pursuant to purchase orders. We purchase products for which we have distribution rights from the party who granted us the rights or from its authorized manufacturers. Because some of our product volume is currently low, we are not able to take advantage of quantity pricing from those suppliers. To the extent that we are able to increase our volume of products significantly, we expect that we will be able to reduce the cost of our products. However, we cannot assure that we will be able to generate sufficient volume to enable us to significantly reduce the cost of our products.

Major Customers

Customers for our products are generally mass merchandising retail companies, including some of the largest retailers in the United States. To the extent that we are dependent upon one or more of these retailers, we may be subject to their policies on such matters as the time of delivery and payment as well as their cancellation and return policies. It may be necessary for us to accept such terms in order to generate the business.

Competition

The markets in which our products are sold are highly competitive. Our products compete with products of many large and small companies, including well-known global competitors, such as The Proctor & Gamble Company, Johnson & Johnson, and Revlon, Inc. Each product which we introduce competes with major manufacturers and distributors. We market our products with advertising, including direct response advertising, promotions and other vehicles to build awareness of our brands in conjunction with an extensive sales force. We believe this combination provides the most efficient method of marketing for these types of products. Product quality, performance, value and packaging are also important competitive factors. We believe that we gain a certain level of competitive advantage by utilizing cost savings from our direct response advertising business which provides us with a lower overall advertising cost to promote our products.

In marketing our products we also compete with the major companies in seeking shelf space and in placing displays in prime locations within a store. The ability to obtain shelf space and to display our products in the stores is crucial to generating business, especially for products, such as ours, that are not as well known as the products which are manufactured and marketed by some of the largest skin care and food products companies in the world. After an initial order, retail outlets, especially mass marketing retailers, decide on whether and how much to order and where to display the product in the store based on their perception of the consumer response to the product. Thus, without good shelf space or displays for an initial order, it may be difficult for a new product to generate a favorable consumer response which in turn affects the willingness of the retailer to make further purchases.

THE COMPANY’S REAL ESTATE BUSINESS

The Company’s real estate business is conducted through a Company subsidiary.

East Granby, Connecticut

The Company owns a forty-nine (49%) percent interest in Gateway Granby, LLC (“Granby”) a limited liability company that owns and operates an office building in East Granby, Connecticut. The Granby property is currently being held for sale. The office building contains approximately 52,000 square feet of rentable space and is located on 7.7 developable acres. The Company has entered into an irrevocable proxy and agreement with Lester Tanner and his affiliates, who are members of the limited liability company, which agreement gives the Company voting and operational control of the limited liability company so long as the Company maintains its ownership interest in the limited liability company. Due to such voting control, Granby’s financial results are consolidated with the financial results of the Company, and the minority voting interests are recorded separately.

Set forth below is a chart that describes certain terms of the current leases of the East Granby Property:

Tenant	Space [1]	Use	Yearly Base Rent	Term/Expiration Date

Stubhub, Inc.	Suite 110 (9,102 sq. ft.)	General and administrative offices with technical support and service center capabilities	Year 1-$131,979 Year 2-$136,530 Year 3-$145,632 Year 4-$150,183 Year 5-$154,734	5 years; with tenant right to terminate in the 3rd year and tenant right to extend for 5 years after initial term. The initial term expires March 31, 2010.
Jack Henry & Associates, Inc.	Suite 140 and Suite 240 (23,421 sq. ft.)	General office purposes including technology center	Year 1-$387,710 Year 2-$387,710 Year 3-$387,710 Year 4-$393,100 Year 5-$393,100	5 years; with tenant right to extend for 5 years after initial term. The initial term expires December 31, 2010.

1  Approximately 38% of the East Granby Property’s rentable space is currently vacant. This rentable space has been subdivided into four smaller areas since the space was vacated by the prior tenant in 2005.  This subdivision was completed in March 2006, and is now available for leasing.

Hunter, New York (property sold)

Yolo Equities Corp., a wholly owned subsidiary was incorporated in October 1992, as a New York corporation. Yolo holds a mortgage on a real estate parcel and owned a 65-acre real estate parcel in Hunter, New York.   The 65-acre property is in an area known as Hunter Highlands, which is adjacent to the Hunter Mountain Ski Slopes in the Town of Hunter, Greene County, New York. The 65-acre parcel, which was subject to a contract for sale, dated November 23, 2005, was sold on March 27, 2006, (the “Land Closing”). The property was sold to Mountaintrail at Hunter, LLC, a New York limited liability company (“Mountaintrail”) for $900,000.

Marketing Activities

The Company's marketing in its real estate activities is limited to working with real estate brokers.

Competition

The office building owned by Granby is currently 63% occupied by unrelated tenants. Granby competes with many owners of office buildings in the Northern Hartford, Connecticut area for leasing and lease renewals. The general competitive conditions to which the East Granby Property is subject to is high with respect to both leasing and sales but favorable with respect to mortgage financing.

The Company’s Discontinued Operations

The Company’s discontinued operations consists of the former medical financing business, conducted through Medical Financial Corp., a wholly owned subsidiary, which (a) purchased insurance claims receivables from medical practices and provided certain services to those practices; and (b) three other subsidiaries, which were formed to provide additional management services to certain medical practices. The Company sold its continuing service obligations and the related future revenue rights of its medical financing business in exchange for preferential collection rates on the receivables that are expected to be collected

Intellectual Property

The Company’s Direct Response Marketing Business

When WWE obtains the exclusive licensing rights to a product developed by another, i.e., an inventor, the inventor will have ordinarily obtained the requisite trademark, trade dress, copyright, and patent protection for the product in the United States with the United States Patent and Trademark Office (“USPTO”). To the extent that the inventor has not previously obtained such intellectual property protection, WWE would assist the person to secure such protection.

If WWE develops a product internally, it is responsible for filing the requisite trademark, trade dress, copyright, and patent protection for the product in the United States with the USPTO. To date, WWE has not developed any products internally and, accordingly, the Company has not made any filings with the USPTO.  WWE has many trademarks.

The Company’s intellectual property, to the extent it is not subject to trademark, copyright or patent protection, is protected through use of confidentiality and non-disclosure agreements. To this end, WWE requires each of its officers and employees to enter into confidentiality agreements.

The Company’s Retail Distribution Business

Our E-70 trade name is a registered trademark. We have pending trademark applications filed for our Dermafresh and D-Shed. We license the rights for those products for which we have distribution rights. We acquired the rights to the Dermafresh  products, including the formulations for those products.  Starmaker and Hercules Hook are each owned by their respective product developers; we were granted an exclusive license to sell the product. We own the Extreme Beam trademark.

Employees

As of September 1, 2006, the Company had an aggregate of 19 employees, which included 12 in Los Angeles, California, 4 in Boca Raton, Florida, and 3 in New Rochelle, New York. None of the Company’s employees are covered by a collective bargaining agreement. The Company has never experienced a work stoppage and the Company believes that it has satisfactory working relations with its employees. The Company’s corporate offices are located in New Rochelle, New York.

Government Regulation

The Company, like others in the direct response industry, is subject to various local, state, federal and international consumer protection laws. In particular, all direct response marketers are governed by the Federal Trade Commission Act, including the Act’s provisions prohibiting deceptive practices in connection the advertising, marketing, and sale of consumer products. In addition, the Food and Drug Administration (“FDA”) has a broad statutory mandate with respect to, among other products, foods, drugs, medical devices, and cosmetics. The FDA seeks to insure that products under its purview are safe and are not mislabeled.  For example, a Company product offering which is ingested by customers may be regulated by the FDA.

The Company’s real estate business is in compliance with all environmental laws relating to hazardous substances in real property. Future compliance with environmental laws is not expected to have a material effect on its business.

PROPERTIES

The Company owns no property other than the property, which is included in its business of real estate held for rental, development and sale.

The Company’s direct response operations and corporate offices are located at the offices of WWE, which is located at 11872 La Grange Avenue, Los Angeles, California 90025. This facility has approximately 3,400 rentable square feet. The lease term is 60 months ending in February 14, 2009.  The Company currently pays base rent of $7,034 per month which will increase as follows: on February 15, 2007 to $7,245 per month, and on February 15, 2008 to $7,462 per month.

In August of 2006, the Company entered into a lease for approximately 7,600 square feet of office space in Encino, California; the Company expects to relocate its general corporate offices to Encino. The Encino lease is for a term of five years commencing upon substantial completion of the build-out of the office space by the landlord, currently expected to occur in October 2006. Rent for the first year of the lease term is approximately $17,100 per month, with an increase of approximately $6,400 for each year of the term thereafter.  The Company expects to sublease its existing La Grange Avenue office space in Los Angeles, California for remainder of that lease term which extends until February 2009.

In addition, in July 2006, the Company entered into a one year sub-lease agreement with Adsouth Partners, Inc. for approximately 1,600 square feet of office space in Boca Raton, Florida. Rent is approximately $2,700 per month. The Company will utilize this office for its retail distribution business.

In addition, the Company leases a suite at 271 North Avenue, Suite 520, New Rochelle, NY 10801. The Company is utilizing this facility for its real estate business, the winding down of its discontinued operations, storage and as a secondary corporate office. The lease is for approximately 6,500 square feet. The monthly rent is $6,500; the lease expires on February 28, 2007. The Company is receiving $2,000 per month from a tenant under a month-to-month space sharing arrangement. The Company does not anticipate renewing this lease upon its expiration.

These facilities are in good repair and the Company believes that these properties are adequately covered by insurance. In addition, the Company believes that its existing facilities will be adequate to meet the Company’s needs for the foreseeable future. Should the Company need additional space, the Company believes it will be able to secure additional space at commercially reasonable rates.

LEGAL PROCEEDINGS

From time to time, we may be involved in litigation with customers, vendors, suppliers and others in the ordinary course of business, and a number of claims may exist at any given time. All such existing proceedings are not expected to have a material adverse impact on our results of operations or financial condition. In addition, we, or our subsidiaries, are a party to the proceedings discussed below.

FTC Consent Decree

On March 9, 2004, the Federal Trade Commission entered into a voluntary consent order resulting from an investigation that began in December, 2002.  The Order was with among others, Buckhead Marketing and Distribution LLC, PAP Systems LLC and Nancy Duitch individually resulting from the marketing of the Peel Away the Pounds Weight Loss System.  The order contains no admission of wrongdoing and no finding of liability and was entered into for settlement purposes only.  The Order is binding upon the corporate successors and assigns.  The order also applies in certain instances to any business in which Nancy Duitch is an officer or director, or has a majority ownership interest in, directly or indirectly controls, or any other business in which Nancy Duitch is engaged in activity related to the marketing of any product, service or program that provides health benefits, including weight or inch loss or related benefits, or the marketing of any food, drug or cosmetic where certain claims are made, but only to the extent that such business acts in active concert or participation with Ms. Duitch.  Ms. Duitch is a director, Co-Chief Executive Officer and Chief Marketing Officer of the Company, and through the Duitch Family Trust, beneficially owns approximately 21.8% of the Company’s outstanding common stock.  The order prohibits certain weight loss representations and requires that other specified weight loss, fat loss and similar claims made in future advertising and claims regarding the results of tests or studies be substantiated by competent and reliable scientific evidence.  This is generally consistent with the standard for substantiating claims currently required by the FTC for all weight loss and dietary supplement products.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of all of our directors and executive officers as of September 1, 2006.  All of the directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal.

 There are no family relationships among directors or executive officers. There are no arrangements or understandings between any two or more of our directors or executive officers. There is no arrangement or understanding any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs. Also provided herein is a brief description of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

The following table sets forth the name, age and position of each of the Company’s executive officers, other senior management and the members of the Company’s Board of Directors as of September 1, 2006:

Name	Age	Position
Nancy Duitch	51	CEO, CMO and Director
Jeffrey S. Edell	48	Non Executive Chairman of the Board
Alan Gerson	59	President, Chief Operating Officer and Director
Roger A. Burlage	63	Director
Victor Imbimbo	53	Director
Victor Brodsky	48	Vice President, Chief Financial Officer, and Secretary
Marian McNear	55	WWE Vice President, Direct Marketing
Jeff Browning	51	WWE Senior Director of Product Procurement and Sourcing
Robert Kodaira	47	WWE Director of Inventory Control
Paul McKenna	53	WWE Director of Retail Operations and Fulfillment
Orrin Halper	44	WWE Vice President, Operations and Controller

Executive Officers

The following are the Company’s and WWE’s executive officers and senior management team:

Nancy Duitch, age 51, was appointed on November 29, 2005 to serve as Chief Marketing Officer and Co-CEO of the Company. Since the resignation of Mr. Edell as Co-CEO on June 13, 2006, Ms. Duitch has served as sole CEO. Ms. Duitch was the founder of WWE and has been WWE’s CMO and Co-CEO since its inception. Ms. Duitch has been in the direct response industry for over 12 years. From August, 2001 to July 2004, she was the CEO of Buckhead Marketing Group, LLC, a company, which she founded.  Prior to that she was a founder of and from January, 1999 to July, 2001, she was the President of One World Networks Integrated Technologies, Inc. (“OneWorldLive”), a multimedia direct response company where some of her creative product launches remain successfully airing after five years. Ms. Duitch has been the creative leader, product developer and contract manufacturer for some of the most successful direct marketing products in the industry, with total combined sales of over $1 billion attributed to her name. She is widely recognized as a superior product ‘picker’ and creative marketer with a higher-than-average ‘hit rate’ in the industry. Ms. Duitch has been profiled in Response TV Magazine as among the “25 Most Innovative Individuals” and “DRTV’s Angels.” Ms. Duitch has consistently participated in various civic and charitable endeavors, including the founding of Cardiac Arrhythmia Research & Education Foundation (C.A.R.E.), primarily focused on raising millions of dollars utilized in the prevention of sudden death in children and young adults.   Ms. Duitch is a party to the FTC Consent Order, which is described under “Legal Proceedings” above.

Victor Brodsky, age 48, has been the Company’s Vice President and Chief Financial Officer since March, 1998 and was appointed the Company’s Secretary on November 29, 2005.  Mr. Brodsky served as a Director of the Company from May, 2002 until November, 2005.  He is a certified public accountant with broad business experience in finance.  Mr. Brodsky was primarily responsible for successfully resolving all SEC comments on the two spin-offs that MFC has been a party to, prior to the stock acquisition of all WWE common stock. Prior to his employment at the Company, he was an accounting manager for 16 years at the CPA firm of Michael & Adest, in New York.

Alan Gerson, age 59, has been the Company’s President, Chief Operating Operating Officer and director since July 18, 2006. Alan Gerson’s career spans broadcast and cable television, home shopping, electronic commerce, live event marketing and the Internet. He has been an innovator in the conceptualization and implementation of interactive marketing and promotional concepts in the broadcast, cable and Internet media. Mr. Gerson was a longtime senior executive at NBC, Inc. Through his consulting company, Gerson & Associates, Mr. Gerson has been a media and marketing consultant representing such clients as Apple Computer, Home Order Television GmbH, Transactional Media Consultants, Ticketmaster Corp., Times-Mirror Companies, and Softbank Interactive Marketing, Inc. Mr. Gerson also served, under an executive consulting agreement, as the President and CEO of WorldSite Networks, Inc., a business-to-business Internet services provider, where his responsibilities included sale and marketing of the Company’s products and services. Mr. Gerson was also a founding principal of Interactive Marketing Inc/Digitrends a leading interactive marketing, consulting, event and publishing company. After selling his interest in IMI/Digitrends at the end of 2000, Mr. Gerson re-opened Gerson & Associates, his strategic marketing and consulting company, specializing in innovative media, programming, promotional, direct marketing and interactive marketing strategies.  In October 2001, Mr. Gerson became a founding partner in iMedia Communications, Inc., which grew into an event and trade publishing company serving the interactive advertising and media industries.  In December of 2001, Mr. Gerson agreed to serve as President and COO of Ronco Inventions, LLC, a leading television direct response marketing company. At Ronco, he was responsible for all aspects of the company’s operations, including media buying, call center and customer service operations, warehousing and fulfillment, finance and wholesale marketing and distribution of Company products. Mr. Gerson held the position of President of Ronco Inventions and related companies, until resigning in mid 2003 to devote his attention to his entrepreneurial interest in iMedia Communications. Mr. Gerson devoted his energies to business development at iMedia Communications, Inc, until after he and his partners sold their interests to dmg world media in the fall of 2005. Thereafter, Gerson resumed his consulting practice, where he specialized in representing companies in the media, technology, direct marketing and infomercial industries, as well as developing entrepreneurial projects involving digital video and online shopping.  Mr. Gerson has a J.D. from Fordham University School of Law, and a B.A. from the State University of New York, College at Plattsburgh. He is a former member of the Broadcast Council of the Direct Marketing Association as well as a former member of the membership committee of the Electronic Retailing Association.

Senior Management

In addition to the Company’s executive officers, the Company has assembled a strong senior management team that is responsible for managing various aspects of the Company’s direct response business.

Marian McNear, age 55, has been WWE’s Vice President, Direct Marketing, since July 2006, and previously served the Company as Director of TV Media since July, 2004.  Prior thereto, Ms. McNear was employed by Buckhead Marketing and Distribution, LLC from August, 2001 to July, 2004, where she was Director of TV Media. Prior thereto, Ms. McNear was employed by OneWorldLive from March, 1999 to August, 2001, where she was Director of TV Media. McNear is a seasoned executive in the direct response TV business, with over 25 years experience in managing and integral in developing the traditional and direct response TV campaigns, product development, and consumer product campaigns at WWE, OWL Television, Inc., Williams Television Time, and Fredrickson Television.  At WWE, Ms McNear oversees the project management aspects of product development and design, performs the TV media buying, performs inbound call center oversight and performs backend marketing.

Jeff Browning, age 51, has been WWE’s Senior Director of Product Procurement and Sourcing since July, 2006 and previously served the company as Director of Product Development and Quality control since July 2004. Prior thereto, Mr. Browning was employed by Buckhead Marketing and Distribution, LLC from August, 2001 to July, 2004, where he was responsible for product development. Prior thereto, Mr. Browning was employed by OneWorldLive from December, 1999 to August, 2001, where he was responsible for product development. Mr. Browning has over 20 years experience in international sourcing and material management and 10 years of direct response product development including, Ab Trainer, Bun & Thigh Sculptor, Bun & Thigh Max.  He is uniquely skilled in specialty sourcing for housewares, cosmetics, fitness products and nutritional supplements.  He has developed turn-key manufacturing relationships in Canada, Asia, Mexico, Europe, and United States.  At WWE, Mr. Browning is involved in day-to-day operations including product development, quality assurance, product sourcing, cost analysis, procurement planning and production manufacturing for all products.

Robert Kodaira, age 47, has been WWE’s Director of Inventory Control and responsible for the WWE’s IT Department since July, 2004. Prior thereto, Mr. Kodaira was employed by Buckhead Marketing and Distribution, LLC from January, 2002 to July, 2004, where he was Director of Inventory and responsible for the IT Department. Prior thereto, Mr. Kodaira was employed by OneWorldLive from February, 2000 to October, 2001, where he was Director of Inventory and responsible for the IT Department.  Mr. Kodaira has over 22 years experience in retail management and analysis (Macy’s

Department Stores (“Macy’s”), Robinsons-May Department Stores (“Robinsons”), Broadway Department Stores (“Broadway”)) and was responsible for planning, merchandising, and all allocating product for three divisions at Consolidated Stores, with an annual sales volumes in excess of $285 million. Mr. Kodaira also has prior management experience in inventory and analysis in the direct response industry (Kent & Spiegel Direct Inc. (“Kent & Spiegel”) and OneWorldLive). Mr. Kodaira oversees the forecasting, monitoring and analysis of inventory, material resources planning and systems integration.

Paul McKenna, age 53, has been WWE’s Director, Retail Operations and Fulfillment, since July 2006.  Previously, he served as Director of Fulfillment and Customer Service since July, 2004. Prior thereto, Mr. McKenna was employed by Buckhead Marketing and Distribution, LLC from January, 2002 to July, 2004, where he was responsible for fulfillment. Prior thereto, Mr. McKenna was employed by OneWorldLive from January, 1999 to October, 2001, where he was responsible for fulfillment. Mr. McKenna has over 17 years of retail experience at various levels, for companies such as Robinsons, Broadway, Bullocks, Bullocks Wilshire division of May Department Stores (“Bullocks, Bullocks”), and Macy’s. He also possesses over 12 years experience in operations, warehouse/fulfillment, inventory and customer care at such companies as Kent & Spiegel, NewStar Media Inc., OneWorldLive and Buckhead Marketing & Distribution, LLC.  He selects and manages fulfillment centers and the outside services needed to support multiply products; oversees the processing of all direct response, international and retail orders; reviews fulfillment invoicing and set-up and provides analysis and reports on fulfillment and customer service.

Orrin Halper, age 44, has been WWE’s Vice President, Operations and Controller since July 2006. He previously served as the controller since October, 2004. From October, 2002 to October, 2004, Mr. Halper was the Controller for Creative Light Entertainment, LLC.  From January, 2000 to October, 2002, Mr. Halper was Director of Finance for Icon Productions, Inc.  From January, 1995 to January, 2000, he was the Controller for Soundelux Entertainment Group, Inc., a position he held reporting to Mr. Edell for 4 years.  Prior to that, he was an accounting manager with various local accounting firms.  Mr. Halper is a CPA with over 20 years experience in both public accounting and in private industry.

Board of Directors

The members of the Company’s Board of Directors are Victor Imbimbo, Jeffrey S. Edell (Chairman), Roger A. Burlage, Alan Gerson and Nancy Duitch.

Jeffrey S. Edell, age 48, Mr. Edell has been our  chairman of the Board since June 13, 2006 when he resigned as Co-CEO; a position he held with Ms. Duitch. Mr. Edell has successfully owned and operated many integrated entertainment and high tech companies for the past 25 years. From October, 2003 to December, 2004, Mr. Edell was a director of InterMix Media (owners of MySpace and Hydroderm) and from November, 2003, Mr. Edell served as its’ Chairman of the Board. Mr. Edell oversaw the transition of a company saddled with management, financing, stockholder, listing and SEC problems, to a newly listed AMEX company, cleared by the SEC, in which the stock price rose from $1.75 to over $6 per share during his 15 month tenure as Chairman. Intermix was subsequently sold to Newscorp for over $680 million in cash. From April, 2002 to September, 2003, Mr. Edell consulted with respect to various companies and projects. From November, 1995 to April, 2002, as CEO/President of Soundelux Entertainment Group (an integrated entertainment company), he oversaw the growth in revenue from $15 million to over $110 million and sold its’ entertainment division to Liberty Media Group resulting in over $90 million in cash to its stockholders. He has also had success in founding and building a software company named elabor, Inc. and selling its assets to Microsoft and ADP, respectively in 2002 and 2003. Initially out of business school, Mr. Edell obtained his CPA Certification while working at KPMG in Los Angeles, subsequently he was a partner in a Top 10 accounting firm in Los Angeles, California. Mr. Edell received his Bachelor of Science degree in Commerce and accounting from the McIntire School of Commerce at the University of Virginia.

Victor Imbimbo, age 53, was appointed to our Board on November 29, 2005 Mr. Imbimbo has over 25 years’ experience in all aspects of brand management, sales support, advertising, relationship marketing, and promotional marketing. Since 2002, Mr. Imbimbo was engaged by TBWA\Chiat\Day, a division of Omnicom, as the President of TBWA\WorldHealth and Executive Group Director of TBWA/Chiat\ Day. His responsibilities included establishing and supervising a viable healthcare division for that company. Prior to that engagement, Mr. Imbimbo in 1997 founded Bedrock Communications, Inc., a firm specializing in digital communications solutions. During his tenure at Bedrock, Mr. Imbimbo served as its chief executive officer. Mr. Imbimbo received his B.S. in Biology and Masters in Business Management from Purdue University.

Roger Burlage, was appointed on July 27, 2006 to serve as a member of the Company’s Board of Directors. Roger A. Burlage is an established entertainment industry executive and leader with a vast array of experience and success in the film and television business and extensive management and related experiences in several other industries. Mr. Burlage has a track record in managing companies, formulating and executing their respective business plans.  Since May of 2003, Mr. Burlage has been operating as a business consultant in the entertainment industry, as well as other industries. He has engaged in independent movie production activities, book publishing, corporate reorganizations, investments and the pursuit of an invention based on an idea developed in 1994. This activity is conducted under, Castlebridge Enterprises, Inc., a California corporation owned by Mr. Burlage. Since August 2006 Mr. Burlage has served on the board of directors of a Canadian public company, Mainframe Entertainment, Inc. which is located in Vancouver, BC.

From April 1999 through April of 2003, Mr. Burlage was Chairman and Chief Executive Officer of The Harvey Entertainment Company. In June 2001, Mr. Burlage completed the sale of The Harvey Entertainment Company’s intellectual property assets to Classic Media and in February of 2003, Mr. Burlage concluded a sale of the filmed entertainment assets of the company to Echo Bridge Entertainment. Mr. Burlage was President and Chief Executive Officer of LIVE Entertainment, Inc. from December 1993 and Chairman of the Board from March 1996 until February 1998. The company was sold in 1997 to a private group of investors who renamed the company Artisan Entertainment. Mr. Burlage remained with Artisan on a significantly full time basis as transitional Chairman until February 1998. Prior to LIVE, Burlage served as President and Chief Executive Officer for Trimark Holdings, Inc. for four years. Under Burlage’s leadership, Trimark increased its revenues three hundred percent with a corresponding increase in profitability, facilitating a well-received initial public offering.  Trimark expanded from a home video company to a diversified full service motion picture distribution company including international as well as domestic theatrical and television. Mr. Burlage was one of the founding executives of New World Entertainment. He was President and Chief Operating Officer of the company from its inception (February 1983) to 1987. During this time, sales growth went from $8 million to approximately $400 million over a five-year period. Under Burlage’s direction, New World expanded its operations into home video and international television and theatrical distribution. He was instrumental in arranging the financing for New World and spearheaded its initial public offering. Mr. Burlage was senior executive of AVCO Embassy Pictures and its successor company from 1977 to 1983. Before joining Embassy, Burlage held various management and executive positions at AVCO Corporation. These positions provided Mr. Burlage with extensive experience in the business environment and industry experience in the financial services (including saving & loan, credit card, travel and consumer lending), real estate, manufacturing and insurance industries. Mr. Burlage graduated from the University of Toledo in Ohio, receiving a BBA with a major in Accounting. Currently, he is a CPA in the state of California and is a member of the Academy of Motion Pictures Arts and Sciences.

Nancy Duitch was appointed on November 29, 2005 to serve as a member of the Company’s Board of Directors. Ms. Duitch’s background information is set forth under the heading “Executive Officers”.

Alan Gerson was appointed on July 24, 2006 to serve as a member of the Company’s Board of Directors Mr. Gerson’s background information is set forth under the heading “Executive Officers”.

There are no family relationships among any of our directors. No arrangement or understanding exists between any director and any other person pursuant to which any director was selected to serve as a director. To the best of our knowledge, (i) there are no material proceedings to which our director is a party, or has a material interest, adverse to us; and (ii) there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any of the directors during the past five years.

Meetings and Committees of the Board of Directors

During the year ended December 31, 2005, we had five meetings of our Board of Directors in person and one meeting telephonically; all of the board actions were taken by unanimous written consent.

We do not have a nominating committee of the Board of Directors, or any committee performing similar functions. Nominees for election as a director are selected by the Board of Directors.

The audit committee of the Board of Directors consists of Roger Burlage and Victor Imbimbo who are non-employee directors of the Company. The audit committee reviews actions with respect to various auditing and accounting matters, including the selection of the company’s independent public accountants, the scope of the annual audits, the nature of non-audit services, the fees to be paid to the independent public accountants, and the accounting practices of the Company. The Company does not currently have an audit committee financial expert serving on its audit committee. The Company may in the future attempt to add a qualified board member to serve as an audit committee financial expert in the future, subject to its ability to locate and compensate such a person.

Except as disclosed in the applicable employment agreements discussed in the section of this document titled “The Company — Director and Executive Officer Compensation — Employment Agreements” and as disclosed in the section of this document titled “The Company — Certain Relationships and Related Transactions,” no arrangement or understanding exists between any executive officer and any other person pursuant to which any executive officer was selected to serve as an executive officer.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Director Compensation

On April 10, 2006, our Board approved a compensation plan for each non-employee director of the Board of Directors who owned less than 5% of the Company's stock. The plan includes both options and shares of restricted stock.  This plan replaces the prior director compensation arrangements.

Options: Each director is granted options to acquire 30,000 shares of common stock upon joining the Board; 10,000 options vest upon joining the Board, the balance of 20,000 vests at the rate of 2,500 shares per quarter, beginning at the end of the first quarter, following the first anniversary of joining the Board. The exercise price is the closing price of common stock on the grant date. Additional options to acquire 9,000 shares of common stock are granted upon joining the Board, which vest quarterly over three years. The exercise price is also the closing price of common stock on the grant date.

Restricted Stock:  Each director is also issued 7,500 shares of common stock upon joining the Board, which shares vest quarterly at the rate of 650 shares per quarter beginning at the end of the first quarter after the director’s joining the board.

Executive Compensation

As of September 1, 2006, The Company’s executive officers are Nancy Duitch, CEO and Chief Marketing Officer, Alan Gerson, President and Chief Operating Officer and Victor Brodsky, Vice President, Secretary and Chief Financial Officer.

Prior to the Closing of the reverse merger on November 29, 2005, the named executive officers of the Company were Lester Tanner and Victor Brodsky.  From and after the Closing of the reverse merger, and at December 31, 2005,  the named executive officers of the Company were Jeffrey S. Edell and Nancy Duitch (formerly named executive officers of WWE), and Victor Brodsky.  Jeffrey S. Edell resigned his position as President and Co-Chief Executive Officer of the Company, effective June 13, 2006, and was simultaneously appointed non-executive Chairman of the Board. The first compensation table provides historical compensation information about WWE’s named executive officers; the second compensation table provides historical compensation information about the Company’s named executive officers who served prior to November 29, 2005.

	Annual Compensation of WWE’s Named Executive Officers for the Fiscal Year ended December 31, 2005
Name and Principal Position	Salary ($)	Bonus ($)	Other Annual Comp($)(1)
Jeffrey S. Edell, President and CEO(2)	$250,000	-0-
Nancy Duitch, CMO and Co-CEO	$250,000	-0-

(1)

The annual amount of prerequisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for named executive and has, therefore, been omitted.

(2)

Mr. Edell resigned his position effective June 13, 2006. He remains our non-executive Chairman of our Board of Directors.

The following compensation table sets forth the three fiscal years ended February 28, 2005, 2004 and 2003 compensation paid by the Company, including salaries, bonuses and certain other compensation, to the following named executive officers of the Company in those periods:

Annual Compensation of the Company’s Named Executive Officers

 for the Last Three Fiscal Years ended February 28

Name and	Fiscal Year			Other Annual
Principal Position	Ended February 28(1)	Salary($)	Bonus($)	Comp.($)(2)

Lester Tanner,	2005	175,000		12,500
President and CEO(3)	2004	175,000	&nbs p; -	12,500
	2003	156,000	&nbs p; -	12,500

Victor Brodsky,	2005	160,000	12,500	12,500
Vice President and CFO	2004	160,000	27,500	12,500
	2003	150,000	27,500	12,500

(1) Effective November 29, 2005, the Company changed its fiscal year to a calendar year.

(2) The amounts in this column represent automobile allowances and certain unaccountable and reasonable expense allowances.

(3) Mr. Tanner resigned all offices with the Company on November 29, 2005.  He served as President of Yolo Equities Corp., a wholly-owned subsidiary of the Company, until the sale of the property in 2006.

Option Grants in Last Fiscal Year

No named executive officer received options in fiscal year ended December 31, 2005.  We have omitted the table of fiscal year end option values because none of our named executive officers had options at December 31, 2005.

Employment Agreements

Effective April 1, 2005, Nancy Duitch entered into an employment agreement with WWE.  Her employment agreement is for a term of three years, terminable by the applicable executive on 60 days’ notice and terminable by WWE for “cause”. Her annual base salary is $250,000 (subject to an annual upward adjustment of ten (10%) percent).  Ms. Duitch’s agreement includes severance arrangements similar to those described for Mr. Gerson.

On July 15, 2006, the Company entered into an employment agreement with Alan Gerson which was approved by the board of directors on July 18, 2006. Mr. Gerson serves as our as President and Chief Operating Officer.  Mr. Gerson’s annual base salary is $250,000, subject to annual increase by the board of directors during the term based on annual performance reviews.

Ms. Duitch and Mr. Gerson are to share in a bonus pool calculated at a minimum of 15% by the amount by which the applicable EBITDA target is exceeded for the applicable calendar year. Each of them is entitled to a monthly car allowance of $1,000, and the cost of insurance, operation and maintenance of said vehicle when utilized for business purposes.

Mr. Gerson’s employment Agreement shall terminate: (i) upon the expiration of three years, (ii) upon the determination in writing by the board that there is justifiable cause, in which case, Mr. Gerson has 30 days to cure such justifiable cause, (iii) immediately upon death or Disability, or (iii) upon 60 days written notice of his voluntary resignation. Upon termination of Mr. Gerson’s employment for justifiable cause or his voluntary resignation without good cause, he will be entitled to receive any compensation, accrued vacation, benefits and reimbursements owed and accrued through the date of termination. Upon the voluntary resignation of Mr. Gerson with good cause or his termination by MFC without justifiable cause, or upon termination due to death or disability, he shall receive:

(i)

A lump sum payment of his base salary for a period of six months.

(ii)

Any base salary and bonus (prorating the portion of the bonus for the year through the date of termination) accrued prior to the date of termination. In addition, any amount payable for compensation, accrued vacation, benefits and reimbursements owed and accrued through the date of termination.

(iii)

MFC shall pay all of his COBRA payments and pay premiums on any life insurance plans, or such alternating plans as of the date of termination, for a period of 180 days.

Mr. Gerson received, as an inducement for his accepting the position of President and Chief Operating Officer, options to purchase up to 1,000,000 shares of the Common Stock of MFC under the Company’s 2006 Equity Incentive Plan. Options to purchase 200,000 shares of the Common Stock of MFC shall vest upon the execution of his employment agreement. The remaining 800,000 options vest ratably over a 30 month period from the date of his employment agreement. The exercise price is $0.52. Mr. Gerson will be eligible, under his annual bonus plan, for grants of additional options to purchase another 1,000,000 shares at then current market prices if he meets annual performance goals. These options will be made available in three tranches, as follows: options to purchase 200,000 shares with a strike price calculated based on the market price of the stock on the first day of trading in January 2007; options to purchase 400,000 shares with a strike price calculated based on the market price of the stock on the first trading day in January 2008, and options to purchase 400,000 shares with a strike price calculated based on the market price of the stock on the first trading day in January 2009.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth information as to each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock and as to the security and percentage ownership of each executive officer and director of the Company and all officers and directors of the Company as a group.  Except where specifically noted, each person listed in the table has sole voting and investment power with respect to the shares listed.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as otherwise indicated, we believe that the beneficial owners listed below, based on the information furnished by these owners, have sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percent ownership of that person, we deemed outstanding shares of common stock subject to warrants or options held by that person that are currently exercisable or exercisable within 60 days of September 1, 2006. We did not deem these shares outstanding for purposes of computing the percent ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Shares of Common Stock	Percent of Class(1)
Jeffrey S. Edell*(2)	3,852,957	18.2%
Nancy Duitch*(3)	4,613,543	21.8%
Alan Gerson * (4)	280,000	1.3%
Victor Brodsky*(5)	253,603	1.2%
Victor Imbimbo* (6)	98,000.5%
Roger Burlage *(7)	295,750	1.4%
Adsouth Partners, Inc.(8)	5,500,000	26%
Gottbetter Capital Finance, LLC (9)	4,185,073	16.5%
Gottbetter Capital Master, Ltd. (10)	7,185,072	25.4%
Executive officers and Directors as a group (6 persons) (11)	9,393,853	42.8%

* The address of the indicated individual is c/o Worldwide Excellence, Inc., 11872 La Grange Avenue, Los Angeles, California 90025.

(1) Based on 21,138,751 shares of common stock outstanding on September 1, 2006.

(2) Includes shares beneficially owned by the Edell Family Trust.

(3) Includes shares beneficially owned by the Duitch Family Trust.

(4) Consists solely of options to purchase shares exercisable within 60 days of September 1, 2006.

(5) Includes conversion of preferred stock, options and warrants to purchase 137,500 shares exercisable within 60 days of September 1, 2006.

(6) Includes conversion of preferred stock, options and warrants to purchase 88,000 shares exercisable within 60 days of September 1, 2006.

(7) Includes conversion of preferred stock, options and warrants to purchase 285,700 shares exercisable within 60 days of September 1, 2006.

(8) The name of the person who has voting or investment control over the securities owned by Adsouth Partners, Inc. is John  P. Acunto

(9) Consists of 4,185,073 shares issuable upon conversion of debt at the lowest conversion price  of $.69 per share.   However, the Company and Gottbetter Capital Finance, LLC (GCF) have agreed that GCF and its affiliates can only convert its debenture or exercise its warrants to the extent that its total ownership in the Company does not exceed 4.99% of the Company’s outstanding common stock. Therefore, as of September 1, 2006, GFC and its affiliates (including GCM defined in note 9 below) can own no more than 1,111,200 shares of the Company’s common stock.

(10) Consists of 3,000,000 shares issuable upon exercise of warrants and 4,185,072 shares issuable upon conversion of debt at the lowest conversion rate of $.69 per share.  However, the Company and GCF have agreed that GCF and its affiliates can only convert its debenture or exercise its warrants to the extent that its total ownership in the Company does not exceed 4.99% of the Company’s outstanding common stock. Gottbetter Capital Master, Ltd. (GCM) is an assignee and affiliate of GFC. Therefore, as of September 1, 2006, GFC and its affiliates (including GCM) can own no more than 1,111,200 shares of the Company’s common stock.

(11) Includes conversion of preferred stock, options and warrants to purchase 791,250 shares exercisable within 60 days of September 1, 2006.

Certain Relationships and Related Transactions

On November 29, 2005, in connection with the Closing of the reverse merger,

(a)

Lester Tanner, the Company’s then Chairman of the Board, President, and Chief Executive Officer and 20% stockholder of the Company and current President of Yolo Equities Corp., a wholly owned Company subsidiary (“Yolo”), and 5% stockholder of the Company, was issued 100,000 shares of the Company’s common stock in consideration for the conversion of certain of the Company’s bonds owned by Mr. Tanner in the principal amount of $100,000; the conversion price for the Company bonds owned by Mr. Tanner and others was determined by negotiation between the Company and WWE in connection with the execution and delivery of the stock acquisition agreement dated as of July 29, 2005 among WWE, WWE’s stockholders, and the Company (the “Stock Acquisition Agreement”); and

(b)

Anders Sterner, a then Company director and stockholder of the Company, was issued 75,000 shares of the Company’s common stock in consideration for the conversion of certain of the Company’s bonds owned by Mr. Sterner in the principal amount of $75,000; the conversion price for the Company bonds owned by Mr. Sterner and others was determined by negotiation between the Company and WWE in connection with the execution and delivery of the previously mentioned Stock Acquisition Agreement.

In July, 2005, under the terms of the Stock Acquisition Agreement, Lester Tanner agreed to defer for 90 days from the Closing, the payment to him of any accrued but unpaid salary. At the time of the Closing, the amount of the accrued but unpaid salary was of $163,424 (the “Deferred Compensation”).  Mr. Tanner reserved the right during the deferral period to receive shares of the Company’s common stock, at a conversion price of $1.50 per share, in lieu of the payment of the Deferred Compensation.  On December 21, 2005, Mr. Tanner agreed to convert his Deferred Compensation of $163,424 into 108,949 shares of the Company’s common stock, at the conversion rate of $1.50 per share.  The conversion price for the shares of the Company’s common stock issued to Mr. Tanner in lieu of the payment of Deferred Compensation was determined by negotiation between the Company and WWE in connection with the execution and delivery of the Stock Acquisition Agreement.

Under a Contract of Sale dated as of November 23, 2005, Yolo agreed to sell a 65 acre parcel of undeveloped real estate in Hunter, New York to Mountaintrail at Hunter, LLC, a New York limited liability company (“Mountaintrail”) for $900,000.  Mountaintrail is owned: (a) 51.67% by Yolo at Hunter, LLC, a New York limited liability company (“YoloH”), (b) 35.00% by Trailside Inroads, LLC, a New York limited liability company (“Trailside”) (100% owned by Lester Tanner (the former Chairman, President, and CEO of the Company and the President of Yolo through April 19, 2006, and a stockholder of the Company) and his affiliates), and  (c) 13.33% by Lester Tanner and affiliates.

The selling price of $900,000 was paid to Yolo as follows: (a) $380,000 from Mountaintrail, and (b) the receipt by Yolo of a 51.67% membership interest in Mountaintrail, through YoloH, valued at $520,000.

As of December 31, 2005, YoloH was owned 100% by Yolo. In March 2006, Yolo sold 49.84% of its membership interest in YoloH to affiliates of Mr. Tanner for $309,000, leaving Yolo with a balance of 50.16% ownership interest in YoloH, valued at $211,000. On April 11, 2006, Yolo entered into an agreement with Mr. Tanner to sell the remaining 50.16% interest in YoloH to him for $211,000, which closed on April 19, 2006. The Company’s basis in the property was $900,000, and therefore, Yolo recorded no gain or loss on the sale. The Company’s management believes that terms of sale of the 65 acre parcel, including, without limitation, the sale price, are as fair as could have been obtained from an unaffiliated party in an arm’s length transaction.

Current Officers

Roger Burlage was appointed as a director in July 2006. Prior to his appointment in June 2005, a company which he controls entered into a Consultant Agreement with WWE to assist with financing. His consulting company was paid $50,000 in 2005; will receive a total of $25,000 in 2006 and was issued warrants to purchase 150,000 shares at exercise price ranging from $1.00 to $1.50, depending on time of exercise.

Nancy Duitch-In June and July 2006, Ms. Duitch advanced a total of $94,000 to us; it was repaid at various times through August 7, 2006 with interest at a rate of 9% per annum.

Jeffrey Edell, our current non-executive Chairman of our Board and former Co-CEO entered into a transition services agreement dated as of June 13, 2006 whereby he resigned his full time position and agreed to provide services.  Under the terms of the agreement, Mr. Edell agreed to surrender 500,000 shares of common stock that were issued to him in connection with his employment agreement and the acquisition agreement whereby WWE merged into the Company. In addition, Mr. Edell agreed to relinquish any claim with respect to all of his earn-out shares, which he may be entitled to.

Certain of our officers and directors participated in our Series A preferred offering on the same basis as third party investors in 2005. Those persons are identified in our chart of Selling Security Holders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's Discussion and Analysis of Financial Condition and Results of Operations

All statements contained herein that are not historical facts, including but not limited to, statements regarding future operations, financial condition and liquidity, future borrowing, capital requirements, and the Company's future development  and growth plans, are based on current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties. Actual results and the timing of events may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the headings “Risks Factors” in our Form 10-K for the year ended December 31, 2005 and other risk factors described herein and in the Company's reports filed and to be filed from time to time with the Commission and the cautionary note regarding “Forward-Looking Statements.” The most relevant factors that could cause actual results to differ materially are the following: (i) Closing of the second installment of the Financing that closed on August 2, 2006 is conditioned on the Company’s filing of the registration statement as well as other customary conditions.  There can be no assurance that the second installment of the Financing will ultimately be consummated. The funds from the second closing will be needed to expand our product offerings, client base and markets, and to implement the other features of our business strategy; (ii) The direct response marketing industry is highly competitive, rapidly evolving and subject to constant change and intense marketing by providers of similar products. WWE’s must be able to license marketable products from others, and develop new products that address the needs of its customers; (iii) The Internet, which WWE is dependent on in carrying out its business strategy, is susceptible to security breaches, which may cause WWE to lose customers, even though WWE has not experienced any security breaches in the past; (iv) WWE is subject to government regulation, and a legislative change or action with respect to one of our products, could have an adverse effect on the Company; (v) A legislative change in insurance regulations affecting the future collections of receivables in the Company’s discontinued medical segment and adverse arbitration or court decisions on can affect the collectibility of receivables and (vi) Changes in the real estate and financial markets or environmental action by governments affecting development of real estate can have an adverse affect on the marketability of the Company’s real estate holdings. The discussion and analysis below is based on the Company's consolidated financial statements for the years ended December 31, 2005 and 2004, and the Company's unaudited consolidated financial statements for the six months ended June 30, 2006 and 2005 and the and related Notes thereto and included herein and incorporated herein by reference.

Overview

On November 29, 2005, the Company (sometimes hereinafter referred to as “MFC”) completed the acquisition (the “Closing”) of all the issued and outstanding shares of common stock of Worldwide Excellence, Inc. “WWE”, a Delaware corporation, in accordance with the provisions of a certain Acquisition Agreement dated as of July 29, 2005 among WWE and the Company (hereafter to be referred as “MFC” prior to the Closing and the Company as the consolidated entity after the Closing), and WWE’s stockholders. MFC acquired one hundred (100%) percent of WWE’s outstanding common stock in exchange for shares of MFC common stock.  At the closing, 11,500,000 shares of MFC’s common stock were issued to former stockholders of WWE and their designees and 710,000 shares of the MFC’s common stock were issued to a finder and its designees. On the same day, as a requirement to close the transaction, MFC note holders converted $500,000 of debt into 500,000 shares of common stock. In addition, 35,000 shares of MFC common stock were issued for payment of legal fees.

As a result of the merger, former WWE stockholders hold a majority of the voting interest in MFC. This transaction was accounted for as a reverse merger, with WWE being the acquirer for accounting purposes. The pre-acquisition financial statements (December 31 year end) of the accounting acquirer, WWE, became the historical financial statements of the combined companies and the historical financial statements of MFC for the periods prior to the date of the transaction (February 28 fiscal year end) are not presented. This transaction was accounted for as the issuance of common stock by WWE for the net monetary assets of MFC, accompanied by a recapitalization to reflect the legally issued and outstanding shares of the combined companies. Pre-acquisition stockholders’ equity of WWE was retroactively restated for the equivalent number of shares of MFC received by WWE stockholders in the acquisition, with differences between the par value of MFC and WWE’s stock recorded as additional paid in capital.

Simultaneous with the Closing on November 29, 2005, and continuing through December 30, 2005, WWE, pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation 506 promulgated under the Securities Act, engaged in a Private Offering to “accredited investors” of a total subscription of 1,205,000 shares of the Company’s 10% convertible preferred stock (convertible into 2,410,000 shares of common stock) for $2,410,000, and warrants to purchase 1,205,000 shares of the Company’s common stock; each warrant entitling the holder to purchase one share of the Company’s common stock.

The Company operates two business segments consisting of the direct response marketing business and the development and rental of real estate in New York and Connecticut.  The Company, through other subsidiaries, is in the process of liquidating the discontinued operations of MFC’s former medical division. The real estate and discontinued operations were acquired from MFC at the Closing on November 29, 2005 and are not included in the historical financial statements prior to that date.

On August 7, 2006, MFC filed a Current Report on Form 8-K announcing that on August 1, 2006, the Company closed its purchase of certain assets from Adsouth Partners, Inc., pursuant to the purchase agreement described in MFC’s Form 8-K filed on June 28, 2006. MFC, through a newly formed subsidiary, Adsouth Marketing LLC, acquired assets comprising Adsouth's consumer products division and assumed certain liabilities. MFC purchased rights to various consumer products and brands as well as succession to Adsouth’s wholesale and retail distribution channels and relationships.

The purchase price for the assets included a cash and stock component. The cash component was the payment of $1,525,000 at closing; subject to adjustment after closing based on the actual value of certain Adsouth assets. The cash component was paid by delivery of a promissory note in the principal amount of $1,525,000 (the “Adsouth Note”).

The stock component of the purchase price was paid by issuance of 5.5 million shares of MFC’s common stock (the “Adsouth Shares”), 750,000 shares of which are being held in escrow to satisfy potential indemnification obligations of Adsouth.

The results of operations from Adsouth’s consumer products division prior to August 1, 2006 are not indicative of the results of future operations of this division because of new management directives from the Company as compared to the prior owners of this division.

On August 7, 2006, MFC filed a Current Report on Form 8-K announcing that on August 2, 2006, the Company closed a financing transaction in which it sold 10% secured convertible notes (the “Notes”) to Gottbetter Capital Partners, LLC (“Gottbetter”) to raise $5,775,400 pursuant to a Securities Purchase Agreement dated thereof (the “Securities Purchase Agreement”). The Company received $2,887,700 upon closing, and will receive another $2,887,700 on the date the registration statement is filed pursuant to Investors Registration Rights Agreement dated thereof between the Company and Gottbetter (the “Registration Rights Agreement”), provided that the Company’s Board of Directors shall have consented, subject to shareholder approval, to increase its authorized shares of Common Stock to at least 100,000,000 shares. The Notes are convertible from time to time at the option of Gottbetter into the common stock of the Company at the price per share equal to eighty percent (80%) of the average of the two lowest volume weighted average prices of the Company’s common stock, as quoted by Bloomberg, LP, for the twenty-five (25) trading days immediately preceding the conversion date but in no event lower than a floor price of $0.69 (the “Conversion Price”). Gottbetter may not convert the Notes or exercise the Warrant (as defined below) if such conversion or exercise would result in Gottbetter, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1933 and the rules promulgated thereunder) in excess of 4.99% of the then issued and outstanding shares of the Company’s common stock. The Company has an option to redeem a portion or all of the outstanding principle convertible Notes with the redemption price being the greater of (i) one hundred and twenty-five percent

(125%) of the face amount redeemed plus accrued interest and (ii) eighty percent (80%) of the (x) product of the remaining conversion amount divided by the Conversion Price (not less than a $1.00) in effect on the trading day before the Company’s redemption notice is sent and (y) the closing sale price on the trading day before the Company redemption notice is sent.

The Company and its subsidiaries granted Gottbetter a security interest in certain of its assets pursuant to a Security Agreement dated July 31, 2006 between the Company and Gottbetter (the “Security Agreement”). The Company shall pay a commitment fee equal to 6.5% of the total purchase price of the Notes of which $187,700 was paid on August 2, 2006 upon the funding of $2,887,700 of the Notes. Gottbetter also received a five-year warrant to purchase 3,000,000 shares of common stock at an exercise price of $0.75 per share (the “Warrant”).

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and until so registered the securities may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. The offering requires the Company to prepare and file with the Commission a registration statement for the purpose of registering under the Securities Act of 1933 all of the shares of the Company’s common stock issuable upon exercise of the Warrants and the Notes pursuant to an the Registration Rights Agreement.

Components of Revenue and Gross Profit

Sources of Revenue

Direct Response Marketing

The Company’s direct response marketing business is conducted through WWE and its affiliates, the historical business of the Company after the Closing. WWE is a direct marketing and branding company specializing in health, beauty, fitness and home consumer products.  WWE is in the business of building product brands and believes that it has found a successful formula that combines creativity and strategic analysis to optimize sales opportunities and profitability in this marketing space. Typically, WWE obtains the exclusive worldwide marketing, distribution and manufacturing license rights to a particular product from its inventor or a business representative and develops the product brand through innovative marketing campaigns utilizing the Internet, television, and print media, ultimately leveraging its retail and international distribution channels for sales directly to consumers or for sales to downstream business customers. WWE also earns revenue from shipping and handling fees and by providing customer lists to third parties for a fee. Net sales are determined by subtracting an allowance for returns from gross product sales and list sales.

WWE seeks to distinguish itself from other direct response marketing companies through the development of products that create a long term annuity stream of revenue through what WWE refers to as “Continuity” programs. Through WWE’s Continuity programs, customers repurchase a particular product monthly or bi-monthly for up to 30 months or more, thus maximizing the initial media investment to acquire that particular customer.

Real Estate

All real estate property held for rental, development and sale were acquired in connection with the reverse merger acquisition on November 29, 2005. No revenues were included in the Consolidated Financial Statements prior to November 29, 2005.  Revenues in the real estate division vary substantially from period to period depending on when a particular transaction closes and depending on whether the closed transaction is recognized for accounting purposes as a sale, or is reflected as a financing, or is deferred to a future period.

Hunter, New York

Yolo Equities Corp., a wholly owned subsidiary (“Yolo”), holds a mortgage on a real estate parcel and previously owned a 65-acre real estate parcel in Hunter, New York.

The 65-acre parcel, which was subject to a contract for sale, dated November 23, 2005, was sold on March 27, 2006, (the “Land Closing”). The property was sold to Mountaintrail at Hunter, LLC, a New York limited liability company (“Mountaintrail”) for $900,000.  Mountaintrail is owned: (a) 51.67% by Yolo at Hunter, LLC, a New York limited liability company (“YoloH”), (b) 35.00% by Trailside Inroads, LLC, a New York limited liability company (“Trailside”) (100% owned by Lester Tanner (the former Chairman, President, and CEO of the Company and President of Yolo through April 19, 2006, and a stockholder of the Company) and his affiliates), and  (c) 13.33% by Lester Tanner and affiliates.

The selling price of $900,000 was paid to Yolo as follows: (a) $380,000 from Mountaintrail, and (b) the receipt by Yolo of a 51.67% membership interest in Mountaintrail, through YoloH, valued at $520,000.

As of December 31, 2005, YoloH was owned 100% by Yolo. In March 2006, Yolo sold 49.84% of its membership interest in YoloH to affiliates of Mr. Tanner for $309,000, leaving Yolo with a balance of 50.16% ownership interest in YoloH, valued at $211,000, which is included in investment in unconsolidated subsidiary. On April 11, 2006, Yolo entered into an agreement with Mr. Tanner, which closed on April 19, 2006, to sell the remaining 50.16% interest in YoloH to him for $211,000. The Company’s basis in the property was $900,000, and therefore, Yolo recorded no gain or loss on the sale. The Company’s management believes that terms of sale of the 65 acre parcel, including, without limitation, the sale price, are as fair as could have been obtained from an unaffiliated party in an arm’s length transaction.

See Note 5 of Notes to Consolidated Financial Statements.

East Granby, Connecticut

The Company owns a forty-nine (49%) percent interest in Gateway Granby, LLC (“Granby”) a limited liability company that owns and operates an office building in East Granby, Connecticut. The office building contains approximately 52,000 square feet of rentable space and is located on 7.7 developable acres. Simultaneous to the Closing on November 29, 2005, the Company entered into an irrevocable proxy and agreement with certain members of the limited liability company who are stockholders of MFC, which agreement gives the Company voting and operational control of the limited liability company so long as the Company maintains its ownership interest in the limited liability company. Due to such voting control, Granby is consolidated with MFC, and the minority voting interests are recorded separately.

Costs of Goods Sold

Direct Response Marketing

Cost of goods sold consists primarily of (1) the landed costs of the finished goods received from third-party manufacturing partners, (2) fees to out-sourced call and fulfillment centers, which includes order processing, shipping and storage charges, freight charges for shipping to customers, and customer service, (3) royalties paid to the inventors of products, and (4) credit card processing fees.

Real Estate

All real estate property held for rental, development and sale were acquired in connection with the reverse merger acquisition on November 29, 2005. No costs of sales were included in the Consolidated Financial Statements prior to November 29, 2005. All operating expenses of the office building in East Granby, Connecticut are included in general and administrative expenses from the date of acquisition through June 30, 2006.

Components of Operating Expenses

Selling Expenses

Selling expenses are the largest component of WWE’s cost structure and primarily consist of media expenditures and out-sourced infomercial production costs. The largest component of selling expenses is the cost of TV and Internet media.

General and Administrative Expenses

Direct Response Marketing

The largest component of general and administrative expenses is administrative employment costs and executive salaries that have not been allocated to corporate overhead. Other significant general and administrative expenses include liability insurance, legal fees, occupancy, and telecommunications costs.

Real Estate

General and administrative expenses primarily consist of real estate taxes, utilities and maintenance attributable to the office building in East Granby, Connecticut that was acquired in connection with the reverse merger on November 29, 2005.

Corporate Expenses

Corporate expenses consist of the direct costs of being a public company and the costs attributable to new business development. These costs are primarily attributable to an allocation of: (i) employment costs of executive officers and other employees whose services are directly related to the management of the public company and new business development, and (ii) professional fess. The Company expects that corporate expenses will increase as additional senior management personnel are hired to oversee the anticipated growth of the Company and to comply with the requirements of being a public company.

Bad debts

The significant component of bad debt expense is when WWE ships a product with multiple credit payment terms, consisting of future credit card charges. If the future charges are ultimately denied, the Company will incur a bed debt expense.

Components of Other Items

Interest Expense, net

This item is recorded net of insignificant amounts of interest income.

Direct Response Marketing

Interest expense is primarily attributable to a loan from an individual during 2005, part of which was converted to equity in connection with the reverse merger acquisition on November 29, 2005.

Real Estate

Interest expense from real estate consists of debt acquired from MFC’s real estate operations, in connection with the reverse merger acquisition on November 29, 2005. This debt includes the following:

Mortgage payable, office building

The East Granby Property is owned subject to a mortgage, with an outstanding principal balance of $2,110,000 at June 30, 2006. The interest rate is 5.53 % through December 31, 2007.  Thereafter, the interest rate changes every five years based upon the Index plus 275 basis points.  The Index is the yield for United States Government Securities Five (5) Year Treasury Constant Maturities as described by the Federal Reserve System in the Federal Reserve Statistical Release H-15(519). Under the terms of the note, the principal balance of the mortgage will be reduced by approximately $139,000 before the interest rate change takes effect on December 31, 2007.

On July 13, 2006, the Company completed the closing of a $1,100,000 second mortgage financing on the East Granby Property. The mortgage note matures on August 1, 2009, with an interest rate of 12.5% per annum.

Bank loan

Gateway Granby, LLC, (“Granby”) which owns the East Granby office building has an outstanding bank loan with a balance of $112,000 at June 30, 2006. The interest rate is 7.2%, and the monthly payment is $10,580 per month for principal plus interest, until the loan is fully amortized in May 2007.

Tenant improvement loan

Pursuant to the lease with Jack Henry and Associates, Inc. (“Jack Henry”), Granby is obligated to reimburse Jack Henry for a construction allowance of $100,000 for tenant improvements completed in 2005. Granby made a principal payment of $17,353 in May 2006. The remaining balance will be amortized by monthly payments of principal in the amount of $4,682 along with accrued interest at the rate of 8% per annum through October 15, 2007. If Jack Henry completes additional tenant improvements in 2006, the monthly payments and interest will increase to an amount to be determined if and when the final construction is completed.

Corporate

Series A and B Bonds were included in the net assets of MFC acquired in connection with the reverse merger acquisition on November 29, 2005. In accordance with terms of the Acquisition Agreement, the Series A and B Bondholders have the right to convert their Bonds into common stock at the rate of $1 per share. In February 2006, $100,000 of Series B Bonds were converted into 100,000 shares of common stock. Interest on both of the Series A and Series B bonds is calculated at a rate of prime plus 3% but not less than 9% per annum nor more than 15% per annum. The rate of interest will be adjusted at the end of each calendar quarter. As of June 30, 2006, the prime rate was 8.25% and the interest rate on these bonds was increased to 11.25% for the following quarter.

Subsequent Financing

Business Acquisition: On August 1, 2006, the Company closed its purchase of certain assets from Adsouth Partners, Inc., pursuant to the purchase agreement described in MFC’s Form 8-K filed on June 28, 2006. MFC, through a newly formed subsidiary, Adsouth Marketing LLC, acquired assets comprising Adsouth's consumer products division and assumed certain liabilities. MFC purchased rights to various consumer products and brands as well as succession to Adsouth’s wholesale and retail distribution channels and relationships.

The purchase price for the assets included a cash and stock component. The cash component was the payment of $1,525,000 at closing; subject to adjustment after closing based on the actual value of certain Adsouth assets. The cash component was paid by delivery of a promissory note in the principal amount of $1,525,000 (the “Adsouth Note”).

MFC was required to pay 50% of the outstanding principal of the Adsouth Note upon receipt of funds from its lender and therefore paid $381,250 of the principal on the Adsouth Note on August 2, 2006 and expects, on the closing of the second half of its financing, to pay $381,250 of principal to meet this obligation. At the time of the second payment of $381,250, the $762,500 balance will be amortized over a twenty-four month period, with interest and $22,875 in principal payable monthly. Twelve months from such date, an additional $213,500 of principal shall be due. After six months, the Adsouth Note may be converted into shares of MFC’s common stock, pursuant to the terms of the Adsouth Note.

Convertible Debt Financing and Warrants: On August 2, 2006, the Company closed a financing transaction in which it sold 10% secured convertible notes (the “Notes”) to Gottbetter Capital Partners, LLC (“Gottbetter”) to raise $5,775,400 pursuant to a Securities Purchase Agreement dated thereof (the “Securities Purchase Agreement”). The Company received $2,887,700 upon closing, and will receive another $2,887,700 on the date the registration statement is filed pursuant to Investors Registration Rights Agreement dated thereof between the Company and Gottbetter (the “Registration Rights Agreement”), provided that the Company’s Board of Directors shall have consented, subject to shareholder approval, to increase its authorized shares of Common Stock to at least one hundred million (100,000,000). The initial Note matures on July 31, 2009. The Notes require monthly interest-only payments for the first eight months and equal monthly payments of principal and interest thereafter through the balance of the 36 month term of the Notes. Gottbetter also received a five-year warrant to purchase 3,000,000 shares of common stock at an exercise price of $0.75 per share (the “Warrant”).

Minority Voting Interest in Net Income of Subsidiary

The Company owns a forty-nine (49%) percent interest in Gateway Granby, LLC (“Granby”) a limited liability company that owns and operates an office building in East Granby, Connecticut. Simultaneous to the Closing on November 29, 2005 the Company has entered into an irrevocable proxy and agreement with certain members of the limited liability company who are stockholders of MFC, which agreement gives the Company voting and operational control of the limited liability company so long as the Company maintains its ownership interest in the limited liability company. Due to such voting control, Granby is consolidated with MFC, and the minority voting interests (51%) are recorded separately.

Income taxes

Prior to the reverse merger acquisition on November 29, 2005, WWE was incorporated as a pass-through entity and, therefore, did not record income tax expense for federal purposes, and was subject to a reduced California tax rate of 1.5% as an S-Corporation.  The State of California charges an $800 tax as well as an LLC fee that is based on gross receipts.

MFC has allowable net operating loss ("NOL") carry-forwards for Federal purposes of approximately $5,615,000. These losses are the amount of pre-merger losses allowable to be carried forward by Internal Revenue Code statute. The annual carry-forwards are limited to $281,000 per year. Any unused amount of the annual allowable losses may be carried forward to future periods. The Company incurred additional taxable losses from November 29, 2005 through December 31, 2005 of $493,000. The Company's taxable loss for the six months ended June 30, 2006 is approximately $2,594,000. These losses will be available for future years, expiring through December 31, 2026. The Company, however, has taken a 66% valuation allowance against Federal NOL carry-forwards due to the uncertainty of generating enough taxable income throughout the carry-forward period to utilize the full amount available.

Discontinued Operations

The remaining receivables from the former medical financing business, conducted through various subsidiaries of MFC, were included in the net assets that were acquired in the reverse merger acquisition on November 29, 2005, MFC sold its continuing service obligations related to these receivables and the future revenue rights of its medical financing business in exchange for preferential collection rates on the receivables that are expected to be collected. An estimated reserve for future collection costs has been established as of November 29, 2005. The Company will still incur certain employment costs, through part of 2006. Occupancy costs related to MFC’s New Rochelle, New York office are also allocated to discontinued operations. The lease expires in February 2007, and is not expected to be renewed.

Critical Accounting Policies

Management's discussion and analysis of its financial position and results of operations are based upon the Company's Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Management believes that the critical accounting policies and areas that require the most significant judgments and estimates to be used in the preparation of the Consolidated Financial Statements are allowance for doubtful accounts, impairment against goodwill, valuation allowance against its deferred tax asset, and revenue recognition.

Allowance for Doubtful Accounts

Accounts receivable

WWE extends credit to customers and performs credit evaluations in the ordinary course of business.

Mortgage and note receivable

The Company evaluates the credit positions on its notes receivable and the value of the related collateral on an ongoing basis. The Company estimates that all of its notes receivable are fully collectible and the value of the collateral is in excess of the related receivables. The Company continually evaluates its notes receivable that are past due as to the collectibility of principal and interest. The Company considers the financial condition of the debtor, the outlook of the debtor's industry, decrease in the ratio of collateral values to loans, and any prior write-downs on loans. The above considerations are all used in determining whether the Company should suspend recording interest income on any notes receivable or provide for any loss reserves.

Finance receivables (discontinued assets)

Management's periodic evaluation of the adequacy of the allowance for loan losses is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the customer's ability to repay, the estimated value of any underlying collateral, the outlook of the debtor's industry, and current economic conditions. When the Company estimates that a specific customer’s account may be uncollectible, that balance is included in the reserve calculation. Actual results could differ from these estimates under different assumptions.

Goodwill

Goodwill represents acquisition costs in excess of the net assets acquired in connection with the reverse merger on November 29, 2005. The excess of the costs in excess of the assets are related to the benefits WWE derived from MFC being a publicly traded company. In accordance with SFAS 142, “Goodwill and Other Intangible Assets” goodwill is no longer amortized; instead goodwill is tested for impairment on an annual basis. The Company periodically evaluates whether events or circumstances have occurred indicating the carrying amount of goodwill may be impaired.

The provisions of SFAS 142 require that a two-step impairment test be performed annually or whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The first step of the test for impairment compares the book value of the Company’s reporting unit to its estimated fair value. The second step of the goodwill impairment test, which is only required when the net book value of the reporting unit exceeds the fair value, compares the implied fair value of goodwill to its book value to determine if an impairment is required.

Goodwill is tested annually for impairment and will be tested more frequently if events and circumstances indicate that the assets might be impaired.  An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. When factors indicate that goodwill should be evaluated for possible impairment, the Company compares the current market value of the MFC stock compared to the negotiated value that was attributable to it in the reverse merger acquisition on November 29, 2005, to determine if an impairment loss should be recognized.

Deferred Tax Assets

Income taxes are accounted for using a balance sheet approach in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). The Company accounts for deferred income taxes by applying statutory tax rates in effect at the date of the balance sheet to differences between the book and tax basis of assets and liabilities. A valuation allowance is established if it is “more likely than not” that the related tax benefits will not be realized. In determining the appropriate valuation allowance, the Company considers projected realization of tax benefits, book and taxable income trends, available tax strategies and the overall deferred tax position.

Revenue Recognition

Direct Response

Revenues are recognized when the product is shipped or picked up by the customer. Provisions for discounts to customers, estimated returns and allowances and other adjustments are provided for in the same period the sales are recorded.  The return estimates are based on historical records.  When no historical records of returns exist for a new product, revenue recognition is delayed until an accurate estimate of returns can be determined.

Real Estate

The full accrual method is used on the sale of real estate if the profit is determinable, the Company is not obligated to perform significant activities after the sale to earn the profit, and there is no continuing involvement with the property. If the buyer's initial and continuing investments are inadequate to demonstrate a commitment to pay for the property, the installment method is used, resulting in the deferral of income. If there is continuing involvement with the property by the Company, the financing method is used.

Effects of New Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments - An Amendment of FASB No. 133 and 140. The purpose of SFAS statement No. 155 is to simplify the accounting for certain hybrid financial instruments by permitting fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 also eliminates the restriction on passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of any entity's first fiscal year beginning after September 15, 2006. We believe that the adoption of this standard on January 1, 2007 will not have a material effect on our consolidated financial statements.

RESULTS OF OPERATIONS

Year ended December 31, 2005 compared to year ended December 31, 2004

As a result of the reverse merger acquisition on November 29, 2005, the pre-acquisition financial statements (December 31 year end) of the accounting acquirer, WWE, became the historical financial statements of the combined companies and the historical financial statements of MFC for the periods prior to the date of the acquisition (February 28 fiscal year end) are not presented. This transaction was accounted for as the issuance of common stock by WWE for the net monetary assets of MFC, accompanied by a recapitalization to reflect the legally issued and outstanding shares of the combined companies. Pre-acquisition stockholders’ equity of WWE was retroactively restated for the equivalent number of shares of MFC received by WWE stockholders in the acquisition, with differences between the par value of MFC and WWE’s stock recorded as additional paid in capital.

The following table summarizes the Company's changes in net revenue and gross profit from the Company’s direct response business (in thousands) for the periods indicated:

	Year ended
	December 31,
			Change
	2005	2004	$	%
Net revenue	$8,029	$20,534	$(12,505)	(61)%
Cost of sales	3,746	8,161	(4,415)	(54)%
Gross profit	$4,283	$12,373	$(8,090)	(65)%
Gross profit %	53%	60%

Revenues and Gross Profit

Direct Response Marketing

Net Sales

Net sales for the year ended December 31, 2005 (“2005”) were approximately $8.0 million, a decrease of $12.5 million, or 61%, compared to net sales for the year ended December 31, 2004 (“2004”) of approximately $20.5 million. The decrease in net sales was due to declining revenues from older product campaigns that were nearing the end of their life cycles and where funding was not available to launch new products in the pipeline.  In addition, WWE did not have the requisite funds to increase Internet media spending for its beauty products, where initial losses are in incurred in order to generate future profitable revenue streams thereby allowing WWE to expand its Continuity programs. Additionally, the lack of funds did not allow WWE to purchase new inventory for some existing product lines, nor allow it to make investments in new product launches.

Funds from previous product successes were distributed to the prior owners of Oldco and not retained by WWE to fund future growth after July 1, 2004, at the time when WWE acquired certain assets and rights to market and distribute various products from Oldco. WWE obtained partial new funding in November and December of 2005; too late to impact 2005 revenues.  In addition, the Company lost its license to utilize the Botopical brand name, necessitating the relaunching of a new product brand called Youth Factor. The combined sales of those two brands decreased by approximately $9.0 million in 2005 compared to 2004.

Gross Profit

Gross profit in 2005 was approximately $4.3 million, a decrease of $8.1 million, or 66%, compared to gross profit in 2004 of approximately $12.4 million. The decrease in gross profit was due to both a reduction in net sales as detailed above and lower profit margins on products that were sold in 2005, compared to those sold in 2004. Gross profit margins decreased primarily due to the launching of Youth Factor Beauty Care brand in 2005.  A new brand launch typically has lower margins due to higher costs associated with acquiring new customers.

Real Estate

The Company acquired the real estate activities of MFC on November 29, 2005. The revenue from the date of acquisition through December 31, 2005 was approximately $70,000, which was primarily rental income from the office building in East Granby, Connecticut.

The following table summarizes the Company's changes in costs and expenses from continuing operations (in thousands) for the periods indicated:

	Year ended
	December 31,
			Change
	2005	2004	$	%
Selling	$4,018	$8,771	$(4,753)	(54)%
General and administrative	2,167	2,093	74	4%
Corporate expenses	359	-	359
Depreciation and amortization	10	2	8	400%
Bad debts	45	(27)	72	(267)%

Selling Expenses

Direct Response Marketing

Selling expenses in 2005 were approximately $4.0 million, a decrease of $4.8 million, or 54%, compared to selling expenses in 2004 of approximately $8.8 million. Media spending for TV was $4.7 million less in 2005 compared to 2004 as a result of the elimination of products in 2005.  The decrease in TV media was offset by a $460,000 increase in Internet media spending in accordance with the Company’s new business model. Infomercial production costs decreased in 2005 due to the production of a two minute beauty care product show, compared to the production of a 30 minute fitness product show in 2004.

Real Estate

The Company did not incur any selling expenses after the acquisition of MFC’s real estate business on November 29, 2005.

General and Administrative Expenses

Direct Response Marketing and Real Estate

General and administrative expenses in 2005 were approximately $2.2 million, an increase of $100,000, or 4%, compared to general and administrative expenses in 2004 of approximately $2.1 million. The increase in 2005 was due to an increase in employment costs as a result of replacing temporary labor with three full time employees.

General and administrative expenses from real estate activities were $45,000 from the acquisition of MFC on November 29, 2005 through December 31, 2005. These expenses primarily consisted of operating expenses of the office building in East Granby, Connecticut.

Corporate Expenses

Corporate expenses in 2005 were approximately $359,000, compared to $-0- in 2004. Corporate expenses consist of the costs of being a public company and the costs attributable to new business development. These costs are primarily attributable to an allocation of employment costs of executive officers and other employees whose services are directly related to the management of the public company and new business development. None of these costs were incurred prior to 2005.

Bad Debts

Direct Response Marketing

Bad debt expense in 2005 was $45,000, an increase of $72,000, compared to bad debt recoveries in 2004 of $27,000. The gross amount of bad debt expense in 2004 was $68,000. There were no significant recoveries in 2005. Without considering the effect of the recoveries received in 2004, gross bad debt expense decreased in 2005 by $23,000. The decrease was due to the decrease in sales from 2004 to 2005.

Real Estate

There was no bad debt expense in the real estate business acquired from MFC during the period from the date of acquisition on November 29, 2005 through December 31, 2005.

Interest Expense

Interest expense in 2005 was $280,000, compared to interest expense of $-0- in 2004. In 2005, $265,000 was related to the direct response business, and $15,000 was related to interest expense from November 29, 2005 through December 31, 2005 on debts that were acquired from MFC. Interest from the direct response business was due to the short term financing that was required in stages, from April 2005 until the Closing on November 29, 2005.  Included in the cost of short term financing is $226,000, which is the fair value of 926,500 warrants to purchase common stock that were issued to bridge noteholders, and various creditors and vendors,  as additional consideration to extend credit.

The major component of interest expense from MFC debts was $10,000 of mortgage interest on the office building in East Granby, Connecticut, and $4,000 of interest paid on the $450,000 balance of Series A and Series B Bonds.

Minority Voting Interest in Net Income of Subsidiary

Minority voting interests in net income of subsidiary in 2005 was $6,000, compared to $-0- in both 2004 and 2003. The amount in 2005 represents the amount due to the minority voting interests of Gateway Granby, LLC, from the date of acquisition of Granby on November 29, 2005 through December 31, 2005.

Discontinued Operations

Loss from discontinued operations in 2005 was $34,000. The loss in 2005 is due to the activities of the discontinued operations that was acquired from MFC, for the period from November 29, 2005 through December 3, 2005.

Net (Loss) Income

Net loss in 2005 was approximately $2.6 million, compared to net income in 2004 of approximately $1.5 million. The decrease in net income of $4.1 million is primarily due to the $12.5 million decease in sales, and the resulting $8.1 million decrease in gross profit, offset by the $4.8 million decrease in selling expenses.

Six months ended June 30, 2006 compared to six months ended June 30, 2005

The following table summarizes the Company's changes in net revenue and gross profit from the Company’s direct response marketing business (in thousands) for the periods indicated:

	Six months ended
	June 30,
			Change
	2006	2005	$	%
Net revenue	$5,845	$5,389	$456	8%
Cost of sales	2,649	2,269	380	17%
Gross profit	$3,196	$3,120	$76	2%
Gross profit %	55%	58%

Revenues and Gross Profit

Direct Response Marketing

Net Sales

Net sales for the six months ended June 30, 2006 (“2006”) were approximately $5,845,000 which represents an increase of $456,000, or 8%, compared to net sales for the six months ended June 30, 2005 (“2005”) of approximately $5,389,000.  The net increase in sales for the six months ended in 2006 as compared to the six months ended in 2005 was due to the launch of two new products in 2006, Pet Vac, a pet grooming product, and Hercules Hook, a household product. Pet Vac sales were $1,320,000 and Hercules Hook sales were $343,000. The increase in sales from the new products were offset by a decrease in sales from its existing products. Sales of the Company’s beauty product lines were lower during the six months ended in 2006 by $676,000 as compared to the six months ended in 2005 as the sales for the first six months of 2005 were primarily related to continuity sales of a product line that was discontinued at the end of fiscal 2004.  Sales of the Company’s fitness products were lower by $135,000 for the six months ended in 2006 as compared to the same period in 2005, as the sales during first six months of 2005 were primarily related to a fitness product that was discontinued during the first quarter of 2005. The sales of fitness products during the six months ended in 2006 were related to the Body Burner product which was launched during the second quarter of 2005.

Net sales for the three months ended June 30, 2006 (“Q2 2006”) were approximately $2,176,000 which represents an increase of $391,000, or 22%, compared to net sales for the three months ended June 30, 2005 (“Q2 2005”) of approximately $1,785,000. The net increase in sales during Q2 2006 as compared to Q2 2005 was due to the launch of two new products in 2006, Pet Vac, a pet grooming product, and Hercules Hook, a household product. Pet Vac sales were $523,000 and Hercules Hook sales were $343,000. The increase in sales from the new products were offset by a decrease in sales from its existing products.  Sales of the Company’s beauty product lines were lower by $177,000 during Q2 2006 as compared to Q2 2005 due to a decrease in sales of the Company’s discontinued beauty product line of $423,000 that was offset by an increase in the Company’s new beauty product line of $246,000. Sales of the Company’s fitness products were lower by $66,000 during Q2 2006 as compared to Q2 2005 due to sales of $223,000 for the discontinued fitness product that were offset by an increase in sales of the Body Burner of $157,000.

Gross Profit

Gross profit for the six months ended in 2006 was approximately $3,196,000, which represents an increase of $76,000, or 2%, compared to gross profit for the six months ended in 2005 of approximately $3,120,000. The increase in gross profit was due to an increase in net sales as detailed above which was offset by lower profit margins on products that were sold during the first six months of  2006, compared to those sold during the first six months of 2005. The gross profit margin was 55% for the six months ended in 2006, compared to 58% for the six months ended in 2005. The lower gross profit percentage in 2006 as compared to 2005 was due to the write down of inventory based on management’s decision to discontinue marketing the Body Burner fitness product in order to focus on products with higher gross profit margins. The lower gross profit from Body Burner was offset by an increase in gross profit margins for the Company’s beauty product lines due to a higher percentage of the revenue coming from continuity sales which have a lower cost than the initial sale which includes additional costs to obtain a new customer. Customer service costs were also lower for the six months ended in 2006 for the beauty product lines as some of the revenue generated during the six months ended in 2005 where associated with a print campaign that had a higher costs for customer service.

Gross profit for Q2 2006 was approximately $1,041,000 which represents a decrease of $82,000, or 7%, compared to the gross profit for Q2 2005 of approximately $1,123,000. Although sales were higher for Q2 2006 over Q2 2005, the gross margin was lower due to a higher cost of sales as a percent of revenue. The gross profit percentage for Q2 2006 was 48% as compared to 63% for Q2 2005. The decrease in the gross profit percentage was due to an increase in costs of $55,000 to ship products to the Company’s customers due to the bankruptcy of a major industry freight consolidator. In addition, the gross profit margin for Q2 2006 was lower than Q2 2005 for the Body Burner product due to a $115,000 write down of inventory based on management’s decision to discontinue marketing the product in order to focus on products with higher gross profit margins. The write down was comprised of the freight-in on units that were returned to the manufacturer and the cost of units that were given free to the customers who purchased the Body Burner.

Real Estate

The Company acquired the real estate activities of MFC on November 29, 2005. The revenue for the six months ended June 30, 2006 was $1,253,000, which included $900,000 of non-recurring revenue from the sale of the 65 acre parcel in Hunter, New York. The balance was primarily rental income from the office building in East Granby, Connecticut. The revenue for the three months ended June 30, 2006 was $166,000, which was primarily rental income from the office building in East Granby, Connecticut.

The cost of the 65 acre parcel was $900,000, and was included in cost of sales for the six months ended June 30, 2006.

The following table summarizes the Company's changes in costs and expenses from continuing operations (in thousands) for the periods indicated:

	Six months ended
	June 30,
			Change
	2006	2005	$	%
Selling	$3,954	$2,267	$1,687	74%

General and administrative:
Direct response marketing	997	984	13	1%
Real estate	206	-	206
Total general and administrative	1,203	984	219

Corporate expenses	635	203	432	213%

Depreciation and amortization:
Direct response marketing	4	5	(1)	(20)%
Real estate	101	-	101
Corporate	1	-	1
Total depreciation and amortization	106	5	101

Bad debts	41	22	19	86%

Interest expense, net:
Direct response marketing	14	3	11	367%
Real estate	65	-	65
Corporate	19	-	19
Total interest expense, net	98	3	95

Selling Expenses

Direct Response Marketing

Selling expenses for the six months ended in 2006 were approximately $3,954,000, which represents an increase of $1,687,000, or 74%, compared to selling expenses for the six months ended in 2005 of approximately $2,267,000. Selling expenses for Q2 2006 were approximately $1,518,000 which represents an increase of $596,000, or 65%, compared to the selling expenses for Q2 2005 of approximately $922,000. Selling expense as a percent of revenue increased to 68% for the six months ended in 2006 as compared to 42% for the six months ended in 2005. Selling expense as a percent of revenue increased to 70% for Q2 2006 as compared to 52% for Q2 2005.

The net increase in selling costs as a percentage of sales in both periods ended in 2006 compared to 2005 was due to the write down of unamortized infomercial costs of $126,000 associated with the Body Burner program based on management’s decision to discontinue marketing the product in order to focus on products with higher gross profit margins. Selling expenses were also higher during both the six month and three month periods ended in 2006 as compared to the same periods ended in 2005 due to the costs incurred with consulting under the “Lezinksi Asset Purchase and Consulting Agreement”, which began in the fourth quarter of 2005. The increases in selling expense were offset by decreases selling expenses in the Company’s beauty product lines during both periods ended in 2006 as compared to the same periods ended in 2005 due to increased revenue generated from continuity sales that does not have any associated advertising cost.

Media spending for TV increased during the six month months ended June 30, 2006 by $680,000 compared to the six months ended June 30, 2005.  Media spending for TV increased in Q2 2006 by $95,000 compared to Q2 2005. The increases in both periods ended in 2006 were due to new product launches in 2006 compared to the existing products in 2005. Internet media spending increased during the six month months ended June 30, 2006 by $926,000 and in Q2 2006 by $354,000, compared to the same periods ended in 2005, in accordance with the Company’s new business model. The increases in selling expenses were partially offset by a decreases in print media spending during the six months ended June 30, 2006 of $260,000 and in Q2 2006 by $72,000 compared to the same periods ended 2005, as a result of WWE’s current emphasis on other media spending.

Real Estate

There were no brokerage fees paid in connection with the sale of the 65 acre parcel. The Company did not incur any other selling expenses for the six months and three months ended June 30, 2006.

General and Administrative Expenses

Direct Response Marketing

General and administrative expenses for the six months ended in 2006 were approximately $997,000, an increase of $13,000, or 1%, compared to general and administrative expenses in six months ended in 2005 of approximately $984,000. The increase was due to higher employment costs with the addition of two new employees, a project manager and a director of interactive marketing and an increase in the Company’s product liability insurance, offset by a decrease in professional fees and charitable contribution expense, and an increase in the allocation of expenses to corporate overhead.

General and administrative expenses for Q2 2006 were approximately $461,000 which represents a decrease of $47,000, or 9%, compared to the general and administrative expenses for Q2 2005 of approximately $508,000.  The decrease was due to an increase in the allocation of expenses to corporate overhead, offset by same increases in employment costs as described for the six month periods.

Real Estate

General and administrative expenses for the six months ended in 2006 from real estate activities were $206,000. These expenses include operating expenses of the office building in East Granby, Connecticut, primarily consisting of: (i) maintenance and supplies of $41,000, (ii) real estate taxes of $30,000, and (iii) utilities of $86,000.

General and administrative expenses for Q2 2006 from real estate activities were $100,000. These expenses include operating expenses of the office building in East Granby, Connecticut, primarily consisting of: (i) maintenance and supplies of $17,000, (ii) real estate taxes of $15,000, and (iii) utilities of $47,000.

Corporate Expenses

Corporate expenses for the six months ended June 30, 2006 were approximately $635,000, an increase of $432,000, or 213%, compared to corporate expenses for the six months ended June 30, 2005 of approximately $203,000. Corporate expenses in Q2 2006 were approximately $373,000, an increase of $275,000, or 281%, compared to corporate expenses in Q2 2005 of approximately $98,000. Corporate expenses consist of the costs of being a public company and the costs attributable to new business development. These costs are primarily attributable to: (i) an allocation of employment costs of executive officers and other employees whose services are directly related to the management of the public company, and new business development, and (ii) professional fees. The increase in both six month and three month periods ended in 2006 was primarily due to an increase in employment costs of attributable to the need for additional personnel required since becoming a public company on November 29, 2005, as well as a higher level of salary needed to retain these employees. Other increases include professional fees, business development consulting fees, and shareholder relations expenses.

Depreciation and Amortization

Real Estate

Depreciation and amortization expense for the six months ended June 30, 2006 consists of depreciation of $90,000 related to the office building in East Granby, Connecticut and amortization of prepaid real estate broker fees of $11,000. Depreciation and amortization expense for the Q2 2006 consists of depreciation of $36,000 related to the office building in East Granby, Connecticut and amortization of prepaid real estate broker fees of $5,000.

Bad Debts

Direct Response Marketing

Bad debt expense for the six months ended June 30, 2006 was $41,000, an increase of $19,000, compared to bad debt expense for the six months ended June 30, 2005 of $22,000. Bad debt expense in Q2 2006 was $27,000, an increase of $12,000, compared to bad debt expense in Q2 2005 $15,000. In both periods ended in 2006, a higher percentage of WWE’s sales were generated from products that had multiple credit payment terms, as compared to 2005. Sales that have multiple credit payment terms are subject to future credit card charges. If the future charges are ultimately denied, the Company will incur a bed debt expense.

Real Estate

For the six months ended June 30, 2006 and in Q2 2006, there was no bad debt expense in the real estate business that was acquired from MFC on November 29, 2005.

Interest Expense

Interest expense for the six months ended June 30, 2006 was $98,000, compared to interest expense of $3,000 for the six months ended June 30, 2005. Interest expense in Q2 2006 was $50,000, compared to interest expense of $1,000 in Q2 2005. The increase in both periods ended in 2006 was primarily attributable to interest expense on the debts that were acquired from MFC on November 29, 2005.

The major components of interest expense from MFC debts for the six months ended in 2006 was $59,000 of mortgage interest on the office building in East Granby, Connecticut, and $19,000 of interest paid on the balance of Series A and Series B Bonds. On February 10, 2006, $100,000 of Series B Bonds was converted into common stock, leaving a total balance of bonds payable of $350,000 as of June 30, 2006.

The major components of interest expense from MFC debts in Q2 2006 was $29,000 of mortgage interest on the office building in East Granby, Connecticut, and $9,000 of interest paid on the balance of Series A and Series B Bonds.

Discontinued Operations

Loss from discontinued operations for the six months ended in 2006 was approximately $104,000, compared to $-0- for the six months ended in 2005. Loss from discontinued operations in Q2 2006 was approximately $46,000, compared to $-0- in Q2 2005. The loss in both the six month and three month periods ended in 2006 was due to the activities of the discontinued operations that were acquired from MFC, on November 29, 2005.

Net (Loss) Income

Net loss for the six months ended June 30, 2006 was approximately $2,595,000, compared to a net loss of $369,000 for the six months ended June 30, 2005. The increase in net loss of $2,226,000 is due to (i) the increase in selling expenses as described above, (ii) the additional corporate expenses incurred since becoming a public company on November 29, 2006, and (iii) the loss from discontinued operations that were acquired from MFC on November 29, 2005.

Net loss in Q2 2006 was approximately $1,410,000, compared to a net loss in Q2 2005 of approximately $428,000. The increase in net loss of $982,000 for the three months ended June 30, 2006 as compared to the three months ended June 30, 2005 are the same as set forth above for the six months ended in 2006 as compared to the same period in 2005.

Liquidity and Capital Resources

Prior to WWE being formed on July 1, 2004, Oldco (defined below) funded operations primarily through cash flow from operations and owner financing.  Prior to July 1, 2004, funds generated from successful product ‘hits’ were distributed to Oldco owners and were not available to fund future growth.  Effective July 1, 2004, WWE was formed and acquired certain assets and rights to market and distribute various products (“Asset Purchase and Consulting Agreement”) of Abrev, LLC, BATM, LLC, Buckhead Marketing & Distribution, LLC, Botopical, LLC, Buca, LLC, PAP Systems, LLC, and Ryan, LLC (collectively, ”Oldco”).

The Company’s management believes that the loss for the six months and three months ended June 30, 2006 was due to increased TV media costs, lack of funding during fiscal 2005 to purchase inventory for sale in 2006 and to launch new products in the pipeline. In addition, WWE did not have the requisite funds to increase Internet media spending during fiscal 2005 for its beauty products, where initial losses are incurred in order to generate future profitable revenue streams, thereby allowing WWE to expand its Continuity programs into the current and future periods. WWE expects to increase its infrastructure and operating expenditures in connection with carrying out its future business strategy.

WWE’s business model is to distinguish itself from other direct marketing companies through the development of additional products that create a long term annuity stream of revenue through what WWE refers to as “Continuity” programs. Through WWE’s Continuity programs, customers repurchase a particular product monthly or bi-monthly for up to 30 months or more, thus maximizing the initial media investment to acquire that particular customer. In a Continuity program, WWE has the ability to “buy” customers, accepting a financial loss on the initial sales, because the subsequent continuity shipments will generate the required profits, and build a ‘brand’. The most significant difference between the initial sale and the continuity sale is the lack of two major cost elements for the continuity sale – media and telemarketing.

WWE will continue to need capital to execute such a Continuity program. The primary requirement is the ability to finance the operating losses incurred in the initial execution phase of a program that generates negative cash flow during the first two to four months of the program.

WWE has other financial requirements for its products, whether it is a one-time product or a Continuity product.  Before a product is ever marketed, WWE may have to expend funds to produce an infomercial which includes production and testing costs. Testing costs include acquiring media to conduct the test over a period of months until the show is ‘perfected’ in order to optimize customer response. WWE is generally given short credit terms on the purchase of its media. In addition, WWE must be able to order and pay for the product inventory in most cases from three to ten weeks in advance of any revenue generation.

In order to meet these needs, on July 29, 2005, WWE and MFC entered into an agreement for the acquisition of 100% of WWE’s outstanding capital stock in exchange for shares of common stock of MFC. In connection with that acquisition, WWE sought to raise additional capital through convertible securities in a private placement. On November 29, 2005, MFC completed the acquisition of all the issued and outstanding shares of common stock of WWE.

Simultaneous with the Closing on November 29, 2005, and continuing through December 30, 2005, WWE, engaged in a Private Offering to “accredited investors” of a total subscription of 1,205,000 shares of the Company’s 10% convertible preferred stock (convertible into 2,410,000 shares of common stock) for $2,410,000, and warrants to purchase 1,210,000 shares of the Company’s common stock; each warrant entitling the holder to purchase one share of the Company’s common stock.

On June 30, 2006, the Company had a working capital deficit of $2,606,000. The Company used the cash proceeds from the sale of the 65 acre parcel of land that was sold in Hunter, New York to partially fund the losses from operations since December 31, 2005. The proceeds from the sale, and our existing cash balances were not sufficient to pay all of our vendors in accordance with their invoice terms. The Company was able to temporarily restructure the due dates of certain outstanding invoices until it obtained additional financing subsequent to June 30, 2006.

Financing Obtained Subsequent to June 30, 2006

On July 13, 2006, the Company completed the closing of the second mortgage financing from its subsidiary, Gateway Granby, LLC. Gateway then distributed approximately $490,000 to the Company.

On August 2, 2006, the Company closed a financing transaction in which it sold 10% secured convertible notes (the “Notes”) to Gottbetter Capital Partners, LLC (“Gottbetter”) to raise $5,775,400 pursuant to a Securities Purchase Agreement dated thereof (the “Securities Purchase Agreement”). The Company received $2,887,700 upon closing, and will receive another $2,887,700 on the date the registration statement is filed pursuant to Investors Registration Rights Agreement dated thereof between the Company and Gottbetter (the “Registration Rights Agreement”), provided that the Company’s Board of Directors shall have consented, subject to shareholder approval, to increase it’s authorized shares of Common Stock to at least one hundred million (100,000,000). The initial Note matures on July 31, 2009. The Notes require monthly interest-only payments for the first eight months and equal monthly payments of principal and interest thereafter through the balance of the 36 month term of the Notes. The Notes are convertible from time to time at the option of Gottbetter into the common stock of the Company at the price per share equal to eighty percent (80%) of the average of the two lowest volume weighted average prices of the Company’s common stock, as quoted by Bloomberg, LP, for the twenty-five (25) trading days immediately preceding the conversion date but in no event lower than a floor price of $0.69 (the “Conversion Price”). Gottbetter may not convert the Notes or exercise the Warrant (as defined below) if such conversion or exercise would result in Gottbetter, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1933 and the rules promulgated thereunder) in excess of 4.99% of the then issued and outstanding shares of the Company’s common stock. The Company has an option to redeem a portion or all of the outstanding principle convertible Notes with the redemption price being the greater of (i) one hundred and twenty-five percent (125%) of the face amount redeemed plus accrued interest and (ii) eighty percent (80%) of the (x) product of the remaining conversion amount divided by the Conversion Price (not less than a $1.00) in effect on the trading day before the Company’s redemption notice is sent and (y) the closing sale price on the trading day before the Company redemption notice is sent.

The Company and its subsidiaries granted Gottbetter a security interest in certain of its assets pursuant to a Security Agreement dated July 31, 2006 between the Company and Gottbetter (the “Security Agreement”). The Company shall pay a commitment fee equal to 6.5% of the total purchase price of the Notes of which $187,700 was paid on August 2, 2006 upon the funding of $2,887,700 of the Notes. Gottbetter also received a five-year warrant to purchase 3,000,000 shares of common stock at an exercise price of $0.75 per share (the “Warrant”).

Business Acquisition Subsequent to June 30, 2006

On August 1, 2006, the Company closed its purchase of certain assets from Adsouth Partners, Inc., pursuant to the purchase agreement described in MFC’s Form 8-K filed on June 28, 2006. MFC, through a newly formed subsidiary, Adsouth Marketing LLC, acquired assets comprising Adsouth's consumer products division and assumed certain liabilities. MFC purchased rights to various consumer products and brands as well as succession to Adsouth’s wholesale and retail distribution channels and relationships. Adsouth’s product distribution network includes more than 20 retail and wholesale customers providing access to over 18,000 retail locations throughout the country.

The purchase price for the assets included a cash and stock component. The cash component was the payment of $1,525,000 at closing; subject to adjustment after closing based on the actual value of certain Adsouth assets. The cash component was paid by delivery of a promissory note in the principal amount of $1,525,000 (the “Adsouth Note”).

MFC was required to pay 50% of the outstanding principal of the Adsouth Note upon receipt of funds from its lender and therefore paid $381,250 of the principal on the Adsouth Note on August 2, 2006 and expects, on the closing of the second half of its financing, to pay $381,250 of principal to meet this obligation. At the time of the second payment of $381,250, the $762,500 balance will be amortized over a twenty-four month period, with interest and $22,875 in principal payable monthly. Twelve months from such date, an additional $213,500 of principal shall be due. After six months, the Adsouth Note may be converted into shares of MFC’s common stock, pursuant to the following terms of the Adsouth Note.

1.

The holder of the Adsouth Note has the right to convert the note to common stock of MFC, only if the Company does not pay 50% of the original principal amount of the Adsouth Note, together with accrued interest, before January 20, 2007, or unless an Event of Default shall occur.

2.

At any such time as MFC has made 50% payment of the original principal amount of the Adsouth Note, the Company shall have the right to force conversion of the Adsouth Note into common stock of MFC by issuing to the holder of  such number of shares of common stock determined by dividing one hundred fifteen percent (115%) of the total amount of principal and interest being converted pursuant by the $.80 per share; provided, however, that the Company shall only exercise this right if, at such the time of such exercise, the shares of Common Stock to be so issued shall be subject to a current and effective registration statement or all of such shares may be sold pursuant to Rule 144(k) of the Securities and Exchange Commission pursuant to the Securities Act, or any subsequent similar rule.

The stock component of the purchase price was paid by issuance of 5.5 million shares of MFC’s common stock (the “Adsouth Shares”), 750,000 shares of which are being held in escrow to satisfy potential indemnification obligations of Adsouth. MFC has granted Adsouth “piggy-back” registration rights and one “demand” registration in the event the Adsouth Shares are not included in a registration filed within ninety days of issuance of the Adsouth Shares. The Company expects to register the Adsouth Shares, along with other shares, in a registration filing on Form SB-2 pursuant to a registration rights agreement entered into by MFC in connection with the convertible note financing.

The Company believes that its present cash resources and the cash available from the Gottbetter convertible debt financing will be sufficient on a short-term basis and over the next 12 months to fund its existing business activities, including the retail distribution business it acquired from Adsouth on August 1, 2006, its company-wide working capital needs, and its expected investments in property and equipment. Under the terms of the Gottbetter convertible debt, the Company may utilize up to $2,000,000 of its assets as collateral for other financing activities.

Year ended December 31, 2005 compared to year ended December 31, 2004

Cash used by operations for the year ended December 31, 2005 (“2005”) was $2,355,000, as compared to $591,000 being used during the year ended December 31, 2004 (“2004”). The $1,764,000 net increase in cash used by operations in 2005 was due to a decrease in earnings of $3,796,000, net of adjustments for non-cash-items of $311,000, offset by fluctuations in operating assets and liabilities, primarily caused by timing differences.

Cash provided by investing activities was $135,000 in 2005 as compared to $15,000 being used in 2004. The increase in cash being provided in 2005 was primarily due to the cash acquired from MFC on November 29, 2005, offset by the direct costs $126,000 related to the MFC acquisition.

Net cash provided by financing activities was $2,576,000 in 2005 as compared with $290,000 being provided in 2004. The $2,286,000 increase in cash being provided in 2005 was primarily due to the increase in net borrowings and the net proceeds from the Private Placement in connection with the Closing on November 29, 2005.

Six months ended June 30, 2006 compared to six months ended June 30, 2005

Cash provided by operations for the six moths ended June 30, 2006 (“2006”) was $82,000, as compared to $343,000 being used for the six months ended June 30, 2005 (“2005”). The $425,000 net increase in cash provided by operations in 2006 was due to (i) the proceeds from the sale of real estate of $895,000, (ii) increases in accounts payable balances of $1,025,000 in 2006, compared to an increase of $66,000 in 2005, (iii) proceeds from the collection of mortgage and notes receivable of $147,000, (iv) a decrease in capitalized infomercial costs of $260,000 in 2006 compared to an increase of  $142,000 in 2005, and (v) a reduction in prepaid expenses and other current assets of $72,000 in 2006 compared to an increase of $52,000 in 2005. The increases in cash were offset by (i) a decrease in earnings of $2,096,000, net of adjustments for non-cash-items of $130,000, and (ii) a reduction of inventory of $14,000 in 2006 compared to a reduction of $276,000 in 2005.

Cash used by investing activities was $32,000 in 2006 as compared to $21,000 being used in 2005. The $11,000 increase in cash being used in 2006 was primarily due the $30,000 distribution paid to minority interests in subsidiary, offset by a $20,000 decrease in the acquisition of fixed assets in 2006 compared to 2005.

Net cash used by financing activities was $188,000 in 2006 as compared with $398,000 being provided in 2005. The $586,000 increase in cash being used in 2006 was primarily due to (i) net debt repayments of $187,000 in 2006 compared to net borrowings of $500,000 in 2005, and (ii) additional costs in 2006 that were related to the Private Placement in connection with the Closing on November 29, 2005, offset by a reduction of related party debt repayments of $123,000 in 2006 compared to 2005.

The table below summarizes aggregate maturities of future minimum note and lease payments under non-cancelable operating and capital leases as of June 30, 2006.

		Less than	1-3	4-5	After 5
Contractual Obligations	Total	1 Year	Years	Years	Years

Notes Payable	$2,746,632	$708,548	$216,983	$220,582	$1,600,519
Operating Leases	1,209,239	268,341	431,045	466,499	43,354
Total	$3,955,871	$976,889	$648,028	$687,081	$1,643,873

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK

Market Information

The Company’s common stock is traded on the OTC Bulletin Board under the symbol MFCD.OB. The following table sets forth, for the calendar quarters indicated, the high and low bid prices per share of common stock, as reported on the OTC Bulletin Board. The information has been adjusted to reflect a 35% stock dividend of the Company’s common stock on August 24, 2005.

As a result of the accounting treatment for the acquisition on November 29, 2005 as a reverse merger, the stock price information has no relationship to the Company’s historical financial results and the Company does not believe this information provides any meaningful information concerning the performance of stock price before November 29, 2005. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Common Stock
Quarter Ended	High Bid	Low Bid

March 31, 2004	$2.59	$0.44
June 30, 2004	$2.30	$0.89
September 30, 2004	$2.04	$1.00
December 31, 2004	$2.07	$1.07
March 31, 2005	$1.48	$0.74
June 30, 2005	$0.81	$0.36
September 30, 2005	$2.04	$0.75
December 31, 2005	$2.14	$1.30
March 31, 2006	$2.20	$1.01
June 30, 2006	$1.50	$.51

Holders

As of September 1, 2006, there were approximately 1,800 holders of record of the Company’s common stock based upon the shareholders’ listing provided by the Company’s Transfer Agent.

Dividend Policy

The Company did not pay any cash dividends on its common stock during the years ended December 31, 2005, 2004 and 2003. The Company currently does not intend to pay any cash dividends on common stock. The Company’s Board of Directors declared a stock split in the form of a 35% stock dividend on the shares of its common stock outstanding on August 8, 2005, the record date for shareholders who would be entitled to receive 35/100 of a share of common stock, par value $.001 per share, for each one share of common stock owned of record on the close of business on August 8, 2005.

Any decision to declare and pay dividends in the future will be made at the discretion of the Board of Directors and will depend on, among other things, the results of operations, capital requirements, financial condition, contractual restrictions and other factors that the Board of Directors may deem relevant. In addition, the terms of the 10% convertible preferred stock restricts the Company’s ability to pay dividends on its common stock. The holders of the 10% convertible preferred stock are entitled to receive cumulative preferential dividends at the rate equal to 10% of the purchase price of the preferred stock payable semi-annually in arrears. The payments are in cash or, at the Company’s option, in shares of common stock. Payments are due May 29 and November 29 of each year. The Company may not pay any dividends on its common stock before all dividends are paid on the 10% convertible preferred stock. The first dividend payment was due on May 29, 2006. The Company elected to pay the dividend by issuing 115,961 shares of Common Stock, valued at $1.00 per share to the preferred stockholders in accordance with the terms of the valuation.

Equity Compensation Plan Information

The following table gives information about common stock that may be issued upon the exercise of stock options outstanding as of September 1,  2006 under our current equity compensation plan (the 2006 Plan) and our old equity compensation plans.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted average exercise price of outstanding options and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in colum (a)) (c)
Equity compensation plans approved by security holders	-0-	-0-	-0-
Equity compensation plans not approved by security holders (1)	1,999,275	$.57	3,023,000
Total	1,999,275	$.57	3,023,000

_________________________________

(1)

Consists of (a) 1,977,000 options that are outstanding under our 2006 Equity Incentive Plan.  Stockholder approval has not yet been obtained  for the Plan (b) and 22,275 options which were issued under individual option agreements rather than an option plan.

On July 27, 2006, the Board of Directors adopted the 2006 Equity Incentive Plan (the “Plan”) to provide incentives to employees, consultants, officers and directors. The Company reserved 5,000,000 shares of its common stock for issuance under the Plan. The Plan will be administered by the Board of Directors and, the Company may issue stock options, stock purchase awards, restricted stock awards, and warrants. The Plan requires stockholder approval within 12 months.

Unless otherwise specified in an employment contract, options vest quarterly over three years from the date of grant.

As of December 31, 2005, five former directors had been issued options totaling 28,350 shares, expiring through July 21, 2010, at option prices ranging from $.74 to $1.56 per share.  These options were issued pursuant to a non-employee director compensation policy and were not approved by shareholders.

DESCRIPTION OF CAPITAL STOCK

Common Stock

The securities being offered by the selling stockholders are shares of our common stock. As of September 1, 2006, there were issued and outstanding, 21,138,751 shares of common stock.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining after payment of liabilities, The common stock has no preemptive or conversion rights or other subscription rights. All outstanding shares of common stock are fully paid and non-assessable. Please review our certificate of incorporation, as amended, and bylaws, copies of which have been filed with the SEC, as well as the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of our shares.

The holders of common stock do not have cumulative voting rights, which means that the holders of more than fifty percent of the shares of common stock voting for election of directors may elect all the directors if they choose to do so. In this event, the holders of the remaining shares aggregating less than fifty percent will not be able to elect directors. Except as otherwise required by Delaware law, and subject to the rights of the holders of preferred stock then outstanding, all stockholder action is taken by the vote of a majority of the issued and outstanding shares of common stock present at a meeting of stockholders at which a quorum consisting of a majority of the issued and outstanding shares of common stock is present in person or proxy.

Preferred Stock

The Company’s Board of Directors is authorized to issue up to 2,000,000 shares of preferred stock, par value $.001 per share, in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and the designations, preferences, the number of shares, dividend rates, conversion or exchange rights, redemption provisions or other special rights of the shares constituting any class or series as the Board of Directors may deem advisable without any further vote or action by the stockholders.  Any shares of preferred stock issued by MFC could have priority over MFC Common Stock with respect to dividends or liquidation rights and could have voting and other rights of stockholders.

Series A Convertible Preferred Stock

The Company’s Board of Directors has designated 1,205,000 shares of preferred stock as 10% Convertible Preferred Stock (“Series A Convertible Preferred Stock”) with a purchase price of $2.00 per share.  There are presently 1,205,000 shares of Series A Convertible Preferred Stock outstanding. The holders of Series A Convertible Preferred Stock will have no voting rights other than as may be required by law.

Dividends-A holder of the Series A Convertible Preferred Stock is entitled to receive semi-annual cumulative dividends in arrears, commencing six months after the closing of the Private Placement, which was on November 29, 2005.  At its option, the Company may meet its dividend payment obligation by electing any of, or a combination of, the following options: (i) paying the cash dividend payment on or before the date due; or (ii) issuing common stock to the holder of the Series A Convertible Preferred Stock based on  the Company’s common stock being valued at the greater of (i) $1.00 or (ii) 50% of the fair market value of the common stock on the date that the applicable dividend is due and payable.

The first dividend payment was due on May 29, 2006. The Company elected to pay the dividend by issuing 115,961 shares MFC Common Stock, valued at $1.00 per share to the preferred stockholders in accordance with the terms of the Valuation in the above paragraph. The closing price of MFC common stock on the last business day before the dividend payment (May 26, 2006) was $1.01 per share.

Voluntary Conversion-Holders of the Series A Convertible Preferred Stock are entitled, at any time, subject to prior redemption, to convert each share of Convertible Preferred Stock into two shares of common stock, at the conversion price equal to $1.00 per share.

Redemption-Upon not less than 30 days’ prior written notice to the holders of the Series A Convertible Preferred Stock, in the event that the Company’s common stock has a closing bid price of at least $3.00 for 20 consecutive trading days so long as a registration statement covering the shares underlying the Series A Convertible Preferred Stock has become effective, the Company may redeem the Series A Convertible Preferred Stock, in whole or in part, at the Company’s option, at a price of $.10 per share.

Warrants

We currently have outstanding the following warrants.

On November 29, 2005, we issued to Castlebridge Enterprises, Inc. a warrant to purchase 150,000 shares of our Common Stock at an exercise price of $1.00 per share, so long as the exercise occurs on or before November 29, 2006, at an exercise price of $1.25 per share if the exercise occurs after November 29, 2006 but on or before November 29, 2007 and at an exercise price of $1.50 per share if the exercise occurs on or before November 28, 2008.  The term of the warrant is three years.

On November 29, 2005 we issued to Robert Hsiung a warrant to purchase 45,000 shares of our Common Stock at an exercise price of $1.00 per share, so long as the exercise occurs on or before November 29, 2006, $1.25 per share if the exercise occurs after November 29, 2006 but on or before November 29, 2007, and $1.50 per share if the exercise occurs on or before  November 29, 2008.  The term of the warrant is three years.  The warrant was issued as consideration for Mr. Hsiung’s agreement to convert $50,000 of debt into shares of Common Stock and for an extension of credit.

On November 29, 2005 we issued to the Ruth Johnson Living Trust a warrant to purchase 137,500 shares of our Common Stock at an exercise price of $1.00 per share, so long as the exercise occurs on or before November 29, 2006, and $1.50 per share if the exercise occurs after November 29, 2006.  The term of the warrant is three years.  The warrant was issued in conjunction with the purchase, by the trust, of shares of Common Stock.

On November 29, 2005 we issued to National Fulfillment, Inc. a warrant to purchase 80,000 shares of our Common Stock at an exercise price of $1.00 per share.  The warrant has a term of three years.  The warrant was issued in consideration for a credit extension agreement.

On November 29, 2005 we issued to Tara Barakas a warrant to purchase 1,500 shares of our Common Stock at an exercise price of $1.00 per share, so long as the exercise occurs on or before November 29, 2006, and $1.50 per share if the exercise occurs after November 29, 2006.  The term of the warrant is three years.  The warrant was issued in consideration for a credit extension agreement.

On November 29, 2005, as part of two offerings of secured promissory notes to accredited investors, we issued warrants covering a total of 825,000 shares of Common Stock.  The warrants have an exercise price of $1.00 per share and a term of three years.

Between November 29, 2005 and December 30, 2005, as part of an offering of units consisting of our Series A Convertible Preferred Stock and warrants, we issued warrants to purchase a total of 1,205,000 shares of our Common Stock.  The warrants have an exercise price of $1.00, so long as the exercise occurs on or before December 30, 2006, and $1.50 per share if the exercise occurs after December 30, 2006.  The warrants have a three year term.

On April 3, 2006 we issued to Vintage Marketing, LLC, as compensation for services rendered to us, a warrant to purchase 10,000 shares of our Common Stock at an exercise price of $0.50 per share.  The warrant has a term of three years.

On July 31, 2006, as part of the sale of 10% secured convertible promissory notes to Gottbetter Capital Finance, LLC, we issued to Gottbetter a warrant to purchase 3,000,000 shares of our Common Stock at a price of $0.75 per share.  The warrant has a term of 60 months.

On August 1, 2006, we issued to Lipp Enterprises, LLC a warrant to purchase 75,000 shares of our Common Stock at an exercise price of $0.80 per share.  The term of the warrant is three years.  The warrant was issued as compensation for services rendered to us in connection with the acquisition of certain assets from Adsouth Partners, Inc.

SELLING SHAREHOLDERS

The Selling Shareholders listed in the table below may use this prospectus for the resale of shares of Common Stock being registered hereunder, although no Selling Shareholder is obligated to sell any such shares. Of the 31,314,974 shares of Common Stock offered by this prospectus, 11,277,640 shares of Common Stock are outstanding as of the date hereof, 2,529,000 shares of Common Stock are issuable upon the exercise of certain outstanding warrants, 19,918,334 shares are issuable upon conversion of certain outstanding convertible securities. The Selling Shareholders who hold such warrants and debentures are not required to exercise or convert, as applicable, such securities. The table below sets forth information as of September 1, 2006 to reflect the sale of shares being offered by the selling shareholders.  No selling shareholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, except as set forth in the footnotes.

We are not able to estimate the number of shares that will be held by the Selling Shareholders after the completion of this offering because the Selling Shareholders may offer all or some of the shares and because there are currently no agreements, arrangements or understandings with respect to the sale of any shares offered hereby, except as otherwise noted below. The following table assumes that all of the shares being registered hereby will be sold.

Selling Shareholders	Shares of Common Stock Beneficially Owned Prior to Offering(1)		Number of Shares of Common Stock to be Sold in the Offering	Shares of Common Stock Beneficially Owned After the Offering(1)
	Number	Percent		Number	Percent

Lester Tanner	172,699	*	172,699(2)	0	0
Victor Brodsky	141,730	*	141,730(3)	0	0
Anders Sterner	63,750	*	63,750(4)	0	0
Evelyn Schneider	25,000	*	25,000(5)	0	0
Victor Imbimbo	77,500	*	77,500(6)	0	0
Adria Cain	10,000	*	10,000(7)	0	0

Ari Zeiger	463,417	2.15%	463,417(8)	0	0
Aron Katz	127,500	*	127,500(9)	0	0
Barry and Nan Eisen	5,000	*	5,000(10)	0	0
Barry Seidman	642,500	2.92%	642,500(11)	0	0
Bob Hsiung	95,000	*	95,000(12)	0	0
Boyd Willat	310,000	1.45%	310,000(13)	0	0
Callie Beeman	7,750	*	7,750(14)	0	0
Castlebridge Enterprises, Inc.(38)	150,000	*	150,000(15)	0	0
Charles Gargano	154,472	*	154,472(16)	0	0
Cole Beeman	7,750	*	7,750(14)	0	0
Debi Lewis	34,000	*	34,000(7)	0	0
Douglas Jacobsen	510,000	2.39%	510,000(17)	0	0
Frank Castellano	65,000	*	65,000(18)	0	0
Fulbright & Jaworski, LLP	5,000	*	5,000(7)	0	0
Halper Marital Trust dtd 1/15/92(39)	127,500	*	127,500(9)	0	0
Herbert and Gladys Stone	63,750	*	63,750(19)	0	0
Jay Hellenbrand	5,000	*	5,000(7)	0	0
Jeff and Wendy Broudy	102,500	*	102,500(20)	0	0
Jeffrey Lapin	127,500	*	127,500(9)	0	0
Jeffrey Sedacca	77,236	*	77,236(21)	0	0
Jennifer Wax	2,000	*	2,000(7)	0	0
John Lemak	154,472	*	154,472(22)	0	0
Jonah Light	2,000	*	2,000(7)	0	0
Kathryn Irwin	7,750	*	7,750(14)	0	0
Landsral Finance(40)	425,000	2.01%	425,000(7)	0	0
Lipp Enterprises, LLC(41)	75,000	*	75,000(15)	0	0
Lolita Turner	500	*	500(7)	0	0
Luke Irwin	7,750	*	7,750(14)	0	0
Marian McNear	5,000	*	5,000(7)	0	0
Mark and Nicole Wilkin	38,750	*	38,750(23)	0	0
Mark Fanjoy	5,000	*	5,000(7)	0	0
Matthew Irwin	7,750	*	7,750(14)	0	0
Michael Edell	63,750	*	63,750(19)	0	0
National Fulfillment, Inc.(42)	80,000	*	80,000(15)	0	0
Nick Virzi	38,750	*	38,750(23)	0	0
NuVision Holdings, LLC	150,000	*	150,000(24)	0	0
Orrin Halper	35,000	*	35,000(7)	0	0
Perry Belanfante	5,000	*	5,000(7)	0	0
Radovan Parez	30,000	*	30,000(7)	0	0
Raul Vega	10,000	*	10,000(7)	0	0
RB & AJ Associates, Inc,	250,000	1.18%	250,000(25)	0	0
Richard Ellis	92,683	*	92,683(26)	0	0
Robert Prag	255,000	1.19%	255,000(27)	0	0
Roger A. Burlage	127,500	*	127,500(9)	0	0
Ruth E. Johnson Living Trust	412,500	1.94%	412,500(28)	0	0
Sandor Capital Master Fund L.P.	386,181	1.8%	386,181(29)	0	0
Scott Desind	93,750	*	93,750(30)	0	0
Scott Gordon	2,000	*	2,000(7)	0	0
Shelly Fisher	76,250	*	76,250(31)	0	0
Steve Mottram	9,000	*	9,000(7)	0	0
Suzanne Wolf	9,000	*	9,000(7)	0	0
Tara Barakas	1,500	*	1,500(15)	0	0
Jeff Lotman Separate Property Trust dtd 5/12/04	155,000	*	155,000(32)	0	0
Tony Hoffman	5,000	*	5,000(7)	0	0
Vintage Marketing, LLC(43)	10,000	*	10,000(15)	0	0
Wylie Stateman	206,250	*	206,250(7)	0	0
Ascension Capital Partners Ltd., Inc.(44)	200,000	*	200,000(7)	0	0
Ignazio Posadino	355,000	1.66%	355,000(33)	0	0
George Funck	500,000	2.37%	500,000(34)	0	0
Diversified Investors Capital Services of North America, Inc.	175,000	2.1%	175,000(35)	0	0
Artass Corp.	100,000	*	100,000(34)	0	0
Leonard Toboroff	30,000	*	30,000(34)	0	0
Anandy Hazouri	25,000	*	25,000(34)	0	0
Jackie Step	40,000	*	40,000(34)	0	0

Mitchell Finesod	40,000	*	40,000(34)	0	0
Gersten Savage	35,000	*	35,000(34)	0	0
Adsouth Partners, Inc.	6,008,334	27.76%	6,008,334(36)	0	0
Gottbetter Capital Finance, LLC	,185,073	16.5%	7,000,000(37)	0	0
Gottbetter Capital Master Ltd.	7,185,072	25.4%	10,000,000 (37)	0	0
Total	31,314,974		31,314,974	0	0

* Less than 1%

(1) Based on 21,138,751 shares of common stock outstanding on September 1, 2006.

(2) Includes the following:  (i) 108,949 shares of common stock issued as compensation for services rendered to us; (ii) 1,250 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock; (iii) 25,000 shares of common stock underlying our Series A Convertible Preferred Stock; (iv) 25,000 shares of common stock underlying a warrant issued in conjunction with the bridge financing we undertook between September and November 2005; and (v) 12,500 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock.  Mr. Tanner represents our partners in and manages our commercial real estate.

(3) Includes the following:  (i) 14,230 shares of common stock issued as compensation for services rendered to us; (ii) 2,500 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock; (iii) 50,000 shares of common stock underlying our Series A Convertible Preferred Stock; (iv) 50,000 shares of common stock underlying a warrant issued in conjunction with the bridge financing we undertook between September and November 2005; and (v) 25,000 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock. Mr. Brodsky is our Vice President, CFO and Secretary.

(4) Includes the following:  (i) 1,250 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock; (ii) 25,000 shares of common stock underlying our Series A Convertible Preferred Stock; (iii) 25,000 shares of common stock underlying a warrant issued in conjunction with the bridge financing we undertook between September and November 2005; and (iv) 12,500 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock.

(5) Includes 25,000 shares of common stock registered on behalf of the holder of a secured promissory note who converted the note on November 29, 2005.

(6) Includes the following:  (i) 2,500 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock; (ii) 50,000 shares of common stock underlying our Series A Convertible Preferred Stock; and (iii) 25,000 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock.  Mr. Imbimbo is a director of the Company.

(7) These shares of common stock were issued in conjunction with our acquisition of the issued and outstanding shares of Worldwide Excellence, Inc. common stock which took place on November 29, 2005.

(8) Includes the following:  (i) 13,417 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock; (ii) 300,000 shares of common stock underlying our Series A Convertible Preferred Stock; and (iii) 150,000 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock.

(9) Includes the following:  (i) 2,500 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock; (ii) 50,000 shares of common stock underlying our Series A Convertible Preferred Stock; (iii) 50,000 shares of common stock underlying a warrant issued in conjunction with the bridge financing we undertook between September and November 2005; and (iv) 25,000 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock.  Mr. Burlage is a director of the Company.

(10) Includes the following:  (i) 5,000 shares of common stock issued in conjunction with our acquisition of the issued and outstanding shares of Worldwide Excellence, Inc. common stock which took place on November 29, 2005.

(11) Includes the following:  (i) 17,500 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock;  (ii) 350,000 shares of common stock underlying our Series A Convertible Preferred Stock; (iii) 100,000 shares of common stock underlying a warrant issued in conjunction with the bridge financing we undertook between September and November 2005; and (iv) 175,000 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock.

(12) Includes the following:  (i) 50,000 shares of common stock issued in conjunction with our acquisition of the issued and outstanding shares of Worldwide Excellence, Inc. common stock which took place on November 29, 2005 and (ii) 45,000 shares of common stock underlying a warrant.

(13) Includes the following:  (i) 10,000 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock; (ii) 200,000 shares of common stock underlying our Series A Convertible Preferred Stock; (iii) 100,000 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock.

(14) Includes the following:  (i) 250 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock; (ii) 5,000 shares of common stock underlying our Series A Convertible Preferred Stock; (iii) 2,500 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock.

(15) Represents shares of common stock underlying a warrant.

(16) Includes the following:  (i) 4,472 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock; (ii) 100,000 shares of common stock underlying our Series A Convertible Preferred Stock; (iii) 50,000 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock.

(17) Includes the following:  (i) 343,750 shares of common stock issued in conjunction with our acquisition of the issued and outstanding shares of Worldwide Excellence, Inc. common stock which took place on November 29, 2005; (ii) 3,750 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock; (iii) 75,000 shares of common stock underlying our Series A Convertible Preferred Stock; (iv) 50,000 shares of common stock underlying a warrant issued in conjunction with the bridge financing we undertook between September and November 2005; and (v) 37,500 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock.

(18) Includes the following:  (i) 2,500 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock; (ii) 25,000 shares of common stock underlying our Series A Convertible Preferred Stock; (iii) 25,000 shares of common stock underlying a warrant issued in conjunction with the bridge financing we undertook between September and November 2005; and (iv) 12,500 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock.

(19) Includes the following:  (i) 1,250 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock; (ii) 25,000 shares of common stock underlying our Series A Convertible Preferred Stock; (iii) 25,000 shares of common stock underlying a warrant issued in conjunction with the bridge financing we undertook between September and November 2005; and (iv) 12,500 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock.

(20) Includes the following:  (i) 2,500 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock; (ii) 50,000 shares of common stock underlying our Series A Convertible Preferred Stock; (iii) 25,000 shares of common stock underlying a warrant issued in conjunction with the bridge financing we undertook between September and November 2005; and (iv) 25,000 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock.

(21) Includes the following:  (i) 2,236 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock; (ii) 50,000 shares of common stock underlying our Series A Convertible Preferred Stock; and (iii) 25,000 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock.

(22) Includes the following:  (i) 4,472 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock; (ii) 100,000 shares of common stock underlying our Series A Convertible Preferred Stock; and (iii) 50,000 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock.

(23) Includes the following:  (i) 1,250 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock; (ii) 25,000 shares of common stock underlying our Series A Convertible Preferred Stock; and (iii) 12,500 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock.

(24) Includes the following:  (i) 100,000 shares of common stock issued in conjunction with our acquisition of the issued and outstanding shares of Worldwide Excellence, Inc. common stock which took place on November 29, 2005 and (ii) 50,000 shares of common stock underlying a warrant issued in conjunction with the bridge financing we undertook between September and November 2005.  The name of the person who has voting or investment control over the securities owned by NuVision Holdings, LLC is Steven Kevorkian.

(25) These shares were issued as compensation to the shareholder.  The name of the person who has voting or investment control over the securities owned by RB & AJ Associates is Robert Prag.

(26) Includes the following:  (i) 2,683 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock; (ii) 60,000 shares of common stock underlying our Series A Convertible Preferred Stock; and (iii) 30,000 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock.

(27) Includes the following:  (i) 5,000 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock; (ii) 100,000 shares of common stock underlying our Series A Convertible Preferred Stock; (iii) 100,000 shares of common stock underlying a warrant issued in conjunction with the bridge financing we undertook between September and November 2005; and (iv) 50,000 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock.

(28) Includes the following:  (i) 275,000 shares of common stock issued in conjunction with our acquisition of the issued and outstanding shares of Worldwide Excellence, Inc. common stock which took place on November 29, 2005 and (ii) 137,500 shares of common stock underlying a warrant.  The names of the persons who have voting or investment control over the securities owned by the Ruth E. Johnson Living Trust are Ruth Johnson and Blake Johnson.

(29) Includes the following:  (i) 11,181 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock; (ii) 250,000 shares of common stock underlying our Series A Convertible Preferred Stock; and (iii) 125,000 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock.  The name of the person who has voting or investment control over the securities owned by Sandor Capital Master Fund L.P. is John Lemak.

(30) Includes the following:  (i) 30,000 shares of common stock issued in conjunction with our acquisition of the issued and outstanding shares of Worldwide Excellence, Inc. common stock which took place on November 29, 2005; (ii) 1,250 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock; (iii) 25,000 shares of common stock underlying our Series A Convertible Preferred Stock; (iv) 25,000 shares of common stock underlying a warrant issued in conjunction with the bridge financing we undertook between September and November 2005; and (v) 12,500 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock.

(31) Includes the following:  (i) 1,250 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock; (ii) 50,000 shares of common stock underlying our Series A Convertible Preferred Stock; and (iii) 25,000 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock.

(32) Includes the following:  (i) 5,000 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock; (ii) 100,000 shares of common stock underlying our Series A Convertible Preferred Stock; and (iii) 50,000 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock.  The name of the person who has voting or investment control over the securities owned by the Jeff Lotman Separate Property Trust dated May 12, 2004 is Jeff Lotman.

(33) Includes the following:  (i) 100,000 shares of common stock issued in conjunction with our acquisition of the issued and outstanding shares of Worldwide Excellence, Inc. common stock which took place on November 29, 2005; (ii) 5,000 shares of common stock issued as a dividend on our Series A Convertible Preferred Stock; (iii) 100,000 shares of common stock underlying our Series A Convertible Preferred Stock; (iv) 100,000 shares of common stock underlying a warrant issued in conjunction with the bridge financing we undertook between September and November 2005; and (v) 50,000 shares of common stock underlying a warrant issued in conjunction with the offering of our Series A Convertible Preferred Stock.

(34) Stock issued in conjunction with the acquisition of Worldwide Excellence, Inc.  The name of the person who has voting or investment control over the securities owned by Artass Corp. is John Kevorkian.

(35) Includes 175,000 shares of common stock issued to the shareholder as compensation for services rendered in conjunction with the acquisition of Worldwide Excellence, Inc.  The name of the person who has voting or investment control over the securities owned by Diversified Investors Capital Services of North America, Inc. is Jake Berg.

(36) Includes the following:  (i) 5,500,000 shares of common stock issued in conjunction with the acquisition of certain assets of Adsouth Partners, Inc. and (ii) 508,334 shares of common stock that may be issued in the event that Adsouth Partners, Inc. converts into common stock certain debt owed in conjunction with the acquisition of its assets.  The name of the person who has voting or investment control over the securities owned by Adsouth Partners, Inc. is John  P. Acunto.

(37) The Company agreed to register 17,000,000 shares of its common stock to Gottbetter Capital Finance, LLC (“GCF”)  pursuant to that certain Securities Purchase Agreement dated August 2, 2006. 3,000,000 of these shares may be issued to GCF upon exercise of a warrant issued to GCF in connection with the purchase agreement. The balance of 14,000,000  shares was a contractual estimate of the number of shares which could be issued in the event that  GCF (or its assignee) exercises its right to convert up to $5,775,400 of principal and interest into shares of our common stock in accordance with the purchase agreement. GCF has assigned its rights to the warrant and to one half of the principal and interest to Cottbetter Capital Master, Ltd. (“GCM”).  Therefore, GCM is entitled to have 10,000,000 shares registered (3,000,000 upon exercise of the warrant and 7,000,000 as one half of the agreed registration amount for its share of the debt).  GCF is entitled to have 7,000,000 shares registered. The name of the person who has voting or investment control over the securities owned by GCF is Adam Gottbetter; GCM is managed by Gottbetter Capital Management, LP. Mr Adam Gottbetter also has voting and investment control over that entity and ultimately GCM..

 Our written agreements with GCF provide that GCF and its affiliates cannot convert its note or exercise any warrants if such action would cause GCF and its affiliates to own in excess of 4.99% of our outstanding common stock. Therefore, at September 1, 2006, GCF together with GCM is permitted to own a maximum of 1,111,200 shares of common stock.

(38) The name of the person who has voting or investment control over the securities owned by Castlebridge Enterprises, Inc. is Roger Burlage.

(39) The name of the person who has voting or investment control over the securities owned by the Halper Marital Trust dated January 15, 1992 is Stanley Halper.

(40) The name of the person who has voting or investment control over the securities owned by Landsral Finance is Ralf Leszinski.

(41) The name of the person who has voting or investment control over the securities owned by Lipp Enterprises, LLC is Chris Lipp.

(42) The name of the person who has voting or investment control over the securities owned by National Fulfillment, Inc. is Rollie Froehlig.

(43) The name of the person who has voting or investment control over the securities owned by Vintage Marketing, LLC is Eileen Fraser.

(44) The name of the person who has voting or investment control over the securities owned by Ascension Capital Partners Ltd., Inc. is Paul C. Ward.

PLAN OF DISTRIBUTION

Each Selling Shareholder of our Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the Principal Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits Buyers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales entered into after the date of this prospectus;

•

broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•

any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the Buyer of shares, from the Buyer) in amounts to be negotiated. Each Selling Shareholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

We are required to pay certain fees and expenses we incur incident to the registration of the shares. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Shareholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each Buyer at or prior to the time of the sale.

EXPERTS

The financial statements included in this prospectus have been audited by Holtz Rubenstein Reminick LLP and RBZ, LLP our independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the issuance of the common shares to be sold by the selling shareholders under this prospectus and warrants was passed upon for our company by Richardson & Patel LLP.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). We maintain directors' and officers' liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information the Company files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of public reference room. Our SEC filings are also available to the public from commercial document retrieval services and through the web site maintained by the SEC at www.sec.gov.

This prospectus is part of a registration statement on Form SB-2 that we have filed with the SEC utilizing a “shelf” registration process. Under the shelf registration process, the Selling Shareholders may, from time to time, sell the Common Stock described in this prospectus. We may prepare a prospectus supplement at any time to add, update or change information contained in this prospectus.

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement. Whenever a reference is made in this prospectus to an agreement or other document of the Company, be aware that such reference is not necessarily complete and that you should refer to the exhibits that are filed with or incorporated by reference into the registration statement for a copy of the agreement or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the web site maintained by the SEC at www.sec.gov.

You should read this prospectus and any prospectus supplement together with the registration statement and the exhibits filed with or incorporated by reference into the registration statement. The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.

We have not authorized any person to give any information or to make any representations that differ from, or add to, the information discussed in this prospectus. Therefore, if anyone gives you different or additional information, you should not rely on it.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last two fiscal years or the interim period from January 1, 2006 through the date of this prospectus.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

The registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.

In addition, the registrant’s bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). The registrant maintains director and officer liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 25.

Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

Registration Fee	$ 2,000
Legal Fees and Expenses	$ 30,000
Accounting Fees and Expenses	$ 10,000
Miscellaneous	$ 5,000
Total	$ 47,000

ITEM 26. Recent Sales of Unregistered Securities

On July 21, 2005, the registrant’s Board of Directors declared a stock split in the form of a 35% stock dividend on the shares of its common stock outstanding on August 8, 2005, the record date for shareholders who were entitled to receive thirty five one hundredths (.35) of a share of common stock, par value $.001 per share, for each one share of common stock owned of record on the close of business on August 8, 2005.  The following discussion gives effect to the stock split even if the transaction reported happened prior to the August 8, 2005.

In February 2003 the registrant’s Board of Directors authorized the issuance of $450,000 of Series B Bonds.  The Series B Bonds mature eighteen months after the issue date and may be extended for additional six month periods by mutual consent of the registrant and the individual bondholders.  Interest is payable monthly, and is calculated at a rate of prime plus 3% but not less than 9% per annum nor more than 15% per annum.  The rate of interest will be adjusted at the end of each calendar quarter.  Monthly interest-only payments are due through maturity.  The Series B Bonds may only be prepaid on 120 days prior written notice.  The registrant, at the option of the bondholders, may be required to prepay on 60 days prior written notice, up to an aggregate of $50,000 per bondholder per 60 day period.  The registrant relied on section 506 of the Securities Act of 1933 to issue the securities, inasmuch as the securities were sold without any form of general solicitation or general advertising and sales were made only to accredited investors.

On July 7, 2005, the registrant sold 33,678 shares of its treasury stock to its Chief Financial Officer, who was also a director.  The sales price was $0.75 per share.  The registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the registrant did not engage in general solicitation or advertising in making this offering and the offeree occupied an insider status relative to the registrant that afforded him effective access to the information registration would otherwise provide.

On July 25, 2005, the registrant sold 270,000 shares of its Common Stock to its certain of its officers and directors.  The sale price was $0.74 per share.  The registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the registrant did not engage in general solicitation or advertising in making this offering and the offeree occupied an insider status relative to the registrant that afforded him effective access to the information registration would otherwise provide.

Between September and November 2005, the registrant completed two offerings consisting of secured promissory notes in the aggregate principal amount of $825,000 (the “Notes”) and warrants (the “Bridge Warrants”) to purchase in the aggregate amount 825,000 shares of Common Stock.  The Notes accrued interest at the annual rate of 10% and matured the earlier of (a) 6 months from the date of issuance or (b) the closing of the exchange of the registrant’s Common Stock for all of the issued and outstanding shares of Worldwide Excellence, Inc. (the “Stock Exchange”).  The holders of the Note were given the right to convert the Notes to shares of the registrant’s preferred stock at the conversion rate of $1.00 per share at the closing of the Stock Exchange.  Effective November 29, 2005, the all of the noteholders, with the exception of one person, exercised their rights to convert.  The Bridge Warrants entitle the holders, for a period of three years, shares of Common Stock at a purchase price of $1.00 per share.  The Bridge Warrant holders are entitled to certain piggyback registration rights under the terms of the registration rights agreement between the holders and the registrant.  The registrant relied on section 506 of the Securities Act of 1933 to issue the securities, inasmuch as the securities were sold without any form of general solicitation or general advertising and sales were made only to accredited investors.

On November 29, 2005, the registrant issued 11,500,000 shares of Common Stock in exchange for all of the issued and outstanding shares of Worldwide Excellence, Inc.  The registrant issued an additional 710,000 shares of Common Stock and a warrant to purchase 150,000 shares of Common Stock to a consultant as a finder’s fee.  The warrant has a term of three years.  The warrant exercise price is $1.00 per share if purchased prior to November 29, 2006, at an exercise price of $1.25 per share if the exercise occurs after November 29, 2006 but on or before November 29, 2007 and $1.50 per share if purchased after that date.  The registrant also issued 35,000 shares of Common Stock to its legal counsel as compensation for services rendered in this transaction.  The registrant relied on section 506 of the Securities Act of 1933 to issue the Common Stock for the exchange, inasmuch as the securities were sold without any form of general solicitation or general advertising and sales were made only to accredited investors.  The registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities to the consultant and legal counsel, inasmuch as the securities were issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On November 29, 2005, in conjunction with the acquisition of Worldwide Excellence, Inc., the registrant issued 500,000 shares of common stock to holders of promissory notes having an aggregate value of $500,000. These shares include: (i) 100,000 shares to a director and officer in consideration for the conversion of certain promissory notes having an aggregate value of $100,000; and (ii) 75,000 shares to a director in consideration for the conversion of certain promissory notes having an aggregate value of $75,000,  and (iii) 325,000 shares to other non-related parties for the conversion of certain promissory notes having an aggregate value of $325,000.  The registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the securities were issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On November 29, 2005, also in conjunction with the acquisition of Worldwide Excellence, Inc., the registrant issued four warrants covering a total of 264,000 shares of Common Stock.  The warrants were issued to four individuals who agreed to convert debt to equity, or who extended credit terms to the registrant.  The warrants each have a term of three years.  Two of the warrants, covering a total of 139,000 shares, may be exercised for $1.00 per share if exercised before November 29, 2006, and for $1.50 per share if exercised thereafter.  A warrant covering 80,000 shares may be exercised for $1.00 per share.  The final warrant, covering 45,000 shares, may be exercised for $1.00 per share before November, 29, 2006, for $1.25 per share after November 29, 2006 but before November 29, 2007, and for $1.50 per share thereafter.  The registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities, inasmuch as the securities were issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

In conjunction with the acquisition of Worldwide Excellence, Inc., the registrant issued a warrant to purchase 275,000 shares of Common Stock to a consultant.  The warrant has a term of three years at an exercise price of $1.00 per share

During November and December 2005, the registrant sold units consisting of shares of Series A Convertible Preferred Stock and warrants to purchase shares of Common Stock to various accredited investors.  The registrant sold 1,205,000 shares of Series A Convertible Preferred Stock that may be converted into 2,410,000 shares of Common Stock and warrants that will allow the holders of the Series A Convertible Preferred Stock to purchase 1,205,000 shares of Common Stock. The warrants have a term of three years.  The warrants may be exercised for $1.00 per share if exercised before November 29, 2006, and for $1.50 per share if exercised thereafter.  The registrant relied on section 506 of the Securities Act of 1933 to issue the securities, inasmuch as the securities were sold without any form of general solicitation or general advertising and sales were made only to accredited investors.

On February 10, 2006 certain holders of the registrants Series B Bonds converted $100,000 in value into 100,000 shares of Common Stock.  The registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the securities were issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On July 27, 2006 the registrant’s Board of Directors approved the 2006 Equity Compensation Plan.  On July 27, 2006, the registrant issued an option to Victor Brodsky, an officer, to purchase 150,000 shares of Common Stock at an exercise price of $0.60 per share.  The option expires on July 27, 2016.  On July 15, 2006, the Board of the registrant granted an option to Alan Gerson, an officer and director, to purchase 1,000,000 shares of Common Stock at an exercise price of $0.52.  The option expires on July 27, 2011.  The registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the registrant did not engage in general solicitation or advertising in making this offering and the offerees occupied an insider status relative to the registrant that afforded them effective access to the information registration would otherwise provide.

On April 3, 2006 the registrant issued a warrant to purchase 10,000 shares of Common Stock to a consultant.  The registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the securities were issued without any form of general solicitation or general advertising and the acquirer was an accredited investor.

On April 10, 2006 the registrant’s Board of Directors approved an equity compensation plan for each non-employee director who owned less than 5% of the registrant’s Common Stock.  On April 10, 2006, the registrant issued to Victor Imbimbo, a director, options to purchase a total of 39,000 shares of Common Stock at an exercise price of $0.60 per share.  The options expire on April 10, 2011.  The options were immediately exercisable for the purchase of 10,000 shares, and thereafter the right to purchase an additional 2,500 shares of Common Stock vested on a quarterly basis, beginning on March 31, 2007.  The registrant also issued 7,500 shares of Common Stock to Mr. Imbimbo.  The shares vest at the rate of 625 shares per quarter.  The registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the registrant did not engage in general solicitation or advertising in making this offering and the offeree occupied an insider status relative to the registrant that afforded him effective access to the information registration would otherwise provide.

On May 29, 2006 the registrant elected to pay the dividend accrued on its Series A Convertible Preferred Stock with Common Stock.  The registrant issued 115,961 shares of Common Stock, valued at $1.00 per share, to holders of its Series A Convertible Preferred Stock.

On July 27, 2006, the registrant granted a total of 340,000 shares Common Stock as compensation to two consultants.  The value of the Common Stock was $0.60 per share.  In addition, one of the consultants was issued warrants to purchase 75,000 shares of Common Stock contingent upon the closing of a financing.  The financing transaction closed on August 2, 2006.  The exercise price of the warrants is $.80 per share.  The registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the securities were issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On July 27, 2006, Roger A. Burlage was appointed to the registrant’s Board of Directors.  On that date, Mr. Burlage was granted options to purchase a total of 39,000 shares of Common Stock at an exercise price of $.60 per share.  The options expire on July 27, 2016.  The options were immediately exercisable for the purchase of 10,000 shares, and thereafter the right to purchase an additional 2,500 shares of Common Stock will vest on a quarterly basis, beginning on September 30, 2007.  The registrant also issued 7,500 shares of Common Stock to Mr. Burlage.  The shares vest at the rate of 625 shares per quarter.  The registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the registrant did not engage in general solicitation or advertising in making this offering and the offeree occupied an insider status relative to the registrant that afforded him effective access to the information registration would otherwise provide.

On August 1, 2006 the registrant issued 5,500,000 shares of Common Stock to Adsouth Partners, Inc. for the purchase of certain assets.  The Common Stock had a value of $0.30 per share.  The registrant also issued a convertible note in the amount of $1,525,000.  The registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the securities were issued without any form of general solicitation or general advertising and the acquirer was an accredited investor.

On August 2, 2006 the registrant issued 10% secured convertible notes to Gottbetter Capital Finance, LLC in exchange for $5,775,400 in cash.  The notes mature on July 31, 2009.  The notes require interest only payments for the first eight months and equal monthly payments of principal and interest thereafter through the balance of the 36 month term.  The notes are convertible to Common Stock at a variable rate, with a floor of $.69 per share as long as the Company in not in default of any provisions of the convertible notes.  In conjunction with this offering, the registrant also issued to Gottbetter Capital Finance, LLC a warrant for the purchase of 3,000,000 shares of Common Stock.  The exercise price is $0.75 per share and term of the warrant is 60 months.  The registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the securities were issued without any form of general solicitation or general advertising and the acquirer was an accredited investor.

Item 27.

Exhibits

(a) Exhibits.

The exhibits filed with this registration statement or incorporated herein by reference are set forth on the Exhibit Index set forth elsewhere herein.

(b) Financial Statement Schedules.

Schedules filed with this registration statement are set forth on the Index to Financial Statements set forth elsewhere herein.

Item 28.

Undertakings

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 11, 2006.

MFC DEVELOPMENT CORP.

By:	/s/ Nancy Duitch
Nancy Duitch
Chief Executive Office, CMO

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of MFC Development Corp. hereby constitutes and appoints Nancy Duitch, his  attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of Common Stock under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Jeffrey S. Edell	Chairman	September 11, 2006
Jeffrey S. Edell

/s/ Nancy Duitch	Chief Marketing Officer, Chief Executive Officer and Director (Principal Executive Officer)	September 11, 2006
Nancy Duitch

/s/ Alan Gerson	President, Chief Operating Officer and Director	September 11, 2006
Alan Gerson

/s/Roger Burlage	Director	September 11, 2006
Roger Burlage

/s/ Victor Imbimbo	Director	September 11, 2006
Victor Imbimbo

/s/ Victor Brodsky	Vice President, Chief Financial Officer and Secretary (Principal Accounting Officer)	September 11, 2006
Victor Brodsky

EXHIBIT LIST

Exhibit No.	Exhibit	Method of Filing

3.1	Certificate of Amendment of Certificate of Incorporation dated August 8, 2000	Incorporated by reference to Exhibit 3.1 to the Company’s Form 10 dated September 29, 2000.

3.2	Amended and Restated Bylaws.	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 2, 2006.
3.3	Form of Certificate of Determination of Series A Preferred .	Filed herewith.

4.1	Form of Worldwide Excellence, Inc. Warrant, Commencement Date-November 29, 2005.	Incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed April 17, 2006.

4.2	Form of MFC Development Corp. Warrant, Commencement Date-November 29, 2005.	Incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed April 17, 2006.

4.3	Form of Bridge Loan Warrant August 2005	Filed herewith.

4.4	Form of Bride Loan Warrant October 2005	Filed herewith.

4.5	Registration Rights Agreement, dated as of July 31, 2006, between the Company and Gottbetter Capital Finance, LLC.	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated August 2, 2006, filed August 7, 2006.

4.6	Warrant, dated as of July 31, 2006, by the Company for the benefit of Gottbetter Capital Finance, LLC.	Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K dated August 2, 2006, filed August 7, 2006.

5.1	Opinion of Richardson & Patel LLP	To be filed by amendment

10.1	Employment Agreement dated as of April 1, 2004 of Jeffrey S. Edell.	Incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed April 17, 2006.

10.2	Employment Agreement dated as of April 1, 2004 of Nancy Duitch.	Incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed April 17, 2006.

10.3	Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement by Gateway Granby, LLC as mortgagor and CMR Mortgage Fund II, LLC as mortgagee.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 19, 2006.

10.4	Pledge and Security Agreement by the Company to Lestar Partners, LLC as nominee and escrow agent for the other Class A members of Gateway Granby, LLC.	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed July 19, 2006.

10.5	Employment Agreement dated as of July 15, 2006 of Alan Gerson.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 20, 2006.

10.6	2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 2, 2006.

10.7	Securities Purchase Agreement, dated as of July 31, 2006, between the Company and Gottbetter Capital Finance, LLC.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 2, 2006, filed August 7, 2006.

10.8	Senior Secured Convertible Promissory Note, dated as of July 31, 2006, between the Company and Gottbetter Capital Finance, LLC.	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated August 2, 2006, filed August 7, 2006.

10.9	Security Agreement, dated as of July 31, 2006, between the Company and Gottbetter Capital Finance, LLC.	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated August 2, 2006, filed August 7, 2006.
10.10	Transition Services Agreement Jeffrey Edell dated June 2006	Filed herewith.

10.11	Asset Purchase Agreement June 22, 2006 by and between the Company and Adsouth Partners, Inc., Adsouth, Inc., and Dermafresh, Inc.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 7, 2006, filed August 7, 2006.

10.12	Convertible Note dated August 1, 2006 between the Company and Adsouth Partners, Inc.	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated August 7, 2006, filed August 7, 2006.

10.13	Option Agreement by and between Adsouth Partners, Inc. and the Company.	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated August 7, 2006, filed August 7, 2006.

10.14	Office Lease as of July 20, 2006 by and between Arden Realty Finance IV, LLC and Worldwide Excellence, Inc.	Incorporated by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006, filed August 21, 2006.

10.15	Promissory Note dated December 8, 1997 (Granby)	Filed herewith.

10.16	Form of Series A Bond of Medical Financial Corp	Filed herewith.

10.17	Form of Series B Bond of Medical Financial Corp	Filed herewith.

10.18	Form of Non-statutory Option Agreement	Filed herewith.

10.19	Form of Consultant Warrant.	Filed herewith.

10.20	Consulting Agreement of RB&AJ Associated Holdings dated June 27, 2006.	Filed herewith.

10.21	Demand Promissory Note	Filed herewith.

10.22	Acquisition Agreement dated July 29, 2005 by and between the Company and World Wide Excellence, Inc.	Incorporated by reference to Exhibit 9.01 to the Company’s Report on Form 8K filed on August 3, 2005.
10.23	Promissory Note by Gateway Granby, LLC as maker and CMR Mortgage Fund II, LLC.	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed July 19, 2006.

10.24	Demand Note between Adsouth Partners, Inc. and HDK Funding dated December 20, 2005	Filed herewith.

10.25	Consulting Agreement of Castlebridge Enterprises dated June 15, 2005	Filed herewith.

21.1	Subsidiaries of the Company	Filed herewith.

23.1	Consent of Holtz Rubenstein Reminick LLP, Certified Public Accountants.	Filed herewith.

23.2	Consent of RBZ LLP	Filed herewith.

23.3	Consent of Richardson & Patel, LLP.	Included in Exhibit 5.1

   MFC Development Corp and Subsidiaries

Consolidated Financial Statements

Contents

As of December 31, 2005 and 2004 and June 30, 2006 (unaudited), for the years ended December31, 2005 and 2004, and for the six months ended June 30, 2006 (unaudited) and 2005 (unaudited)

The data required by all other schedules is either included in the Consolidated Financial Statements or is not required.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
MFC Development Corp., Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of MFC Development Corp., Inc. and its subsidiaries as of December 31, 2005 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. Our audit also included the consolidated financial statement schedules listed in the Index at Item 15(a) for the year ended December 31, 2005. These consolidated financial statements and consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedules based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MFC Development Corp., Inc. and its subsidiaries at December 31, 2005 and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related consolidated financial statement schedules for the year ended December 31, 2005, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ HOLTZ RUBENSTEIN REMINICK LLP
Melville, New York March 10, 2006 (except for Note 5, as to which the date is March 27, 2006)

INDEPENDENT AUDITORS' REPORT

To the Board of Directors

WORLDWIDE EXCELLENCE, INC. AND RELATED ENTITIES

Los Angeles, California

We have audited the accompanying combined balance sheet of Worldwide Excellence, Inc. and related entities (the "Companies") as of December 31, 2004, and the related combined statements of income, stockholders' deficit and cash flows for the year then ended.  These combined financial statements are the responsibility of the Companies' management.  Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Worldwide Excellence, Inc. and related entities as of December 31, 2004, and the combined results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

  /s/ RBZ, LLP

December 21, 2005

MFC Development Corp. and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,	June 30,
	2005	2004	2006
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$356,331	$-	$218,044
Accounts receivable, net	238,289	205,000	209,637
Mortgage and note receivable	147,109	-	3,468
Inventories	631,818	867,728	617,779
Infomercial production costs	456,411	253,465	196,184
Deposits	172,633	159,777	145,882
Real estate held for sale	895,815	-	&nb sp; -
Other current assets	224,999	34,399	127,511
Assets of discontinued operations	327,089	-	252,437
Total current assets	3,450,494	1,520,369	1,770,942

Property and equipment, net	37,946	21,786	33,848

Other assets:
Restricted cash	67,355	-	67,355
Real estate held for rental, development and sale	4,295,474	-	4,218,799
Mortgage and note receivable	318,640	-	316,532
Deferred costs, net	173,790	-	199,583
Deferred tax asset, net	1,016,811	-	1,016,811
Goodwill	1,229,663	-	1,231,048
Other	-	-	25,500
Total other assets	7,101,733	-	7,075,628
Total assets	$10,590,173	$1,542,155	$8,880,418

See accompanying notes.

MFC Development Corp. and Subsidiaries

Consolidated Balance Sheets (continued)

		December 31,	December 31,	June 30,
		2005	2004	2006
				(Unaudited)
Liabilities and Stockholders' Equity
Current liabilities:
Bank overdraft	$	&nb sp; -	$30,510	$-
Accounts payable and accrued expenses		2,496,003	1,772,761	3,525,439
Current portion of notes payable, including $50,000 payable to a related
party at June 30, 2006 and $-0- payable at December 31, 2005 and 2004		702,216	-	708,548
Due to unconsolidated affiliates		&nb sp; -	221,647	-
Other current liabilities		25,549	-	66,913
Liabilities of discontinued operations		85,692	-	76,071
Total current liabilities		3,309,460	2,024,918	4,376,971

Other liabilities:
Notes payable		2,257,040	-	2,038,084
Due to related party		-	149,182	-
Total other liabilities		2,257,040	149,182	2,038,084

Total liabilities		5,566,500	2,174,100	6,415,055

Minority voting interest in subsidiary		1,212,472	-	1,179,050

Commitments and contingencies

Stockholders' equity:
Preferred stock - $.001 par value;
Authorized - 2,000,000 shares;
Issued and outstanding - 1,205,000 shares Series A at June 30, 2006
and December 31, 2005, and -0- at December 31, 2004		2,410	-	2,410
Common stock - $.001 par value;
Authorized - 40,000,000 shares;
Issued and outstanding - 15,791,251 shares at June 30, 2006,
15,567,790 shares at December 31, 2005 and
10,000 shares at December 31, 2004		15568	100	15,792
Capital in excess of par value		7058261	49900	7,622,082
Deferred compensation		-	-	(13,540)
Accumulated deficit		(3,265,038)	(681,945)	(5,980,431)
		3,811,201	(631,945)	1,646,313
Less treasury stock, at cost - 500,000 shares at June 30, 2006
and -0- at December 31, 2005 and 2004		-	-	(360,000)
Total stockholders' equity		3,811,201	(631,945)	1,286,313
Total liabilities and stockholders' equity		$10,590,173	$1,542,155	$8,880,418

See accompanying notes.

MFC Development Corp. and Subsidiaries

Consolidated Statements of Operations

	Year ended	Year ended	Six months ended
	December 31,	December 31,	June 30,	June 30,
	2005	2004	2006	2005
			(Unaudited)
Revenues
Direct response marketing	$8,028,972	$20,534,390	$5,845,437	$5,388,960
Real estate activities	69,693	-	1,252,527	-
Total revenues	8,098,665	20,534,390	7,097,964	5,388,960

Costs and expenses
Cost of sales	3,745,753	8,161,333	3,549,439	2,268,800
Selling	4,018,196	8,771,359	3,953,815	2,266,932
General and administrative	2,167,291	2,092,893	1,202,556	984,014
Corporate expenses	359,246	-	635,480	203,009
Depreciation and amortization	9,555	2,454	105,909	5,174
Bad debts	44,509	(27,776)	40,806	22,119
Total costs and expenses	10,344,550	19,000,263	9,488,005	5,750,048

(Loss) income from operations	(2,245,885)	1,534,127	(2,390,041)	(361,088)

Other income (expense):
Interest expense, net	(280,336)	-	(98,972)	(3,306)
Minority voting interest in net income of subsidiary	(5,936)	-	2,326	-
	(286,272)	-	(96,646)	(3,306)

(Loss) income from continuing operations before
provision for income taxes	(2,532,157)	1,534,127	(2,486,687)	(364,394)
Provision for income taxes	17,182	10,000	3,831	4,800
(Loss) income from continuing operations	(2,549,339)	1,524,127	(2,490,518)	(369,194)

(Loss) income from discontinued operations, net of taxes	(33,754)	-	(104,375)	-

Net (loss) income	(2,583,093)	1,524,127	(2,594,893)	(369,194)
Preferred stock dividends	15,964	-	120,500	-
Net loss applicable to common stockholders	$(2,599,057)	$1,524,127	$(2,715,393)	$(369,194)

(Loss) earnings per common share:
(Loss) earnings from continuing operations	$(0.23)	$0.14	$(0.16)	$(0.03)
(Loss) earnings from discontinued operations	0.00	0.00	0.00	0.00
Basic and diluted (loss) earnings per common share	$(0.23)	$0.14	$(0.16)	$(0.03)

Number of shares used in computation of basic and
diluted earnings per share	11,094,908	10,669,300	15,610,985	11,500,000

See accompanying notes.

MFC Development Corp. and Subsidiaries

Consolidated Statement of Stockholders' Equity

							Total
					Additional		Stock-
	Preferred Stock		Common Stock		Paid-In	Accumulated	holders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, January 1, 2004	-	$-	-	$-	$-	$(2,044,393)	$(2,044,393)
Distributions	-	-	-	-	-	(40,000)	(40,000)
Contributions	-	-	-	-	-	99,968	99,968
Issuance of common stock	-	-	10,000	100	49,900	-	50,000
Net income	-	-	-	-	-	1,524,127	1,524,127
Balance, as previously reported,
December 31, 2004	-	-	10,000	100	49,900	(460,298)	(410,298)
Adjustment to give effect to	-	-	-	-	-	-	-
decombination of unconsolidated	-	-	-	-	-	-	-
affiliates	-	-	-	-	-	(221,647)	(221,647)
Adjusted Balance,
December 31, 2004	-	-	10,000	100	49,900	(681,945)	(631,945)
Adjustment related to issuance
of shares to the shareholders of
Worldwide Excellence, Inc
in connection with the reverse
merger on November 29, 2005	-	-	10,659,300	10,569	(10,569)	-	-
Fair value of warrants granted							-
as additional consideration							-
for debt	-	-	-	-	225,579	-	225,579
Contributions	-	-	5,700	6	31,851	-	31,857
Debt conversion	-	-	825,000	825	649,175	-	650,000
Shares issued in connection
with reverse merger
on November 29, 2005:
Acquisition of MFC
Development Corp	-	-	2,699,611	2,700	2,696,911	-	2,699,611
Shares issued for conversion
of debt	-	-	500,000	500	499,500	-	500,000
Shares issued to finders	-	-	710,000	710	709,290	-	710,000
Shares issued for attorney's fees	-	-	35,000	35	34,965	-	35,000
Issuance of preferred stock	1,205,000	2,410	-	-	2,407,590	-	2,410,000
Costs of preferred stock issuance					(420,578)	-	(420,578)
Conversion of deferred salaries	-	-	123,179	123	184,647	-	184,770
Net loss	-	-	-	-	-	(2,583,093)	(2,583,093)
Balance, December 31, 2005	1,205,000	$2,410	15,567,790	$15,568	$7,058,261	$(3,265,038)	$3,811,201

See accompanying notes.

MFC Development Corp. and Subsidiaries

Consolidated Statement of Stockholders' Equity (Unaudited)

										Total
					Additional					Stock-
	Preferred Stock		Common Stock		Paid-In	Deferred	Accumulated	Treasury Stock		holders'
	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	Shares	Amount	Equity

Balance, December 31, 2005	1,205,000	$2,410	15,567,790	$15,568	$7,058,261	$-	$(3,265,038)	-	$-	$3,811,201
Shares issued for conversion
of debt	-	-	100,000	100	99,900	-	-	-	-	100,000
Costs of preferred stock issuance	-	-	-	-	(38,867)	-	-	-	-	(38,867)
Cost of warrants issued as
compensation	-	-	-	-	7,631	-	-	-	-	7,631
Stock issued pursuant to
exercise of stock grants	-	-	7,500	8	4,492	(4,500)	-	-	-	-
Issuance of stock options	-	-	-	-	14,820	(14,820)	-	-	-	-
Preferred stock dividend	-	-	-	-	-	-	(120,500)	-	-	(120,500)
Common stock issued as payment
for preferred stock dividend	-	-	115,961	116	115,845	-	-	-	-	115,961
Return of common stock by
former President	-	-	-	-	360,000	-	-	500,000	(360,000)	-
Amortization of deferred
compensation	-	-	-	-	-	5,780	-	-	-	5,780
Net loss	-	-	-	-	-	-	(2,594,893)	-	-	(2,594,893)
Balance, June 30, 2006	1,205,000	$2,410	15,791,251	$15,792	$7,622,082	$(13,540)	$(5,980,431)	500,000	$(360,000)	$1,286,313

See accompanying notes.

MFC Development Corp. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended	Year Ended	Six Months Ended
	December 31,	December 31,	June 30,	June 30,
	2005	2004	2006	2005
			(Unaudited)
Cash flows from operating activities
Net (loss) income	$(2,583,093)	$1,524,127	$(2,594,893)	$(369,194)
Adjustments to reconcile net (loss) income to net cash
(used in) provided by operating activities:
Depreciation and amortization	9,555	2,454	105,909	5,174
Bad debts (recoveries)	44,509	(27,776)	40,806	22,119
Minority voting interest in net income (loss)
of subsidiary	5,936	-	(3,422)	-
Fair value of warrants granted as additional
cosideration for debt	225,579	-	-	-
Equity based compensation	-	-	13,411	-
Changes in operating assets and liabilities:
Accounts receivable	(77,798)	29,066	(12,154)	(84,560)
Inventories	235,910	(647,362)	14,039	275,696
Proceeds from the sale of real estate	-	-	895,815	-
Additions to real estate held for rental,
development and sale	-	-	(13,362)	-
Mortgage and note receivable	-	-	145,750	-
Other current assets	(95,290)	(34,399)	71,987	(52,264)
Assets of discontinued operations	19,866	-	74,652	-
Infomercial production costs	(186,218)	(253,465)	260,226	(141,864)
Deposits	(12,856)	267,726	26,751	(63,920)
Restricted cash	(101)	-	-	-
Deferred costs	(65,756)	-	-	-
Accounts payable, accrued expenses and taxes	191,922	(1,451,951)	1,024,897	66,044
Due to participants on property previously sold	(52,500)	-	-	-
Other current liabilities	-	-	41,364	-
Liabilities of discontinued operations	(14,410)	-	(9,621)	-
Net cash (used in) provided by operating activities	(2,354,745)	(591,580)	82,155	(342,769)

Cash flows from investing activities
Capital expenditures and intangible assets	(24,081)	(14,575)	(816)	(20,916)
Disrtibution to minority interest	-	-	(30,000)	-
Acquisition costs	(126,652)	-	(1,385)	-
Cash acquired in acquisition	285,402	-	-	-
Net cash provided by (used in) investing activities	134,669	(14,575)	(32,201)	(20,916)

Cash flows from financing activities
(Decrease) increase in bank overdraft	(30,510)	30,510	-	(30,510)
Proceeds of notes payable	1,525,000	-	75,000	500,000
Principal payments on notes payable	(73,833)	-	(187,624)	-
Additions to deferred finance costs	-	-	(36,750)	-
Due to unconsolidated affiliates	(221,647)	-	-	52,383
Net payments to related parties	(117,382)	149,182	-	(123,693)
Issuance of preferred stock	1,635,000	-	-	-
Costs incurred for the issuance of preferred stock	(140,278)	-	(38,867)	-
Capital contributions	57	149,968	-	57
Member distributions	-	(40,000)	-	-
Net cash provided by (used in) financing activities	2,576,407	289,660	(188,241)	398,237

See accompanying notes.

MFC Development Corp. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

	Year Ended	Year Ended	Six Months Ended
	December 31,	December 31,	June 30,	June 30,
	2005	2004	2006	2005
			(Unaudited)
Net increase (decrease) increase in cash and cash equivalents	$356,331	$(316,495)	$(138,287)	$34,552
Cash and cash equivalents, beginning of year	-	316,495	356,331	-
Cash and cash equivalents, end of year	$356,331	$-	$218,044	$34,552

Additional cash flow information
Interest paid	$88,296	$-	$85,676	$-
Income taxes paid	$4,887	$7,111	$4,039	$4,800

Non-cash investing and financing activities
Acquisition of net assets of MFC Development Corp in
reverse merger on November 29, 2005	$2,841,600	$-	$-	$-
Conversion of debt to stock	$1,641,570	$-	$100,000	$31,800
Common stock issued as payment for preferred
stock dividend	$-	$-	$115,961	$-
Accrued preferred stock dividend	$-	$-	$4,539	$-
Return of 500,000 shares of common stock by
former President	$-	$-	$360,000	$-

See accompanying notes.

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

1. Organization of the Company

The consolidated financial statements consist of MFC Development Corp. (the "Company") and its wholly-owned subsidiaries.

The Company was incorporated on May 18, 1990 under the laws of the State of Delaware as PSI Food Services, Inc. On August 9, 2000, the Company changed its name to MFC Development Corp. and increased authorized capital stock from 2,000,000 shares common stock, par value $.10 per share to 2,000,000 shares preferred stock, par value $.001 per share and 40,000,000 shares common stock, par value $.001 per share. On October 26, 2005, the Board of Directors authorized the Company to issue 1,787,500 shares of convertible preferred stock.  The Board of Directors is authorized at any time to change the rights, preferences and limitations of unissued preferred stock.

On November 29, 2005, the Company completed the acquisition (the “Closing”) of all the issued and outstanding shares of common stock of Worldwide Excellence, Inc. (“WWE”), a Delaware corporation, in accordance with the provisions of a certain Acquisition Agreement dated as of July 29, 2005 among WWE and the Company (hereafter to be referred as “MFC” prior to the Closing and the Company as the consolidated entity after the Closing), and WWE’s stockholders. MFC acquired one hundred (100%) percent of WWE’s outstanding common stock in exchange for shares of MFC common stock.  At the closing, 11,500,000 shares of MFC’s common stock were issued to former stockholders of WWE and their designees and 710,000 shares of the MFC’s common stock were issued to a finder and its designees. On the same day, as a requirement to close the transaction, MFC note holders converted $500,000 of debt into 500,000 shares of common stock. In addition, 35,000 shares of MFC common stock were issued for payment of legal fees. The form of the MFC Acquisition Agreement was filed with the SEC as an exhibit to the Company’s Current Report dated August 3, 2005.

As a result of the merger, former WWE stockholders hold a majority of the voting interest in MFC. This transaction was accounted for as a reverse merger, with WWE being the acquirer for accounting purposes. The pre-acquisition financial statements (December 31 year end) of the accounting acquirer, WWE, became the historical financial statements of the combined companies and the historical financial statements of MFC for the periods prior to the date of the transaction (February 28 fiscal year end) are not presented. This transaction was accounted for as the issuance of common stock by WWE for the net monetary assets of MFC, accompanied by a recapitalization to reflect the legally issued and outstanding shares of the combined companies. Pre-acquisition stockholders’ equity of WWE was retroactively restated for the equivalent number of shares of MFC received by WWE stockholders in the acquisition, with differences between the par value of MFC and WWE’s stock recorded as additional paid in capital.

At the Closing, MFC delivered 3,000,000 shares of MFC Common Stock to an escrow agent and delivered 600,000 shares of MFC Common Stock to the same escrow agent (collectively, the “Earn-Out Shares”) to be held under the terms of separate escrow agreements. 3,000,000 Earn-Out Shares would be released to certain former WWE stockholders and 600,000 Earn-Out Shares would be released to certain then current MFC stockholders, respectively, if WWE’s Cumulative Net Income target of $3,000,000, as defined in the applicable escrow agreement, is met by December 31, 2006. If the Cumulative Net Income target is not met by December 31, 2006, then WWE would have until March 31, 2007 to meet the Cumulative Net Income target. If the Cumulative Net Income target is not met in either circumstance, the Earn-Out Shares would be returned to the Company for cancellation. The Earn-Out Shares would first be available to satisfy any indemnification obligations of WWE or MFC, as applicable, under the MFC Acquisition Agreement. Assuming the foregoing indemnification obligations have been satisfied or released, the remaining Earn-Out Shares, if any, would be distributed to the stockholders entitled thereto.

Simultaneous with the Closing on November 29, 2005, and continuing through December 30, 2005, WWE, pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation 506 promulgated under the Securities Act, had engaged in a Private Placement Offering to “accredited investors” of a total subscription of 1,205,000 shares of the Company’s 10% convertible preferred stock (convertible into 2,410,000 shares of common stock) for $2,410,000, and warrants to purchase 1,205,000 shares of the Company’s common stock; each warrant entitling the holder to purchase one share of the Company’s common stock.

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

2. Basis of Presentation

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Effective July 1, 2004, WWE acquired certain assets and rights to market and distribute various products (“Asset Purchase and Consulting Agreement”) of Abrev, LLC, BATM, LLC, Buckhead Marketing & Distribution, LLC, Botopical, LLC, Buca, LLC, PAP Systems, LLC, and Ryan, LLC (collectively "Oldco"). Oldco has been inactive since being acquired.  For the purpose of showing combined operations, the results of operations of Oldco from January 1, 2004 through June 30, 2004 and for the year ended December 31, 2003 have been included in the combined financial statements of WWE (“Combined Financial Statements”) which are included in these consolidated financial statements.  At December 31, 2004, $346,856 was payable by WWE to Oldco for the acquisition of these assets and rights and has been eliminated in combination.

The Closing on November 29, 2005, was a triggering event that satisfied certain obligations under the Asset Purchase and Consulting Agreement. Effective as of December 31, 2004, the end of WWE’s fiscal year prior to the Closing, WWE discontinued combining Oldco’s balance sheet with its own financial statements, resulting in a reduction of equity of $221,647, which was charged to retained earnings.

The Combined Financial Statements include the accounts of Worldwide Excellence, Inc. (a Delaware corporation) and the Acquired Entities, as well as Tramp-O-Lean, LLC, Botopical Beauty Care, LLC, Cellucare, LLC and Legacy Formulas, LLC, formed subsequent to July 1, 2004 and thus are included in the combined operations for the year ended December 31, 2004.  Effective January 26, 2005, Botopical Beauty Care, LLC changed its name to Youth Factor Beauty Care, LLC.  Collectively, all of the combined entities will be referred to as "WWE" in these consolidated financial statements.

Certain prior year balances were reclassified to conform with the current year presentation.

Business Activities of the Company

The Company operates two business segments consisting of the direct response marketing business and the development and rental of real estate in New York and Connecticut.  The Company, through other subsidiaries, is in the process of liquidating the discontinued operations of MFC’s former medical division. The real estate and discontinued operations were acquired from MFC at the Closing on November 29, 2005 and are not included in the historical financial statements prior to that date.

The Company’s direct response marketing business is conducted through WWE and its affiliates, the historical business of the Company after the Closing. WWE was incorporated in July, 2004 as a Delaware corporation under the name Buckhead Marketing & Distribution, Inc. The Company’s name was subsequently changed to Worldwide Excellence, Inc. in September 2004. WWE is a direct marketing and branding company specializing in health, beauty, fitness and home consumer products.  WWE is in the business of building product brands. Typically, WWE obtains the exclusive worldwide marketing, distribution and manufacturing license rights to a particular product from its inventor or a business representative and develops the product brand through marketing campaigns utilizing the Internet, television, and print media, ultimately leveraging its retail and international distribution channels for sales directly to consumers or for sales to downstream business customers.

On certain of WWE products, long term annuity stream of revenue has been established through what WWE refers to as “Continuity” programs. Through WWE’s Continuity programs, customers repurchase a particular product monthly or bi-monthly for up to 30 months or more, thus maximizing the initial media investment to acquire that particular customer.

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

2. Basis of Presentation (continued)

The Company’s real estate business is conducted through two of MFC’s subsidiaries. Yolo Equities Corp., a wholly owned subsidiary (“Yolo”) was incorporated in October, 1992 as a New York corporation. Yolo holds a mortgage on a real estate parcel and previously owned a 65-acre real estate parcel in Hunter, New York. The property was subject to a contract of sale to Mountaintrail, as of December 31, 2005, and subsequently closed the transaction in March 2006. In accordance with the terms of the sale, through the partial ownership of various entities, the Company owned an interest in Mountaintrail of approximately 26%.  On April 19, 2006, Yolo sold the remaining 26% interest it owned in Mountaintrail, and from that date, the Company has no interest in the property. See Note 5 of Notes to the Consolidated Financial Statements for related party disclosures and details of this transaction.

The Company owns a forty-nine (49%) percent interest in Gateway Granby, LLC (“Granby”) a limited liability company that owns and operates an office building in East Granby, Connecticut. The office building contains approximately 52,000 square feet of rentable space and is located on 7.7 developable acres. Simultaneous to the Closing on November 29, 2005, the Company has entered into an irrevocable proxy and agreement with certain members of the limited liability company who are stockholders of MFC, which agreement gives the Company voting and operational control of the limited liability company so long as the Company maintains its ownership interest in the limited liability company. Due to such voting control, Granby is consolidated with MFC, and the minority voting interests are recorded separately.

Discontinued operations consists of the former medical financing business, conducted through Medical Financial Corp., a wholly owned subsidiary, which (i) purchased insurance claims receivables from medical practices and provided certain services to those practices; and (ii) three other subsidiaries, which were formed to provide additional management services to certain medical practices. MFC sold its continuing service obligations and the related future revenue rights of its medical financing business in exchange for preferential collection rates on the receivables that are expected to be collected.

3. Significant Accounting Policies

Revenue Recognition

Direct Response Marketing

Revenues are recognized when the product is shipped or picked up by the customer. Provisions for discounts to customers, estimated returns and allowances and other adjustments are provided for in the same period the sales are recorded.  The return estimates are based on historical records.  When no historical records of returns exist for a new product, revenue recognition is delayed until an accurate estimate of returns can be determined.

Real Estate

The full accrual method is used on the sale of real estate if the profit is determinable, the Company is not obligated to perform significant activities after the sale to earn the profit and there is no continuing involvement with the property. If the buyer's initial and continuing investments are inadequate to demonstrate a commitment to pay for the property, the installment method is used, resulting in the deferral of income. If there is continuing involvement with the property by the Company, the financing method is used.

Rental income is recorded in the period that it is earned.

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

3. Significant Accounting Policies (continued)

Receivables

Direct Response Marketing

WWE extends credit to customers and performs credit evaluations in the ordinary course of business.

Real Estate

Mortgages and notes receivable result from the sale of real estate. These receivables bear interest and are recorded at face value, less unamortized discount.

Impairment Assessment. The Company evaluates the credit positions on its notes receivable and the value of the related collateral on an ongoing basis. The Company estimates that all of its notes receivable are fully collectible and the collateral is in excess of the related receivables. The Company continually evaluates its notes receivable that are past due as to the collectibility of principal and interest. The Company considers the financial condition of the debtor, the outlook of the debtor's industry, decrease in the ratio of collateral values to loans and any prior write downs on loans. The above considerations are all used in determining whether the Company should suspend recording interest income on any notes receivable or provide for any loss reserves.

Inventories

Inventories are stated at the lower of cost or market on a first-in first-out (FIFO) basis and are in finished goods form.

Infomercial Production Costs

Infomercial costs include the cost of production in progress for infomercials, which will air in future periods. The costs will be amortized as the programs air over the estimated useful life, currently 12 months. If it is determined that the related product will not meet the criteria to be marketed and aired, then the balance of the infomercial production costs of that program are expensed.

Amortization expense for the years ended December 31, 2005 and 2004 was $153,334 and $-0-. Amortization expense for the six months ended June 30, 2006 and 2005 was $284,084 (unaudited) and $29,320 (unaudited).

Property and Equipment, and Depreciation and Amortization

Property and equipment is recorded at cost. Depreciation is being provided using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. When assets are retired or sold, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

Depreciation of property and equipment and the portion of real estate that is being held for rental is provided by application of the straight-line method over estimated useful lives as follows:

Furniture and fixtures	7 years
Computer, software, office and other equipment	3-5 years
Building and building improvements	39 years
Land improvements	15 years
Tenant improvements	5-6 years
Leasehold improvements	5 years

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

3. Significant Accounting Policies (continued)

Amortization of leasehold improvements is provided by the application of the straight-line method over the shorter of their estimated useful lives or the terms of the related leases.

Real Estate Held for Rental, Development and Sale

Properties are carried at the lower of acquisition cost or market, less the costs to sell. The methods for valuing property and mortgages where current appraisals are unobtainable are based on management's best judgments regarding the economy and market trends. As a result, estimates may change based on ongoing evaluation of future economic and market trends. Such judgments are based on management's knowledge of real estate markets in general and of sale or rental prices of comparable properties in particular.

Goodwill

Goodwill represents acquisition costs in excess of the net assets acquired in connection with the reverse merger on November 29, 2005. The excess of the costs in excess of the assets are related to the benefits WWE derived from MFC being a publicly traded company. In accordance with SFAS 142, “Goodwill and Other Intangible Assets” goodwill is no longer amortized; instead goodwill is tested for impairment on an annual basis. The Company periodically evaluates whether events or circumstances have occurred indicating the carrying amount of goodwill may be impaired.

The provisions of SFAS 142 require that a two-step impairment test be performed annually or whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The first step of the test for impairment compares the book value of the Company’s reporting unit to its estimated fair value. The second step of the goodwill impairment test, which is only required when the net book value of the reporting unit exceeds the fair value, compares the implied fair value of goodwill to its book value to determine if an impairment is required.

Goodwill is tested annually for impairment and will be tested more frequently if events and circumstances indicate that the assets might be impaired.  An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. When factors indicate that goodwill should be evaluated for possible impairment, the Company compares the current market value of the MFC stock compared to the negotiated value that was attributable to it in the reverse merger acquisition on November 29, 2005, to determine if an impairment loss should be recognized.

Leases

Leases which transfer substantially all of the risk and benefits of ownership are classified as capital leases, and assets and liabilities are recorded at amounts equal to the lesser of the present value of the minimum lease payments or the fair value of the leased properties at the beginning of the respective lease terms. Such assets are amortized in the same manner as owned assets are depreciated. Interest expenses relating to the lease liabilities are recorded to effect constant rates of interest over the terms of the leases. Leases which do not meet such criteria are classified as operating leases and the related rentals are charged to expense as incurred.

Income Taxes

Income taxes are accounted for using a balance sheet approach in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). The Company accounts for deferred income taxes by applying statutory tax rates in effect at the date of the balance sheet to differences between the book and tax basis of assets and liabilities. A valuation allowance is established if it is “more likely than not” that the related tax benefits will not be realized. In determining the appropriate valuation allowance, the Company considers projected realization of tax benefits, book and taxable income trends, available tax strategies and the overall deferred tax position.

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

3. Significant Accounting Policies (continued)

Earnings per Share

Earnings per common share for each of the two years ended December 31, 2005, and for each of the six months ended June 30, 2006 (unaudited) and 2005 (unaudited) is calculated by dividing net income by weighted average common shares outstanding during the period, as if the reverse merger occurred at the beginning of the periods presented. During the year ended December 31, 2005, preferred stock, options and warrants were issued, which are convertible into an aggregate of approximately 5,157,000 shares of common stock. The dilutive effect of these convertible securities and the 3,600,000 Earn-Out Shares are not included in the calculation of loss per share for the year ended December 31, 2005, as the inclusion of such would be anti-dilutive.

Between January 1, 2006 and June 30, 2006 (unaudited), options and warrants were issued, which are convertible into an aggregate of approximately 49,000 shares of common stock. The dilutive effect of these convertible securities and the 3,600,000 Earn-Out Shares are not included in the calculation of loss per share for the six ended June 30, 2006 and 2005, as the inclusion of such would be anti-dilutive.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid, short-term investments with an original maturity of three months or less to be cash equivalents.

Concentration of Risk

Financial instruments which potentially subject the Company to concentrations of credit risk, consist principally of cash, money market mutual funds, commercial paper and trade and notes receivable.

WWE has three major product lines that make up 47%, 28% and 18% of the WWE's net revenues for the year ended December 31, 2005. WWE has two major product lines that make up 62% and 16% of the WWE's net revenues for the year ended December 31, 2004.

WWE has three major product lines that make up 31%, 23% and 39% of the WWE's net revenues for the six month ended June 30, 2006 (unaudited). WWE has two major product lines that make up 46% and 38% of the WWE's net revenues for the six months ended June 30, 2005 (unaudited).

Revenue from real estate activities for the six months ended June 30, 2006 consists of 71.9% from the sale of one parcel (unaudited).

All note receivables are from the sale of real estate in New York.

Media Costs

Media costs are charged to operations in the period incurred and totaled $3,583,226 and $8,056,870 for the years ended December 31, 2005 and 2004.

Media costs totaled $3,457,142 and $2,111,983 for the six months ended June 30, 2006 (unaudited) and 2005 (unaudited).

Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments". The estimated fair values of financial instruments have been determined by the Company using available market information

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

3. Significant Accounting Policies (continued)

and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a sale.

The carrying amounts and estimated fair values of financial instruments approximated their carrying values for all periods presented.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock Based Compensation

As allowed by SFAS 123, "Accounting for Stock-Based Compensation," the Company elected to continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), in accounting for its stock option grants to board members through December 31, 2005. Under APB 25, the Company did not recognize compensation expense upon the issuance of its stock options because the option terms are fixed and the exercise price equals the market price of the underlying stock on the grant date.

In December 2004, the FASB issued Statement No. 123(R), "Stock-Based Payment" ("FAS 123(R)"). FAS 123(R) supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FAS No. 95, "Statement of Cash Flows." Generally, the approach in FAS 123(R) is similar to the approach described in FAS 123. FAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. FAS 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to FAS 123(R), only certain pro forma disclosures of fair value were required. The provisions of this statement are effective for fiscal years beginning after June 15, 2005; i.e., fiscal year 2006 for the Company.

Comprehensive Income (loss)

Comprehensive income (loss) refers to revenue, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity.  At December 31, 2005 and 2004 and June 30, 2006 (unaudited), there were no such adjustments.

Effects of New Accounting Pronouncements

In November 2004, the FASB issued Statement No. 151 "Inventory Costs" ("FAS 151"). This statement amends Accounting Research Bulletin No. 43, Chapter 4, "Inventory Pricing" and removes the "so abnormal" criterion that under certain circumstances could have led to the capitalization of these items. FAS 151 requires that idle facility expense, excess spoilage, double freight and re-handling costs be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." FAS 151 also requires that allocation of fixed production overhead expenses to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this statement are effective for fiscal years beginning after June 15, 2005; i.e., fiscal year 2006 for the Company. The adoption of FAS 151 is not expected to have a material impact on the Company's financial position or results of operations.

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

3. Significant Accounting Policies (continued)

In December 2004, the FASB issued Statement No. 153, "Exchange of Non-monetary Assets", ("FAS 153") an amendment of Accounting Principles Board Opinion No. 29 ("APB 29"), which differed from the International Accounting Standards Board's ("IASB") method of accounting for exchanges of similar productive assets. FAS 153 replaces the exception from fair value measurement in APB 29, with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. The statement applied prospectively and is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  The adoption of FAS 153 did not have a material impact on the Company's financial position or result of operations.

In May 2005, the FASB issued Statement No. 154, "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3" ("FAS 154"). This Statement requires retrospective application to prior period financial statements of a voluntary change in accounting principle unless it is impracticable and is effective for fiscal years beginning after December 15, 2005. Previously, most voluntary changes in accounting principle were recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. The Company will comply with the provisions of FAS 154, although the impact of such adoption is not determinable at this time.

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments - An Amendment of FASB No. 133 and 140. The purpose of SFAS statement No. 155 is to simplify the accounting for certain hybrid financial instruments by permitting fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 also eliminates the restriction on passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of any entity's first fiscal year beginning after September 15, 2006. We believe that the adoption of this standard on January 1, 2007 will not have a material effect on our consolidated financial statements.

4. Business Acquisition

The cost of the transaction to WWE was $4,071,263, which was comprised of (1) the issuance of a total of 3,944,611 shares of common stock, which were issued to the stockholders of MFC as of the date of the acquisition, finders and attorneys, and (2) $126,652 of direct costs related to the acquisition. Under the purchase method of accounting, the cost to acquire the assets of MFC plus the transaction costs, have been allocated to its underlying net assets in proportion to their respective fair values. For the purposes of recording the acquisition, the Company has applied Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Intangible Assets.”

The calculation of the purchase is as follows:

Valuation of common stock issued:
Shareholders of MFC Developemnt Corp.	$3,199,611
Finders' fees	710,000
Attorney's fees	35,000
3,944,611
Acquisition costs	126,652
Total cost of acquisition	4,071,263
Fair value of net assets acquired	2,841,600

Goodwill	$1,229,663

The price per share used to calculate the purchase price was $1.00 per share, which was equal to the price of the 2,410,000 shares of common stock equivalents (1,205,000 shares of preferred stock) that were issued in connection with the Private Placement Offering, simultaneously with the Closing.

4. Business Acquisition (continued)

The purchase price was allocated as follows:

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

Assets
Current assets:
Cash and cash equivalents	$285,402
Mortgage and note receivable	145,750
Real estate held for sale	895,815
Other current assets	95,308
Assets of discontinued operations	346,955
Total current assets	1,769,230
Property and equipment	1,634
Restricted cash	67,254
Real estate held for rental, development and sale	4,310,385
Mortgage and note receivable	320,000
Deferred costs	109,851
Deferred tax asset, net	1,016,811

Total assets	7,595,165

Liabilities
Current liabilities:
Accounts payable and accrued expenses	486,086
Current portion of notes payable	704,266
Income taxes payable	254
Due to participants on property previously sold	52,500
Other current liabilities	25,000
Liabilities of discontinued operations	100,101
Total current liabilities	1,368,207
Notes payable	2,178,822
Total liabilities	3,547,029
Minority voting interest in subsidiary	1,206,536
4,753,565

Fair value of net assets acquired	$2,841,600

The Company is still is in the process of obtaining final support for the valuation of certain assets; accordingly allocation of the purchase price is subject to modification in the future. Any such modification is not expected to be significant.

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

4. Business Acquisition (continued)

The following proforma results were developed assuming the reverse merger occurred on January 1, 2004:

	December 31,	December 31,
	2005	2004
Revenues:
Direct response marketing	$8,028,972	$20,534,390
Real estate activities	316,344	2,035,569
Total revenues	8,345,316	22,569,959

(Loss) income from continuing operations	(2,812,478)	1,239,474
(Loss) income from discontinued operations, net of taxes	(1,527,634)	(2,056,812)
Net (loss) income	(4,340,112)	(817,338)

Basic and diluted loss per share	$(0.28)	$(0.05)

5. Real Estate Activities

Mortgages and Notes Receivable

Mortgages and notes receivable were derived from transactions of MFC’s subsidiary, Yolo Equities Corp. (“Yolo”), from before the reverse merger acquisition on November 29, 2005.

Mortgages and notes receivable, arising from the sale of real estate, consists of the following:

	December 31,	June 30,
	2005	2006
		(unaudited)
Current portion:
Hunter, New York (Real Estate Developer)	$550,000	$279,250
Valuation allowance	(125,000)	-
Assignment of proceeds to co-investor	(279,250)	(279,250)
Total current	145,750	-
Hunter, New York (Clubhouse)	1,359	3,468
Total current	147,109	3,468

Non-current portion:
Hunter, New York (Clubhouse)	318,640	316,532
Total non-current	318,640	316,532

Total	$465,749	$320,000

Hunter, New York

Real Estate Developer – On September 23, 2004, Yolo sold 10 acres of land for the hotel site that was in the beginning stages of development. The gross sales price was $1,250,000, which was comprised of a down-payment of $350,000 and a $900,000, non-interest bearing, balloon mortgage note that matured on November 10, 2005. On November 4, 2005, MFC received a principal payment of $350,000 and extended the maturity of the balance to May 10, 2006, with interest accruing at 12% per annum. The MFC used an imputed interest rate of 5% on the note through November 10, 2005. Due to a title issue on a 1.6 acre parcel contiguous to the hotel site, that parcel could not be conveyed at the time of closing. If the Company cannot freely convey the 1.6 acres by June 1, 2006, the mortgage note on the hotel site will be reduced by

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

5. Real Estate Activities (continued)

$125,000. The Company has taken a valuation allowance on the note receivable for the full amount and has reduced the gross sales price of the hotel site by $125,000 as a reserve against the possible reduction in the mortgage note. A Co-investor in this property from before it was sold, is due $279,250 and has an assignment on the proceeds of this mortgage to settle that obligation.

Clubhouse – On May 17, 2005, Yolo completed the sale of the Clubhouse in Hunter, New York for $320,000 payable by a second mortgage on the real estate, bearing interest at the rate of 8% per annum, commencing on September 1, 2005. The sale was to a limited liability company that is 20% owned by the wife of Lester Tanner, who was then Chairman of the Board and President of the MFC. He is still currently a shareholder and is President of Yolo.

Both mortgages are collateralized by the underlying real estate and mature as follows:

Year ending December 31,
2006	$147,109
2007	4,302
2008	4,659
2009	5,046
2010	5,464
Thereafter	299,169
$465,749

Real Estate Held for Sale

Hunter, New York

Real estate properties were acquired through the reverse merger acquisition on November 29, 2005.

Yolo owned the fee interest in one property located in Hunter, New York.  The property consisted of 65 acres (the “65 Acre Parcel”) in an area known as Hunter Highlands, which is adjacent to the Hunter Mountain Ski Slopes in the Town of Hunter, Greene County, New York.

The 65-acre parcel was subject to a contract for sale, dated November 23, 2005, and closed on March 27, 2006, (the “Land Closing”). The property was sold to Mountaintrail at Hunter, LLC (“Mountaintrail”) for $900,000. Mountaintrail is owned: (1) 51.67% by Yolo at Hunter, LLC (“YoloH”), (2) 35% by Trailside Inroads, LLC (“Trailside”), (3) 13.33% by Lester Tanner and affiliates.

Trailside is 100% owned by Lester Tanner and his related affiliates. Through November 29, 2005, the date of the Closing, Lester Tanner was Chairman of the Board, President and Chief Executive Officer, and shareholder of MFC. Lester Tanner was also President of Yolo through April 19, 2006. The selling price of $900,000 was paid to Yolo as follows: (1) $380,000 from Mountaintrail, and (2) a 51.67% membership interest in Mountrail was granted to YoloH, valued at $520,000.

As of December 31, 2005, YoloH was owned 100% by Yolo. In March 2006, Yolo sold 49.84% of its membership interest in YoloH to affiliates of Mr. Tanner for $309,000, leaving Yolo with a balance of 50.16% ownership interest in YoloH, valued at $211,000.

On April 11, 2006, Yolo entered into an agreement with Mr. Tanner, which closed on April 19, 2006, to sell the remaining 50.16% interest in YoloH to him for $211,000. The Company’s basis in the property was $900,000, and therefore, Yolo recorded no gain or loss on the sale.

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

5. Real Estate Activities (continued)

Real Estate Held for Rental and Development

East Granby, Connecticut

The Company owns a forty-nine (49%) percent interest in Gateway Granby, LLC.  (“Gateway”), a Connecticut limited liability company, which owns and operates a two-story office building, located at 2 Gateway Boulevard in East Granby, Connecticut (the “East Granby Property”).  The office building contains approximately 52,000 square feet of rentable space and is located on 7.7 developable acres.  The East Granby Property is owned subject to a non-recourse first mortgage held by TD Banknorth, N.A.  Under the first mortgage, the outstanding principle balance at December 31, 2005 was $2,138,756.

Under the first mortgage, the outstanding principle balance at June 30, 2006 was $2,109,529 (unaudited). On July 13, 2006, Granby completed the closing of a second mortgage note on the property for $1,100,000 (See Unaudited Subsequent Events Note).

Simultaneous to the Closing on November 29, 2005 the Company has entered into an irrevocable proxy and agreement with certain members of the limited liability company who are stockholders of MFC, which agreement gives the Company voting and operational control of the limited liability company so long as the Company maintains its ownership interest in the limited liability company. Due to such voting control, of Granby is consolidated with MFC, and the minority voting interests are recorded separately.

Set forth below is a chart that describes certain terms of the current leases of the East Granby Property:

Tenant	Space [1]	Use	Yearly Base Rent	Term/Expiration Date

Stubhub, Inc.	Suite 110 (9,102 sq. ft.)	General and administrative offices with technical support and service center capabilities	Year 1-$131,979 Year 2-$136,530 Year 3-$145,632 Year 4-$150,183 Year 5-$154,734	5 years; with tenant right to terminate in the 3rd year and tenant right to extend for 5 years after initial term. The initial term expires March 31, 2010.
Jack Henry & Associates, Inc.	Suite 140 and Suite 240 (23,421 sq. ft.)	General office purposes including technology center	Year 1-$387,710.60 Year 2-$387,710.60 Year 3-$387,710.60 Year 4-$393,100.60 Year 5-$393,100.60	5 years; with tenant right to extend for 5 years after initial term. The initial term expires December 31, 2010.

1  Approximately 38% of the East Granby Property’s rentable space is currently vacant. This rentable space has been subdivided into four smaller areas since the space was vacated by the prior tenant in 2005.  This subdivision was completed in March 2006, and is now available for leasing.

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

5. Real Estate Activities (continued)

Real Estate Held for Rental, Development and Sale consists of the following:

	December 31,	June 30,
	2005	2006
		(unaudited)
Office building, East Granby, Connecticut:
Building	$3,646,615	$3,646,615
Building improvements	243,769	257,132
Equipment	21,849	21,849
	3,912,233	3,925,596
Accumulated depreciation	(14,911)	(104,949)
Net, building and equipment	3,897,322	3,820,647
Land	334,435	334,435
Land improvements	63,717	63,717
Office building total	4,295,474	4,218,799
65 acres of undeveloped land held for sale, Hunter, New York	895,815	&nb sp; -
	$5,191,289	$4,218,799

Depreciation expense of the East Granby property was $16,728 for the period from November 29, 2005 through December 31, 2005. Depreciation expense of the East Granby property was $90,038 for the six months ended June 30, 2006 (unaudited).

There is currently no option or contract to sell or purchase the East Granby Property.  There is no proposed program for the renovation, improvement, or further development of this property, except for the subdivision of the East Granby Property’s vacant space described above.

The general competitive conditions to which the East Granby Property is subject is high with respect to both leasing and sales but favorable with respect to mortgage financing.  In the opinion of the Company’s management, the East Granby Property is adequately covered by insurance. The annual real estate taxes paid for the East Granby Property are currently $60,570 for the tax year July 1, 2005 to June 30, 2006.

Revenue from Real Estate Activities

Revenue from real estate activities for the months ended June 30, 2006 consists of the following (unaudited):

Sale of 65 acre parcel	$900,000
Rental income	336,932
Interest from mortgages	15,595
$1,252,527

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

6. Property and Equipment

Property and equipment consists of the following:

	December 31,	December 31,	June 30,
	2005	2004	2006
			(Unaudited)
Leasehold improvements	$2,194	$-	$2,194
Computer equipment & software	56,854	12,227	38,318
Other equipment and furniture	33,764	27,723	29,949
	92,812	39,950	70,461
Less accumulated depreciation and amortization	54,866	18,164	36,613
Property and equipment, net	$37,946	$21,786	$33,848

For the years ended December 31, 2005 and 2004, depreciation expense was $9,555 and $2,454. For the six months ended June 30, 2006 and 2005, depreciation expense was $4,914 (unaudited) and $5,174 (unaudited).

7. Restricted Cash

Pursuant to the mortgage agreement with TD Banknorth, Granby is required to reserve funds in an escrow account that is only to be used in the event that the roof needs to be replaced on the building that it owns and operates.

8. Notes Payable

Mortgage payable, bank loan, tenant improvement loan, and Series A and B Bonds were included in the net assets of MFC acquired on November 29, 2005.

Notes payable include the following:

	December 31,	June 30,
	2005	2006
		(Unaudited)
Mortgage payable, office building	$2,138,756	$2,109,525
Bank loan	170,500	112,322
Tenant improvement loan	100,000	77,785
Series A Bonds	325,000	300,000
Series B Bonds	125,000	50,000
Related party loan	-	50,000
Othe loan	100,000	47,000
	2,959,256	2,746,632
Less current maturities	702,216	708,548
Long-term debt	$2,257,040	$2,038,084

See unaudited subsequent events note for additional notes and loans that were closed after June 30, 2006.

Mortgage payable, office building: The East Granby Property is owned subject to a non-recourse first mortgage held by TD Banknorth, N.A.  Under the first mortgage, the outstanding principle balance at December 31, 2005 was $2,138,000 and accrues interest thereon at an annual interest rate of 5.53 % through December 31, 2007.  Thereafter, the interest rate changes every five years based upon the Index plus 275 basis points.  The Index is the yield for United States Government Securities Five (5) Year Treasury Constant Maturities as described by the Federal Reserve System in the Federal Reserve Statistical Release H-15(519). The principal balance is being amortized in monthly installments of $17,105, including interest; the sum that is due on August 1, 2021, the maturity date, is $0.  If Gateway prepays the mortgage prior to January 1, 2007, then it will have to pay TD Banknorth, N.A. a prepayment penalty of 1% of the prepaid amount.

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

8. Notes Payable (continued)

Bank loan: In May 2005, Granby obtained a $180,000 bank loan from HSBC, to be used for tenant improvements and brokerage commissions on new leases. The terms of the loan call for monthly payments of $140, which was interest only at the rate of 0.9% through November 2005. Beginning in December 2005, the interest rate increased to 7.2%, and the monthly payment changed to $10,580 per month for principal plus interest, until the loan is fully amortized in May 2007. Repayment of the loan has been guaranteed by Lester Tanner, an officer and director of Granby. Lester Tanner’s daughter also owns a 12% membership interest in Granby.

Tenant improvement loan: Pursuant to the lease with Jack Henry and Associates, Inc. (“Jack Henry”), Granby is obligated to reimburse Jack Henry for a construction allowance of $100,000 for tenant improvements completed in 2005. Granby made a principal payment of $17,353 in May 2006 (unaudited). The remaining balance will be amortized by monthly payments of principal in the amount of $4,682 plus interest through October 15, 2007. If Jack Henry completes additional tenant improvements in 2006, the monthly payments will increase to an amount to be determined if and when the final construction is completed. If the deferred construction payment is not made to Jack Henry within ten days of the due date, Jack Henry may setoff the payment from its next payment of rent.

Series A Bonds: In July 2002, the board of directors of MFC authorized the Company to issue an aggregate of $750,000 of Series A Bonds (“Bonds”) in $25,000 increments to finance the now discontinued medical division. On November 29, 2005, simultaneous to the closing of the reverse merger, $425,000 of Series A Bonds were converted into common stock at the rate of $1 per share.  There were $325,000 of Bonds outstanding at December 31, 2005 and $300,000 outstanding at June 30, 2006 (unaudited). Each Bond matures eighteen months after the issue date and may be extended for additional six month periods by mutual consent of the Company and the individual bondholders. Interest is payable monthly, and is calculated at a rate of prime plus 3% but not less than 9% per annum nor more than 15% per annum. The rate of interest will be adjusted at the end of each calendar quarter. The rate of interest as of December 31, 2005 was 9.75%. The rate of interest as of June 30, 2006 was 10.75% (unaudited).  Monthly interest-only payments are due through maturity. The Bonds may only be prepaid on 120 days prior written notice. The Company, at the option of the bondholders, may be required to prepay on 60 days prior written notice, up to an aggregate of $50,000 per bondholder per 60 day period. The Company did not issue more than $100,000 of Bonds to any bondholder. As of December 31, 2005, an officer and shareholder of the Company is related to three of the bondholders. As of June 30, 2006, the same officer and shareholder of the Company is related to two of the bondholders (unaudited).

The Bonds are a joint and several obligation of the Company and its subsidiary, Medical Financial Corp. The Bonds are collateralized by insurance claims receivable that were purchased by Medical Financial Corp.

In accordance with terms of the Acquisition Agreement, which closed on November 29, 2005, the Series A Bondholders have the right to convert their Bonds into common stock at the rate of $1 per share.

Series B Bonds: In February 2003, the board of directors of MFC authorized the Company to issue an aggregate of $450,000 of Series B Bonds (“Bonds”) in $25,000 increments to finance the development of the real estate in Hunter, New York and elsewhere, except for $25,000, which was used by the Company for the purchase of additional shares of its common stock and $200,000 for working capital. On November 29, 2005, simultaneous to the closing of the reverse merger, $75,000 of Series B Bonds were converted into common stock at the rate of $1 per share. There were $125,000 of Series B Bonds outstanding at December 31, 2005. There were $50,000 of Series B Bonds outstanding at June 30, 2006 (unaudited).  Each Bond matures eighteen months after the issue date and may be extended for additional six month periods by mutual consent of the Company and the individual bondholders. Interest is payable monthly, and is calculated at a rate of prime plus 3% but not less than 9% per annum nor more than 15% per annum. The rate of interest will be adjusted at the end of each calendar quarter. The rate of interest as of December 31, 2005 was 9.75%. The rate of interest as of June 30, 2006 was 10.75% (unaudited). Monthly interest only payments are due through maturity. The Bonds may only be prepaid on 120 days prior written notice. The Company, at the option of the bondholders, may be required to prepay on 60 days prior written notice, up to an aggregate of $50,000 per bondholder per 60 day period. The Company did not issue more than $100,000 of Bonds to any bondholder. As of June 30, 2006, an officer and shareholder of the Company is related to one of the bondholders (unaudited).

The Bonds are a joint and several obligation of the Company and its subsidiary, Yolo Equities Corp.

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

8. Notes Payable (continued)

In accordance with terms of the Acquisition Agreement, which closed on November 29, 2005, the Series B Bondholders have the right to convert their Bonds into common stock at the rate of $1 per share. In February 2006, $100,000 of Series B Bonds were converted into 100,000 shares of common stock, and such notes have been reflected as a non-current liability as of December 31, 2005.

Related Party Loan (unaudited): On June 30, 2006, Nancy Duitch, who is a director, Chief Executive Officer, and shareholder, loaned the Company $50,000. The loan was repaid on July 17, 2006 with interest at the rate of 9% per annum.

Other Loan: In April 2005, WWE entered into agreements with unrelated parties to borrow a total of $500,000 with interest at the rates of 8% - 12% per annum.  The unsecured principal and accrued interest of $75,000, were due 18 months from the date of the agreements.  The lenders were given the right to convert the principal amount of the loan to common stock before the expiration of the one year anniversary of the agreements.  In addition, WWE committed to pay one of the note holders a consulting fee of $10,000 per annum for 18 months from the date of the agreement for a total consulting fee of $15,000. Effective November 29, 2005, the lenders exercised their rights to convert all but $100,000 of their loan to common stock that was issued from the total shares allocated to the former stockholders’ of WWE and their designees.  At the time of election, all accrued interest except for accrued interest related to $100,000 and accrued consulting fees are cancelled and forgiven. Interest on the remaining $100,000 was modified to 6% per annum. In January 2006, WWE paid $50,000 of the principal balance and all accrued interest through December 31, 2005. As of June 30, 2006, the balance of the loan was $47,000 (unaudited).

In July 2005, WWE, entered into agreement with an unrelated party to advance the Company $200,000 until the closing of the Acquisition Agreement, at such time the advance was satisfied by the issuance of 275,000 shares of MFC common stock that was issued from the total shares allocated to the former stockholders’ of WWE and their designees. The third party also received 137,500 warrants to purchase 137,500 shares of common stock of MFC. On November 29, 2005, the common stock and warrants were issued.

Bridge loans: Between September 2005 and November 2005, WWE completed two offerings (the “Bridge”) of secured promissory notes in the aggregate principal amount of $825,000 (the “Notes”) and warrants (the “Bridge Warrants”) to purchase in the aggregate amount 825,000 shares of MFC common stock (the “Bridge Warrant Shares”).

The Noteholders were given the right to convert their Notes to shares of MFC preferred stock at the conversion rate of $1.00 per share, based on the common stock equivalent, at the closing of the acquisition. Effective November 29, 2005, the Noteholders exercised their rights to convert all but $50,000 of their notes to common stock. Equity of $29,000 was recorded for the current value of the warrants issued to the non-converting Noteholder, with a corresponding reduction to the amount the Note. Interest expense was recorded during the period that the Notes were outstanding for the fair value of the warrants. Interest expense related to the Bridge Warrants was approximately $167,000 for the year ended December 31, 2005.

The Notes accrued interest at the annual rate of ten (10%) percent and matured the earlier of (a) 6 months from the date of issuance or (b) the Closing of the transaction contemplated by the MFC Acquisition Agreement.  As collateral for the Company’s payment obligations under the Notes, the WWE had granted the Noteholders a security interest in all of its property.

The Bridge Warrants entitle the holders thereof for a period of three years from the date of issuance to purchase Bridge Warrant Shares on a dollar for dollar invested basis at a purchase price of $1.00 per share.  The Bridge Warrant holders are entitled to certain piggyback registration rights under the terms of the registration rights agreement between the Noteholders and the Company.

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

8. Notes Payable (continued)

Aggregate maturities of the amount of notes payable at December 31, 2005 is as follows:

Year ending December 31,
2006	$702,216
2007	201,807
2008	99,641
2009	105,293
2010	111,265
Thereafter	1,739,034
Total	$2,959,256

10.

Commitments and Contingencies

 Minimum Operating Lease Commitments

Rent expense for the years ended December 31, 2005, 2004 and 2003 was $93,993, $90,555 and $67,151.

The Company leases office facilities pursuant to operating lease agreements expiring at various dates through September 30, 2011. These office facilities include two leases that were entered into in July 2006. The new leases are for (i) a five year office lease in Encino, California for the Company’s headquarters and general offices, and (ii) a one year office lease in Boca Raton, Florida for the operations of the Company’s newly acquired consumer products division. In addition to facilities lease payments, the Company is also responsible for various office equipment lease payments.

Rent expense for the years ended December 31, 2005 and 2004 was $93,993 and $90,555. Rent expense was for the six months ended June 30, 2006 and 2005 was $91,016 (unaudited) and $46,408 (unaudited).

Subject to annual real estate adjustments, the following is a schedule of future minimum rental payments required under the above operating leases (unaudited):

Year ending December 31,
2006 (six months)	$134,654
2007	240,933
2008	213,786
2009	220,026
2010	226,424
2011	173,416
$1,209,239

Employment Agreements

Effective April 1, 2005, the two Co-Chief Executive Officers of the Company, Jeffrey S. Edell and Nancy Duitch, who is also the Chief Marketing Officer, have entered into an employment agreement with WWE.  Each executive’s employment agreement is for a term of three years, terminable by the applicable executive on 60 days’ notice and terminable by WWE for “cause”. The applicable executive’s annual base salary is $250,000 (subject to an annual upward adjustment of ten (10%) percent) and the applicable executive is entitled to a performance bonus based on exceeding the following EBITDA targets; 2005-$2 million; 2006-$2.2 million; and 2007-$2.5 million. Executives holding the combined positions of President and/or CEO are to share in a bonus pool determined by multiplying fifteen (15%) percent by the amount by which the applicable EBITDA target is exceeded for any particular year.  The applicable executive is entitled to a monthly car allowance of $1,000 and is entitled to health, medical and other benefits as adopted by the Company’s Board of Directors from time to time.  Each executive is subject to a two-year non-disclosure obligation, but is not bound by any post employment non-compete.

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

10.

Commitments and Contingencies (continued)

As reported on Current Reports filed on Forms 8-K dated June 6, 2006 and June 9, 2006, Jeffrey S. Edell resigned his position as President and Co-Chief Executive Officer of the Company, effective June 13, 2006, and was simultaneously appointed non-executive Chairman of the Board.

Upon the termination of Mr. Edell’s Employment Agreement, he and the Company entered into a transition services agreement dated June 9, 2006. Under the terms of the agreement Mr. Edell agreed to surrender to the Company 500,000 shares (“Returned Common Shares”) of MFC common stock that were issued to him in connection with his Employment Agreement and the Acquisition Agreement that closed on November 29, 2005. In addition, Mr. Edell agreed to relinquish any claim with respect to all of his earn-out shares (“Returned Earn-Out Shares”), which he may be entitled to, provided that his new replacement is approved by the Board of Directors. The Earn-Out Shares of up to a maximum of 1,450,000 shares, which may be available to Mr. Edell, are being held in accordance with the terms of an escrow agreement dated November 29, 2005. The Returned Common Shares and Returned Earn-Out Shares will be used to assist in facilitating the hiring of a senior executive(s). However, to the extent that either the Returned Common Shares or the Returned Earn-Out Shares have not been issued, cancelled, or reserved, and the Company is subsequently sold, he would receive a pro-rated portion of any sales price that the owner of those shares would ordinarily receive.

On July 15, 2006, the Company entered into an employment agreement with Alan Gerson, subject to the approval of the board of directors. The employment agreement was approved by the board of directors on July 18, 2006, and then appointed Alan Gerson as President and Chief Operating Officer (See Unaudited Subsequent Events Note).

In connection with the Asset Purchase and Consulting Agreement, WWE has entered into a consulting agreement with a former owner of WWE.  Under the consulting agreement, WWE is obligated for a period of 36 months, commencing December 2005, to pay $17,500 per month in consideration of the former owner to provide consulting services. WWE is also obligated to reimburse him for certain travel and related expenses.

FTC Consent Decree

On March 9, 2004, the Federal Trade Commission entered into a voluntary consent order (the “Order”) resulting from an investigation that began in December, 2002. The Order was with among others, Buckhead Marketing and Distribution LLC, PAP Systems LLC and Nancy Duitch individually resulting from the Marketing of the Peel Away the Pounds Weight Loss System.  The Order contains no admission of wrongdoing and no finding of liability and was entered into for settlement purposes only. As part of the consent order, the Company paid $1,000,000 to the FTC in 2004, which was accrued in 2003.  The Order is binding upon the corporate successors and assigns.  The Order also applies in certain instances to any business in which Nancy Duitch is an officer or director, or has a majority ownership interest in, directly or indirectly controls, or any other business in which Nancy Duitch is engaged in activity related to the marketing of any product, service or program that provides health benefits, including weight or inch loss or related benefits, or the marketing of any food, drug or cosmetic where certain claims are made, but only to the extent that such business acts in active concert or participation with Ms. Duitch.  Ms. Duitch is a director, Co-Chief Executive Officer and Chief Marketing Officer of the Company, and through the Duitch Family Trust, beneficially owns approximately 29% of the Company’s outstanding common stock.  The Order prohibits certain weight loss representations and requires that other specified weight loss, fat loss and similar claims made in future advertising and claims regarding the results of tests or studies be substantiated by competent and reliable scientific evidence.  This is generally consistent with the standard for substantiating claims currently required by the FTC for all weight loss and dietary supplement products.

In May 2005, in the United States District Court, Eastern District of Virginia, Media Commerce Group, LLC d/b/a Brandseed (“Brandseed”) commenced a breach of contract action against WWE, Botopical LLC and Buckhead Marketing & Distribution, LLC.  Brandseed was seeking $650,000 in monetary damages and declaratory relief with respect to its contract with certain of the defendants, as amended, for the provision of advertising and telemarketing services on behalf of defendants.  WWE and the other defendants answered, denying the material allegations of the complaint and asserting two counterclaims.  While the case was in the discovery stage, the parties entered into a settlement agreement.  Under the settlement agreement, WWE agreed to pay Brandseed an aggregate of $450,000 pursuant to the following payment schedule: $190,000 on December 1, 2005; $200,000 on December 21, 2005; $20,000 on February 17, 2006; $20,000 on

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

9.  Commitments and Contingencies (continued)

May 19, 2006: and $20,000 and August 18, 2006.  As of August 11, 2006 (unaudited), the Company has made the first two payments under the settlement agreement.

Other Commitments and Contingencies

In the normal course of business, the Company becomes a party to other various legal claims, actions and complaints. The Company’s management does not expect that the results in any of these legal proceedings will have a material adverse effect on the Company’s results of operations, financial position or cash flows.

10. Stockholders’ Equity

Preferred Stock

The Company’s Board of Directors is authorized to issue up to 2,000,000 shares of preferred stock, par value $.001 per share, in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and the designations, preferences, the number of shares, dividend rates, conversion or exchange rights, redemption provisions or other special rights of the shares constituting any class or series as the Board of Directors may deem advisable without any further vote or action by the stockholders.  Any shares of preferred stock issued by MFC could have priority over MFC Common Stock with respect to dividends or liquidation rights and could have voting and other rights of stockholders.

Series A Convertible Preferred Stock

The Company’s Board of Directors has designated 1,205,000 shares of preferred stock as 10% Convertible Preferred Stock (“Series A Convertible Preferred Stock”) with a purchase price of $2.00 per share.  There are presently 1,205,000 shares of Series A Convertible Preferred Stock outstanding.

The holders of Series A Convertible Preferred Stock will have no voting rights other than as may be required by law.

Dividends

A holder of the Series A Convertible Preferred Stock is entitled to receive semi-annual cumulative dividends in arrears, commencing six months after the closing of the Private Placement, which was on November 29, 2005.  At its option, the Company may meet its dividend payment obligation by electing any of, or a combination of, the following options: (i) paying the cash dividend payment on or before the date due; or (ii) issuing common stock to the holder of the Series A Convertible Preferred Stock based on  the Company’s common stock being valued at the greater of (i) $1.00 or (ii) 50% of the fair market value of the common stock on the date that the applicable dividend is due and payable.

The first dividend payment was due on May 29, 2006. The Company elected to pay the dividend by issuing 115,961 shares MFC Common Stock (unaudited), valued at $1.00 per share to the preferred stockholders in accordance with the terms of the Valuation in the above paragraph. The closing price of MFC common stock on the last business day before the dividend payment (May 26, 2006) was $1.01 per share.

Voluntary Conversion

Holders of the Series A Convertible Preferred Stock are entitled, at any time, subject to prior redemption, to convert each share of Convertible Preferred Stock into two shares of common stock, at the conversion price equal to $1.00 per share, subject to the adjustments described therein.

In case of any reclassification of common stock, any consolidation with, or merger of the Company into, any other entity, any merger of any entity into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Company’s common stock), any sales or transfer of all or

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

10. Stockholders’ Equity (continued)

substantially all of the Company’s assets, or any compulsory share exchange whereby the Company’s common stock is converted into other securities, cash or other property, then provisions shall be made such that the holder of the Series A Convertible Preferred Stock shall have the right thereafter, during the period that the Series A Convertible Preferred Stock shall be convertible, to convert the Series A Convertible Preferred Stock only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of the Company’s common stock into which the Series A Convertible Preferred Stock might be converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange.

The conversion rate shall be subject to adjustment upon the occurrence of any of the following events:  (i) if the Company shall declare and pay to the holders of its common stock a dividend in shares of common stock; or (ii) if the Company shall subdivide the outstanding shares of its common stock into a greater number of shares of common stock or combine the outstanding shares of common stock into a smaller number of shares of common stock.

No fractional shares will be issued upon conversion of the Series A Convertible Preferred Stock.  If a holder exercises his right to convert all of the shares of Series A Convertible Preferred Stock owned by him or her, which exercise results in a fractional share, the fractional share will be rounded to the nearest whole number of shares, which whole number of shares of common stock will be issued to the holder.

Redemption

Upon not less than 30 days’ prior written notice to the holders of the Series A Convertible Preferred Stock, in the event that the Company’s common stock has a closing bid price of at least $3.00 for 20 consecutive trading days so long as a registration statement covering the shares underlying the Series A Convertible Preferred Stock has become effective, the Company may redeem the Series A Convertible Preferred Stock, in whole or in part, at the Company’s option, at a price of $.10 per share.

Series B Convertible Preferred Stock

MFC’s Board of Directors has designated up to 320,000 shares of preferred stock as Series B Convertible Preferred Stock with a purchase price of $25.00 per share.  There are presently no shares of Series B Convertible Preferred Stock outstanding.

Conversion of Debt into Common Stock

In accordance with terms of the Acquisition Agreement, which closed on November 29, 2005, the Series B Bondholders have the right to convert their Series B Bonds into common stock at the rate of $1 per share. On February 10, 2006, $100,000 of Series B Bonds were converted into 100,000 shares of unregistered common stock. There were no expenses in connection with this conversion.

Warrants

A total of 2,719,000 warrants have been issued as of December 31, 2005. On April 3, 2006 (unaudited), the Company issued an additional 10,000 warrants as additional compensation to a consultant (see Unaudited Subsequent Events Note for additional warrants issued on August 2, 2006). Each such warrant entitled the holder to purchase one share of common stock. Warrants are redeemable by the Company at $0.10 per warrant in the event that the Company’s common stock has a closing bid price of at least $3.00 for 20 consecutive trading days so long as a registration statement covering the shares underlying the warrants has become effective. Warrants outstanding as of December 31, 2005 and June 30, 3006 (unaudited) are summarized in the following table:

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

10. Stockholders’ Equity (continued)

		Exercisable	Exercise
Description of Warrants	Shares	Through	Price

Warrants which accompanied the Bridge Loans prior to the private
placement that closed November 29, 2005 through December 30, 2005	825,000	November 29, 2008	$1.00

Warrants which accompanied the Sale of Series A Convertible Preferred
Stock under the private placement that closed November 29, 2005 through December 30, 2005:

Series A Convertible Preferred Stock - Investors	1,205,000	December 30, 2006	$1.00
		December 30, 2007	$1.50
		December 30, 2008	$1.50

Series A Convertible Preferred Stock - Finders	275,000	December 30, 2008	$1.00

Warrants which were granted to investors and creditors, subject to	80,000	November 29, 2008	$1.00
the private placement that closed November 29, 2005

	150,000	November 29, 2006	$1.00
		November 29, 2007	$1.50
		November 29, 2008	$1.50

	45,000	November 29, 2006	$1.00
		November 29, 2007	$1.25
		November 29, 2008	$1.50

	139,000	November 29, 2006	$1.00
		November 29, 2008	$1.50

Total warrants outstanding at December 31, 2005	2,719,000

Warrants which were granted to a consultant as additional consideration	10,000	April 3, 2009	$0.50

Total warrants outstanding at June 30, 2006 (unaudited)	2,729,000

Warrants outstanding expire from November 30, 2008 to April 3, 2009 as per the following schedule:

		Exercise
Shares	Exercisable through	Price
905,000	November 29, 2008	$1.00
334,000	November 29, 2008	$1.50
275,000	December 30, 2008	$1.00
1,205,000	December 30, 2008	$1.50
10,000	April 30, 2009	$0.50	(unaudited)

Other Equity Compensation (unaudited)

On April 10, 2006, MFC approved an equity compensation plan for each non-employee director of the Board of Directors who owned less than 5% of the Company's stock.

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

10. Stockholders’ Equity (continued)

Options to acquire 30,000 shares of common stock are granted upon joining the Board, which vest as follows:

10,000 shares to vest upon joining the Board, the balance to vest at the rate of 2,500 shares per quarter, beginning at the end of the first quarter, following the first anniversary of joining the Board. The price per share of these options will be equal to the closing price of MFC common stock on the grant date.

Additional options to acquire 9,000 shares of common stock are granted upon joining the Board, which vest quarterly over three years. The price per share of these options will be equal to the closing price of MFC common stock on the grant date.

A grant of restricted stock to acquire 7,500 shares of MFC common stock. Every quarter after the director’s election to the board, 625 shares will become unrestricted. On April 10, 2006, the Company issued 7,500 shares to one Director.

Treasury Stock (unaudited)

As reported on Current Reports filed on Forms 8-K dated June 6, 2006 and June 9, 2006, Jeffrey S. Edell resigned his position as President and Co-Chief Executive Officer of the Company, effective June 13, 2006, and was simultaneously appointed non-executive Chairman of the Board. In connection with his resignation, Mr. Edell and the Company entered into a transition services agreement dated June 9, 2006. Under the terms of the agreement Mr. Edell agreed to surrender to the Company 500,000 shares (“Returned Common Shares”) of MFC common stock that were issued to him in connection with his Employment Agreement and the Acquisition Agreement that closed on November 29, 2005. The Company valued the treasury shares at the closing market price on June 9, 2006, which was $.72 per share for an aggregate of $360,000.

Subsequent Event

See Unaudited Subsequent Events note for additional common stock and warrants issued.

Private Placement:

In February 2006, the Company entered into an agreement with an investment banking firm to raise equity via a private placement. The placement closed on August 2, 2006 (see Unaudited Subsequent Events note).

11. Stock Options

Each non-employee director of the former MFC Board of Directors who owned less than 5% of the Company's stock was  granted annually, a five year option to purchase 1,500 shares of common stock. The exercise price of the options is the mean between the high and low asked price at the close of trading on the grant date. On October 26, 2005, the MFC Board of Directors adjusted the options and exercise prices to reflect the 35% stock dividend to MFC shareholders on August 24, 2005. As of December 31, 2005, five former directors had been issued options totaling 28,350 shares, expiring through July 21, 2010, at option prices ranging from $.74 to $1.56 per share.

See Unaudited Subsequent Events note for additional stock options granted.

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

12. Income Taxes

The provision (benefit) for income taxes from continuing operations consist of the following:

	Year ended		Six months ended
	December 31,	December 31,	June 30,	June 30,
	2005	2004	2006	2005
			(Unaudited)
Current:
Federal	$-	$-	$-	$-
State	17,182	10,000	3,831	4,800
Total current	17,182	10,000	3,831	4,800

Deferred:
Federal	-	-	-	-
State	-	-	-	-
Total deferred	-	-	-	-

Total	$17,182	$10,000	$3,831	$4,800

Prior to the reverse merger acquisition on November 29, 2005, WWE had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code (S Corporation election).  Under those provisions, WWE did not pay Federal income tax on its taxable income and was subject to a reduced California tax rate of 1.5%.  The stockholders were liable for federal and state income taxes on their respective shares of WWE's net income on their individual income tax returns. Effective as of November 29, 2005, WWE is no longer subject to the provisions of its S Corporation election and is filing a consolidated tax return with MFC.

Abrev, LLC, BATM, LLC, Botopical, LLC, Youth Factor Beauty Care, LLC, Cellucare, LLC, Legacy Formulas, LLC, Buca, LLC, Buckhead Marketing & Distribution, LLC,  PAP Systems, LLC, Ryan, LLC and Tramp-O-Lean, LLC are Limited Liability Companies incorporated in either California or Georgia, for federal and state tax purposes.  An LLC is a pass through entity.  The State of California charges an $800 tax as well as an LLC fee that is based on gross receipts. WWE’s tax liability to California was $10,000 in 2004.  The Companies incurred no material tax liability in 2003.

MFC has allowable net operating loss ("NOL") carry-forwards for Federal purposes of approximately $5,615,000. These losses are the amount of pre-merger losses allowable to be carried forward by Internal Revenue Code statute. The annual carry-forwards are limited to $280,766 per year. Any unused amount of the annual allowable losses may be carried forward to future periods. The Company incurred additional taxable losses from November 29, 2005 through December 31, 2005 of $493,000. The Company's taxable loss for the six months ended June 30, 2006 is approximately $2,594,000 (unaudited). These losses will be available for future years, expiring through December 31, 2026. The Company, however, has taken a 51% valuation allowance against Federal NOL carry-forwards due to the uncertainty of generating enough taxable income throughout the carry-forward period to utilize the full amount available.

As of June 30, 2006, the valuation allowance was increased to 66% (unaudited) against Federal NOL carry-forwards due to the uncertainty of generating enough taxable income throughout the carry-forward period to utilize the full amount available.

Significant components of deferred tax assets (liabilities) were as follows:

	Year ended	Year ended
	December 31,	December 31,
	2005	2004
Tax loss carryforwards	$2,076,926	$-
Less valuation allowance	(1,060,115)	-
Deferred tax assets	$1,016,811	$-

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

12. Income Taxes (continued)

The following is a reconciliation of the statutory federal and effective income tax rates for the years ended:

	Year ended	Year ended
	December 31,	December 31,
	2005	2004
	% of Pretax Income	% of Pretax Income
Statutory federal income tax
expense rate	&nb sp; (34.0)	34.0
Subchapter S elimination of federal income tax	&nb sp; 34.0	(34.0)
State taxes, less federal
tax effect	&nb sp; 0.7	0.6&nb sp;
	&nb sp; 0.7	&nb sp; 0.6

13. Discontinued Operations

The remaining receivables from the former medical financing business, conducted through various subsidiaries of MFC, were included in the net assets that were acquired in the reverse merger acquisition on November 29, 2005. On February 4, 2004, MFC instituted a plan to restructure the medical financing segment. The plan of restructuring called for MFC to sell the assets of the three subsidiaries that were formed to provide additional management services to certain medical practices. On August 26, 2004, MFC sold its continuing service obligations and the related future revenue rights of its medical financing business in exchange for preferential collection rates on the receivables that are expected to be collected. As part of the terms of the sale, MFC will retain half of the interest paid by insurance companies on late payments from improperly denied receivables. An estimated reserve for future collection costs has been established as of November 29, 2005. The Company will still incur certain employment costs, through part of 2006. Occupancy costs related to MFC’s New Rochelle, New York office are also allocated to discontinued operations. The lease expires in February 2007, and is not expected to be renewed. The medical financing business was conducted through Medical Financial Corp., a wholly owned subsidiary, which (i) purchased insurance claims receivables from medical practices and provided certain services to those practices; and (ii) three other subsidiaries, which were formed to provide additional management services to certain medical practices. Accordingly, the operating results of the medical financing segment for the period from November 29, 2005, the date of the reverse merger agreement, through December 31, 2005 have been presented as "(Loss) income from discontinued operations, net of income taxes". Net assets and liabilities to be disposed of or liquidated, at their net realizable value, have been separately classified in the accompanying balance sheet at December 31, 2005.

Revenue Recognition

Interest Income. Interest income from insurance companies is only recorded when cases are won by the Company. No revenue is recorded on unresolved cases, which represent a gain contingency. Interest income from insurance companies is recorded when the amount is determinable, which is the earlier of notification that a case was lost by the insurance companies or when the interest payment is paid if there is no advance notification.

Reimbursed Expenses. The Company is reimbursed by insurance companies for the cost of filing on cases when the insurance companies have lost legal actions. Income from reimbursed expenses from insurance companies is recorded when the amount is determinable.

Finance and Management Fee Receivables

MFC purchased the net collectible value of medical insurance claims on a limited recourse basis. Net collectible value is the amount that the insurance companies will pay based on established fee schedules used by insurance companies. The net collectible value is often less than the face value of the claim due to the difference in billing rates between the established fee schedules and what the medical practice ordinarily would bill for a particular procedure. The Company is only responsible to collect the fee scheduled amount. If any amounts are collected in excess of the purchased amount and the Company's fee, that amount will be applied to the client's outstanding balance.

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

13. Discontinued Operations (continued)

Receivables acquired in the acquisition of MFC on November 29, 2005, were recorded at their net fair market value, which is their outstanding unpaid principal balances, reduced by any prior charge-off or valuation allowance and net of estimated direct costs of collections. The Company may incur a finance receivable bad debt loss when the portion of a medical claim collected does not exceed the advance (including the fee charged) given to the client.

From the date the Company purchased insurance claims receivable from medical practices and the advance payment was made to the client, the Company had 180 days to collect or determine that the bills were invalid as contractually defined. If the Company collected the advance payment and fee, all additional amounts, if any, that were collected were given to the client. While, by contract, the Company considers these receivables invalid, in reality, for reasons outside of the Company's control, such as the customer being able to provide additional information to overturn a denial, the receivables will get paid and are then not uncollectible. The collections from these written-off receivables may also be used as an offset to other obligations that the Company may have with the client. Recoveries from these written-off receivables are paid to the customer or used as an offset, when necessary, including management fee receivables.

If the assets of the management client, which is also a finance client, are not enough to satisfy the billed fees, an allowance for billing adjustments is recorded to reduce the Company's net receivables to an amount that is equal to the assets of the client that are available for payment.

Management conducts a periodic evaluation of the collectible value of the receivables. The Company considers past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the ability to collect, the estimated value of any underlying collateral and current economic conditions in determining adequacy of the allowance that was established prior to the acquisition of MFC on November 29, 2005.

Net finance receivable and management fees receivable consist of the following:

	December 31,	June 30,
	2005	2006
		(unaudited)

Net Collectible value of finance receivables	$49,009	$55,837
Allowance for collection costs	(9,057)	(13,243)
Net finance receivables	$39,952	$42,594

Net collectible value of management fee receivables	$318,053	$221,518
Allowance for collection costs	(59,980)	(33,228)
Net management fee receivables	$258,073	$188,290

These receivables are collateral for Series A Bonds.

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

13. Discontinued Operations (continued)

Summarized financial information of the medical financing segment as discontinued operations for the period from November 29, 2005, the date of Acquisition of MFC, through December 31, 2005, and for the six months ended June 30, 2006 follows:

	Year ended	Six months ended
	December 31,	June 30,
	2005	2006
		(unaudited)
Revenue:
Income from the purchase and collections
of medical receivables	$1,770	$4,394

Costs and expenses:
Employment costs	20,897	49,083
Occupamcy costs	4,432	26,072
Other	8,191	25,951
Depreciation and amortization	1,987	7,637
Total costs and expenses	35,507	108,743

(Loss) income from operations	(33,737)	(104,349)
Other expense	17	26
(Loss) income before income taxes	(33,754)	(104,375)
Income taxes	-	-

(Loss) income from discontinued operations, net of taxes	$(33,754)	$(104,375)

The components of assets and liabilities of discontinued operations that were acquired on November 29, 2005 are as follows:

	December 31,	June 30,
	2005	2006
		(unaudited)
Finance receivables, net	$39,952	$42,594
Management fee receivables, net	258,073	188,290
Other current assets	589	-
Property and equipment, at cost, net of accumulated
depreciation, amortization and impairment allowance	19,085	11,978
Other assets	9,390	9,575
Total assets	$327,089	$252,437

Accounts payable and accrued expenses	$84,433	$76,071
Current portion of notes payable	1,259	-
Total liabilities	$85,692	$76,071

14. Business Segment Information

Operating segments are managed separately and represent separate business units that offer different products and serve different markets. The Company's reportable segments include: (1) direct response marketing, (2) real estate rental and development, and (3) other, which is comprised of corporate overhead and discontinued operations. The direct response business operates on a national and international basis from WWE’s office in Los Angeles, California. The real estate segment operates in New York and Connecticut from MFC’s office in New Rochelle, New York.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All inter-segment balances have been eliminated.

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

14. Business Segment Information (continued)

Prior to the reverse merger acquisition of MFC on November 29, 2005, the Company’s only segment was the direct response marketing business. Business segment information for the year ended December 31, 2005 follows:

	Direct	Real Estate
	Response	Rental and
	Marketing	Development	Other	Total
Revenues	$8,028,972	$69,693	$-	$8,098,665
Cost of sales	3,745,753	-	-	3,745,753
Gross profit	4,283,219	69,693	-	4,352,912

Expenses:
Selling	4,018,196	-	-	4,018,196
General and administrative	2,132,119	44,727	-	2,176,846
Corporate expenses	-	-	359,246	359,246
Bad debts	44,509	-	-	44,509
Total expenses	6,194,824	44,727	359,246	6,598,797

(Loss) income from operations	(1,911,605)	24,966	(359,246)	(2,245,885)

Other income (expense):
Interest expense, net	(265,769)	(10,853)	(3,714)	(280,336)
Minority voting interest in net income of subsidiary	-	(5,936)	-	(5,936)
	(265,769)	(16,789)	(3,714)	(286,272)

(Loss) income from continuing operations before
provision (benefit) for income taxes	(2,177,374)	8,177	(362,960)	(2,532,157)
Provision for income taxes	16,887	295	-	17,182
(Loss) income from continuing operations	(2,194,261)	7,882	(362,960)	(2,549,339)
(Loss) income from discontinued operations, net of taxes	-	-	(33,754)	(33,754)

Net (loss) income	$(2,194,261)	$7,882	$(396,714)	$(2,583,093)

Current Assets:
Cash	$237,228	$112,262	$6,841	$356,331
Accounts receivable, net	238,289	-	-	238,289
Mortgage and note receivable	-	147,109	-	147,109
Inventories	631,818	-	-	631,818
Infomercial production costs	456,411	-	-	456,411
Deposits	172,633	-	-	172,633
Real estate held for sale	-	895,815	-	895,815
Other current assets	125,536	98,550	913	224,999
Assets of discontinued operations	-	-	327,089	327,089
Total current assets	1,861,915	1,253,736	334,843	3,450,494
Property and equipment, net	36,312	-	1,634	37,946
Restricted cash	-	67,355	-	67,355
Real estate held for rental, development and sale	-	4,295,474	-	4,295,474
Mortgage and note receivable	-	318,640	-	318,640
Deferred costs, net	-	173,790	-	173,790
Deferred tax asset, net	1,016,811	-	-	1,016,811
Goodwill	1,229,663	-	-	1,229,663
Total assets	$4,144,701	$6,108,995	$336,477	$10,590,173

Capital expenditures	$24,081	$-	$-	$24,081

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

14. Business Segment Information (continued)

Business segment information as of June 30, 2006 and for the six months ended June 30, 2006 follows:

	Direct	Real Estate
	Response	Rental and
	Marketing	Development	Other	Total
Six Months ended June 30, 2006 (unaudited):
Revenues	$5,845,437	$1,252,527	$-	$7,097,964
Cost of sales	2,649,439	900,000	-	3,549,439
Gross profit	3,195,998	352,527	-	3,548,525

Expenses:
Selling	3,953,815	-	-	3,953,815
General and administrative	996,889	205,667	-	1,202,556
Corporate expenses	-	-	635,480	635,480
Depreciation and amortization	4,395	100,995	519	105,909
Bad debts	40,806	-	-	40,806
Total expenses	4,995,905	306,662	635,999	5,938,566

(Loss) income from operations	(1,799,907)	45,865	(635,999)	(2,390,041)

Other income (expense):
Interest expense, net	(14,200)	(65,370)	(19,402)	(98,972)
Minority voting interest in net loss of subsidiary	-	2,326	-	2,326
	(14,200)	(63,044)	(19,402)	(96,646)

(Loss) income from continuing operations before
provision (benefit) for income taxes	(1,814,107)	(17,179)	(655,401)	(2,486,687)
Provision for income taxes	800	3,031	-	3,831
(Loss) income from continuing operations	(1,814,907)	(20,210)	(655,401)	(2,490,518)
(Loss) income from discontinued operations, net of taxes	-	-	(104,375)	(104,375)

Net (loss) income	$(1,814,907)	$(20,210)	$(759,776)	$(2,594,893)

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

14. Business Segment Information (continued)

	Direct	Real Estate
	Response	Rental and
	Marketing	Development	Other	Total
Balance Sheet Data as of June 30, 2006 (unaudited):
Current Assets:
Cash	$(14,905)	$225,746	$7,203	$218,044
Accounts receivable, net	209,637	-	-	209,637
Mortgage and note receivable	-	3,468	-	3,468
Inventories	617,779	-	-	617,779
Infomercial production costs	196,184	-	-	196,184
Deposits	145,882	-	-	145,882
Other current assets	102,094	25,417	-	127,511
Assets of discontinued operations	-	-	252,437	252,437
Total current assets	1,256,671	254,631	259,640	1,770,942
Property and equipment, net	32,733	-	1,115	33,848
Restricted cash	-	67,355	-	67,355
Real estate held for rental, development and sale	-	4,218,799	-	4,218,799
Mortgage and note receivable	-	316,532	-	316,532
Deferred costs, net	-	199,583	-	199,583
Deferred tax asset, net	1,016,811	-	-	1,016,811
Goodwill	1,231,048	-	-	1,231,048
Other	25,500	-	-	25,500
Total assets	$3,562,763	$5,056,900	$260,755	$8,880,418

Capital expenditures	$816	$13,362	$-	$14,178

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

15. Supplemental Financial Information

Selected Quarterly Financial Data (Unaudited)

	Quarter

	First	Second	Third	Fourth	Total
Year ended Decemebr 31, 2005
Total revenue	$3,603,646	$1,785,314	$1,233,478	$1,476,227	$8,098,665

Income (loss) from continuing operations	58,989	(428,183)	(915,276)	(1,264,869)	(2,549,339)
Income (loss) from discontinued operations	-	-	-	(33,754)	(33,754)
Net income (loss)	$58,989	$(428,183)	$(915,276)	$(1,298,623)	$(2,583,093)

Earnings (loss) per common share:
Income (loss) from continuing operations	$-	$(0.04)	$(0.09)	$(0.10)	$(0.23)
Income (loss) from discontinued operations	-	-	-	-	-
Basic and diluted income (loss) per common share	$-	$(0.04)	$(0.09)	$(0.10)	$(0.23)

Number of shares used in computation
of basic and diluted earnings (loss) per share	10,669,300	10,674,123	10,675,000	12,347,384	11,094,908

Year ended Decemebr 31, 2004
Total revenue	$6,853,562	$5,414,211	$4,052,112	$4,214,505	$20,534,390

Income (loss) from continuing operations	311,942	1,893,847	(528,325)	(153,337)	1,524,127
Income (loss) from discontinued operations	-	-	-	-	-
Net income (loss)	$311,942	$1,893,847	$(528,325)	$(153,337)	$1,524,127

Earnings (loss) per common share:
Income (loss) from continuing operations	$0.03	$0.18	$(0.05)	$(0.01)	$0.15
Income (loss) from discontinued operations	-	-	-	-	-
Basic and diluted income (loss) per common share	$0.03	$0.18	$(0.05)	$(0.01)	$0.15

Number of shares used in computation
of basic and diluted earnings (loss) per share	10,669,300	10,669,300	10,669,300	10,669,300	10,669,300

16 Subsequent Events

Business Acquisition and Financing (unaudited)

On August 7, 2006, MFC filed a Current Report on Form 8-K announcing that on August 1, 2006, the Company closed its purchase of certain assets from Adsouth Partners, Inc., pursuant to the purchase agreement described in MFC’s Form 8-K filed on June 28, 2006. MFC, through a newly formed subsidiary, Adsouth Marketing LLC, acquired assets comprising Adsouth's consumer products division and assumed certain liabilities. MFC purchased rights to various consumer products and brands as well as succession to Adsouth’s wholesale and retail distribution channels and relationships.

The purchase price for the assets included a cash and stock component. The cash component was the payment of $1,525,000 at closing; subject to adjustment after closing based on the actual value of certain Adsouth assets. The cash component was paid by delivery of a promissory note in the principal amount of $1,525,000 (the “Adsouth Note”).

MFC was required to pay 50% of the outstanding principal of the Adsouth Note upon receipt of funds from its lender and therefore paid $381,250 of the principal on the Adsouth Note on August 2, 2006 and expects, on the closing of the second half of its financing, to pay $381,250 of principal to meet this obligation. At the time of the second payment of $381,250, the $762,500 balance due will be amortized over a twenty-four month period, with interest and $22,875 in principal payable monthly. Twelve months from such date, an additional $213,500 of principal shall be due. After six months, the Adsouth Note may be converted into shares of MFC’s common stock, pursuant to the following terms of the Adsouth Note.

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

16. Subsequent Events (continued)

1.

The holder of the Adsouth Note has the right to convert the note to common stock of MFC, only if the Company does not pay 50% of the original principal amount of the Adsouth Note, together with accrued interest, before January 20, 2007, or unless an Event of Default shall occur.

2.

At any such time as MFC has made 50% payment of the original principal amount of the Adsouth Note, the Company shall have the right to force conversion of the Adsouth Note into common stock of MFC by issuing to the holder of  such number of shares of common stock determined by dividing one hundred fifteen percent (115%) of the total amount of principal and interest being converted pursuant by the $.80 per share; provided, however, that the Company shall only exercise this right if, at such the time of such exercise, the shares of Common Stock to be so issued shall be subject to a current and effective registration statement or all of such shares may be sold pursuant to Rule 144(k) of the Securities and Exchange Commission pursuant to the Securities Act, or any subsequent similar rule.

The stock component of the purchase price was paid by issuance of 5.5 million shares of MFC’s common stock (the “Adsouth Shares”), 750,000 shares of which are being held in escrow to satisfy potential indemnification obligations of Adsouth. The Company has an option to re-purchase the Adsouth Shares at an exercise price of $1.00 for the period from August 1, 2006 through the close of business on July 19, 2007 and $1.15 for the period from July 20, 2007 through July 19, 2008, as long as Adsouth Partners, Inc. still owns Adsouth Shares. MFC has granted Adsouth “piggy-back” registration rights and one “demand” registration in the event the Adsouth Shares are not included in a registration filed within ninety days of issuance of the Adsouth Shares. The Company expects to register the Adsouth Shares, along with other shares, in a registration filing on Form SB-2 pursuant to a registration rights agreement entered into by MFC in connection with the convertible note financing.

The financial statements and pro-forma financial information, which are required to be filed in connection with this acquisition will be filed on Form 8-K/A not later than October 16, 2006.

Convertible Debt Financing and Warrants (unaudited)

On August 7, 2006, MFC filed a Current Report on Form 8-K announcing that on August 2, 2006, the Company closed a financing transaction in which it sold 10% secured convertible notes (the “Notes”) to Gottbetter Capital

Partners, LLC (“Gottbetter”) to raise $5,775,400 pursuant to a Securities Purchase Agreement dated thereof (the “Securities Purchase Agreement”). The Company received $2,887,700 upon closing, and will receive another $2,887,700 on the date the registration statement is filed pursuant to Investors Registration Rights Agreement dated thereof between the Company and Gottbetter (the “Registration Rights Agreement”), provided that the Company’s Board of Directors shall have consented, subject to shareholder approval, to increase it’s authorized shares of Common Stock to at least one hundred million (100,000,000). The initial Note matures on July 31, 2009. The Notes require monthly interest-only payments for the first eight months and equal monthly payments of principal and interest thereafter through the balance of the 36 month term of the Notes. The Notes are convertible from time to time at the option of Gottbetter into the common stock of the Company at the price per share equal to eighty percent (80%) of the average of the two lowest volume weighted average prices of the Company’s common stock, as quoted by Bloomberg, LP, for the twenty-five (25) trading days immediately preceding the conversion date but in no event lower than a floor price of $0.69 (the “Conversion Price”). Gottbetter may not convert the Notes or exercise the Warrant (as defined below) if such conversion or exercise would result in Gottbetter, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1933 and the rules promulgated thereunder) in excess of 4.99% of the then issued and outstanding shares of the Company’s common stock. The Company has an option to redeem a portion or all of the outstanding principle convertible Notes with the redemption price being the greater of (i) one hundred and twenty-five percent (125%) of the face amount redeemed plus accrued interest and (ii) eighty percent (80%) of the (x) product of the remaining conversion amount divided by the Conversion Price (not less than a $1.00) in effect on the trading day before the Company’s redemption notice is sent and (y) the closing sale price on the trading day before the Company redemption notice is sent.

The Company and its subsidiaries granted Gottbetter a security interest in certain of its assets pursuant to a Security Agreement dated July 31, 2006 between the Company, its subsidiaries and Gottbetter (the “Security Agreement”). The Company shall pay a commitment fee equal to 6.5% of the total purchase price of the Notes of which $187,700 was paid on

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

16. Subsequent Events (continued)

August 2, 2006 upon the funding of $2,887,700 of the Notes. Gottbetter also received a five-year warrant to purchase 3,000,000 shares of common stock at an exercise price of $0.75 per share (the “Warrant”).

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and until so registered the securities may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. The offering requires the Company to prepare and file with the Commission a registration statement for the purpose of registering under the Securities Act of 1933 all of the shares of the Company’s common stock issuable upon exercise of the Warrants and the Notes pursuant to an the Registration Rights Agreement.

Second Mortgage Financing (unaudited)

On July 19, 2006, MFC filed a Current Report on Form 8-K announcing that on July 13, 2006, the Company completed the closing of a second mortgage financing (the “Second Mortgage Note”) on an office building that is owned by Gateway Granby, LLC (“Gateway”), a subsidiary of MFC (see Real Estate Activities, Note 4).

The terms of the Second Mortgage Note are as follows:

Principal: $1,100,000
Maturity: August 1, 2009
Rate: 12.5%
Monthly payment: $11,458 (interest only), balloon payment of $1,111,458 at maturity
Prepayment penalty: None

The Second Mortgage Note will become due at the option of the lender, if Gateway shall, without prior written consent: (i) further encumber the mortgaged property with any lien imposed in connection with any other financing or (ii) issue new membership interests to members who do not currently own a controlling interest, but such transfer may be permitted between the Registrant and the other existing members of Gateway.

Approximately $120,000 of fees were paid in connection with the Second Mortgage Note.

Gateway made a distribution from the proceeds of the Note to: (i) MFC in the amount of approximately $490,000 and (ii) the other members of Gateway for $550,000.

The Company guaranteed repayment of the Note and has also pledged its membership interest in Gateway to the other members as a guaranty for $550,000 of the Second Mortgage Note and for any other obligation that MFC may have to the other Gateway members. MFC bears 100% of the costs of the Note and 60% of the interest costs with the other Gateway members bearing the remaining 40% of the interest costs.

The Promissory Note issued in connection with the Second Mortgage Note has not been registered under the Securities Act of 1933, as amended, and until so registered promissory note may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration.

Employment Agreement (unaudited)

On July 20, 2006, MFC filed a Current Report on Form 8-K announcing that on July 15, 2006, the Company entered into an employment agreement (the “Employment Agreement”) with Alan Gerson, subject to the approval of the board of directors. The Employment Agreement was approved by the board of directors on July 18, 2006, and then appointed Alan Gerson as President and Chief Operating Officer.

Mr. Gerson’s annual base salary is $250,000, subject to annual increase by the board of directors during the term based on annual performance reviews. Mr. Gerson is entitled to a performance bonus based on exceeding certain EBITDA targets.

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

16.  Subsequent Events (continued)

Executives holding the combined positions of President and/or CEO are to share in a bonus pool calculated at a minimum of 15% by the amount by which the applicable EBITDA target is exceeded for the applicable calendar year. Mr. Gerson is entitled to a monthly car allowance of $1,000, and the cost of insurance, operation and maintenance of said vehicle when utilized for business purposes. He is entitled to heath, medical and other benefits as adopted by MFC’s Board of Directors from time to time. He is subject to a two-year non-disclosure obligation, but is not bound by any post employment non-compete.

The Employment Agreement shall terminate: (i) upon the expiration of three years, (ii) upon the determination in writing by the board that there is justifiable cause, in which case, Mr. Gerson has 30 days to cure such justifiable cause, (iii) immediately upon death or Disability, or (iii) upon 60 days written notice of his voluntary resignation. Upon termination of Mr. Gerson’s employment for justifiable cause or his voluntary resignation without good cause, he will be entitled to receive any compensation, accrued vacation, benefits and reimbursements owed and accrued through the date of termination. Upon the voluntary resignation of Mr. Gerson with good cause or his termination by MFC without justifiable cause, or upon termination due to death or Disability, he shall receive:

(iv)

A lump sum payment of his base salary for a period of six months.

(v)

Any base salary and bonus (prorating the portion of the bonus for the year through the date of termination) accrued prior to the date of termination. In addition, any amount payable for compensation, accrued vacation, benefits and reimbursements owed and accrued through the date of termination.

(vi)

MFC shall pay all of his COBRA payments and pay premiums on any life insurance plans, or such alternating plans as of the date of termination, for a period of 180 days.

Mr. Gerson shall receive, as an inducement for his accepting the position of President and Chief Operating Officer, and as part of his initial compensation package, options to purchase up to 1,000,000 shares of the Common Stock of MFC, to be issued within thirty days of his employment under a Qualified Stock Option Plan to be adopted by the Company. Options to purchase 200,000 shares of the Common Stock of MFC shall vest immediately upon the execution of his Employment Agreement. The remaining Options to purchase 800,000 shares of the Common Stock of MFC shall vest ratably over a 30 month period from the date of his Employment Agreement. The strike price of such Options is $0.52 and are exercisable for five years from the date of grant. It is further understood and agreed that Mr. Gerson will be eligible, under his annual bonus plan, for grants of additional options to purchase another 1,000,000 Shares at then current market prices, should annual performance goals be met. These Options will be made available in three traunches, as follows: Options to purchase 200,000 shares with a strike price calculated based on the market price of the stock on the first day of trading in January 2007; Options to purchase 400,000 shares with a strike price calculated based on the market price of the stock on the first trading day in January 2008, and Options to purchase 400,000 shares with a strike price calculated based on the market price of the stock on the first trading day in January 2009. These additional grants of options would be in addition to any cash bonuses applicable pursuant to his Employment Agreement.

Stock Option Plan (continued)

On August 2, 2006, MFC filed a Current Report on Form 8-K announcing that:

1.

On July 27, 2006, MFC adopted the Company’s 2006 Equity Incentive Plan (the “Plan”) to provide incentives to employees, consultants, officers and directors. The Company reserved 5,000,000 shares of the Company’s common stock for issuance under the Plan. The Plan will be administered by the Board of Directors and pursuant to the Plan, the Company may issue stock options, stock purchase awards, restricted stock awards, and warrants. In addition to the options to purchase 1,000,000 shares of common stock granted to Alan Gerson, pursuant to his Employment Agreement, a total of 790,000 options to purchase common stock of the Company were also granted to employees, at the exercise price of $.60 per share. Unless otherwise specified in an employment contract, options vest quarterly over three years from the date of the grant.

2.

On July 27, 2006, the Company’s Board of Directors adopted Amended and Restated Bylaws (the “Bylaws”) in its entirety effective as of July 27, 2006.

MFC Development Corp. and Subsidiaries

Notes to Consolidated Financial Statements

16. Subsequent Events (continued)

Other Equity Compensation (unaudited)

On July 27, 2006, the Board of Directors approved the granting of a total of 340,000 shares of the Company’s common stock as compensation to two consultants. The valuation on the date of the grant was $.60 per share. In addition, one of the consultants was issued warrants to purchase 75,000 shares of common stock contingent upon the closing of the Gottbetter financing, which closed on August 2, 2006. The exercise price of the warrants is $.80 per share.

On July 27, 2006, Roger A. Burlage was appointed to the Board of Directors. As a non-employee director of the Board of Directors who owns less than 5% of the Company's stock, his compensation is:

Options to acquire 30,000 shares of common stock are granted upon joining the Board, which vest as follows:

10,000 shares to vest upon joining the Board, the balance to vest at the rate of 2,500 shares per quarter, beginning at the end of the first quarter, following the first anniversary of joining the Board. The price per share of these options will be equal to the closing price of MFC common stock on the grant date.

Additional options to acquire 9,000 shares of common stock are granted upon joining the Board, which vest quarterly over three years. The price per share of these options will be equal to the closing price of MFC common stock on the grant date.

A grant of restricted stock to acquire 7,500 shares of MFC common stock. Every quarter after the director’s election to the board, 625 shares will become unrestricted.

Sale Real Estate (unaudited)

On April 19, 2006, the Company completed the sale of the final property that it had owned in Hunter, NY (see note 5, Real Estate Held for Sale).

MFC Development Corp. and Subsidiaries

Financial Statement Schedules

Schedule II - Valuation and Qualifying Accounts

Year ended December 31, 2005

Column A	Column B	Column C		Column D	Column E

		Additions	Additions
	Balance at	Charged to	Charged to		Balance at
	Beginning	Costs and	Other		End of
Description	of Period	Expenses	Accounts	(Deductions)	Period

December 31, 2005
Allowance for collection costs	$-	$-	$74,991	$(5,954)	$69,037

Valuation allowance -
Deferred tax asset	$-	$-	$1,060,115	$-	$1,060,115
Mortgage receivable	$-	$-	$125,000	$-	$125,000

December 31, 2004
Allowance for collection costs	$-	$-	$-	$-	$-

Valuation allowance -
Deferred tax asset	$-	$-	$-	$-	$-
Mortgage receivable	$-	$-	$-	$-	$-

Schedule III - Real Estate and Accumulated Depreciation

Year ended December 31, 2005

Column A	Column B	Column C		Column D		Column E			Column F

		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition		Gross Amount at which Carried at Close of Period

Accumu-
			Buildings				Buildings		lated
	Encum-		& Improve-	Improve-	Carrying		& Improve-		Depre-
Description	brances	Land	ments	ments	Cost	Land	ments	Total	ciation

65 acres of
undeveloped land
adjacent to a
condominium
development,
Hunter, NY	$-	$895,815	$-	$-	$-	$895,815	$-	$895,815	$-

Office building,
East Granby, CT	2,409,256	398,152	3,912,233	-	-	398,152	3,912,233	4,310,385	14,911
Total	$2,409,256	$1,293,967	$3,912,233	$-	$-	$1,293,967	$3,912,233	$5,206,200	$14,911

	Column G	Column H	Column I
Line
where
Columns	Date of		Depre-
continued	Constr-	Date	ciation
from above	uction	Acquired	Computed

65 acres of
undeveloped land
adjacent to a
condominium
development,
Hunter, NY	N/A	11/29/2005	N/A

Office building,			Depreciation
East Granby, CT	2/28/1996	11/29/2005	and amortization

See Note 5 for subsequent sale of the Hunter, New York property.

Schedule III (continued) - Real Estate and Accumulated Depreciation

Year ended December 31, 2005

The following is a reconciliation of the total amount at which real estate was carried for the years ended:

	December 31, 2005		December 31, 2004

Balance at beginning of period		$-		$-
Additions during period:

Acquisition of net assets of
MFC Development Corp on
November 29, 2005,
accounted for as a reverse
merger:

65 acres of undeveloped land
adjacent to a condominium
developemnt in Hunter, NY	$895,815		$-

Office building -
East Granby, Connecticut,
net of accumulated depeciation	4,310,385		-
		5,206,200		-
		5,206,200		-
Deductions during period
Depreciation	(14,911)
Other reductions	-		-
		(14,911)		-

Balance at close of period		$5,191,289		$-

Federal income tax basis		$4,536,514		$-

See Note 5 for subsequent sale of the Hunter, New York property.

Schedule IV - Mortgage Loans on Real Estate

Year ended December 31, 2005

Column A	Column B	Column C	Column D	Column E	Column F	Column G	Column H

							Principal
							Amount of
							Loans
							Subject to
		Final	Periodic		Face	Carrying	Delinquent
	Interest	Maturity	Monthly	Prior	Amount of	Amount of	Principal
Description	Rate	Date	Payment	Liens	Mortgages	Mortgages	or Interest

First mortgage
Land,
Hunter, NY	12%	05/10/06	$-	$-	$550,000	$145,749	$-

Second mortgage
Land,
Hunter, NY		10/31/27		336,750	320,000	320,000	-
through 8/31/06	8%		2,133
9/1/06-10/31/27	8%		2,470
			$4,603	$336,750	$870,000	$465,749	$-

The following is a reconciliation of the total amount at which mortgage loans were carried for the years ended:

	December 31, 2005		December 31, 2004

Balance at beginning of period		$-		$-
Additions during period:

Acquisition of net assets of
MFC Development Corp on
November 29, 2005,
accounted for as a reverse
merger:

First mortgage
Land,
Hunter, NY	$145,749		$-

Second mortgage
Clubhouse
Hunter, NY	320,000		-
		465,749		-
		465,749		-
Deductions during period:
Collection of principal	-		-
Valuation allowance	-
		-		-
Balance at close of period		$465,749		$-